EXHIBIT 10.54

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

dated as of September 30, 2014

among

VORNADO REALTY L.P.,

as Borrower,

THE BANKS SIGNATORY HERETO,

each as a Bank,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent,

and

BARCLAYS BANK PLC, CITIBANK, N.A., DEUTSCHE BANK SECURITIES, INC., GOLDMAN SACHS BANK USA, MIZUHO BANK, LTD.,

MORGAN STANLEY BANK, N.A., THE ROYAL BANK OF SCOTLAND PLC,

UBS SECURITIES LLC, U.S. BANK NATIONAL ASSOCIATION

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Documentation Agents

J.P. MORGAN SECURITIES LLC

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

Lead Arrangers and Bookrunners

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(continued)

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SCHEDULE 1	-	Loan Commitments
SCHEDULE 2	-	Other Investments
SCHEDULE 2.17(j)	-	Letters of Credit
SCHEDULE 2A	-	General Partner Investments
SCHEDULE 3	-	General Partner - Debt

EXHIBIT A	-	Authorization Letter
EXHIBIT B	-	Ratable Loan Note
EXHIBIT C	-	Bid Rate Loan Note
EXHIBIT D	-	Solvency Certificate
EXHIBIT E	-	Assignment and Assumption Agreement
EXHIBIT F	-	List of Material Affiliates
EXHIBIT G-1	-	Bid Rate Quote Request
EXHIBIT G-2	-	Invitation for Bid Rate Quotes
EXHIBIT G-3	-	Bid Rate Quote
EXHIBIT G-4	-	Acceptance of Bid Rate Quote
EXHIBIT H	-	Designation Agreement
EXHIBIT I	-	Labor Matters
EXHIBIT J	-	Existing Letters of Credit
EXHIBIT K	-	Tax Compliance Certificates

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”) dated as of September 30, 2014 among VORNADO REALTY L.P., a limited partnership organized and existing under the laws of the State of Delaware (“Borrower”), JPMORGAN CHASE BANK, N.A., as agent for the Banks (in such capacity, together with its successors in such capacity, “Administrative Agent”), BANK OF AMERICA, N.A., as Syndication Agent, THE FINANCIAL INSTITUTIONS LISTED ON THE COVER PAGE as Documentation Agents, and JPMORGAN CHASE BANK, N.A., in its individual capacity and not as Administrative Agent, and the other lenders signatory hereto (said lenders signatory hereto and the lenders who from time to time become Banks pursuant to Section 3.07 or 12.05 and, if applicable, any of the foregoing lenders’ Designated Lenders, each a “Bank” and collectively, the “Banks”).

WHEREAS, the Borrower, the Administrative Agent and certain of the Banks are parties to a Revolving Credit Agreement dated as of November 7, 2011, as amended by Amendment No. 1 to Revolving Credit Agreement dated as of March 28, 2013 (as so amended, the “Existing 2011 Credit Agreement”), pursuant to which such Banks made available to the Borrower a revolving line of credit in the amount of One Billion Two Hundred Fifty Million Dollars ($1,250,000,000), which may be increased to One Billion Seven Hundred Fifty Million Dollars ($1,750,000,000);

WHEREAS, the Borrower has requested that the Administrative Agent and the Banks amend and restate the Existing 2011 Credit Agreement in its entirety, and the Administrative Agent and the Banks are willing to so amend and restate the Existing 2011 Credit Agreement in its entirety as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and conditions hereinafter set forth, Borrower, the Administrative Agent and each of the Banks agree to amend and restate the Existing 2011 Credit Agreement in its entirety as follows:

Article I

DEFINITIONS; ETC.

Section 1.01                      Definitions. As used in this Agreement the following terms have the following meanings (except as otherwise provided, terms defined in the singular have a correlative meaning when used in the plural, and vice versa):

“Additional Costs” has the meaning specified in Section 3.01.

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Agent’s Office” means Administrative Agent’s office located at 270 Park Avenue, New York, New York 10017, or such other office in the United States as Administrative Agent may designate by written notice to Borrower and the Banks.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Bank” has the meaning specified in Section 3.07.

“Affected Loan” has the meaning specified in Section 3.04.

“Affiliate” means, with respect to any Person (the “first Person”), any other Person: (1) which directly or indirectly controls, or is controlled by, or is under common control with, the first Person. The term “control” means the possession, directly or indirectly, of the power, alone, to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” means, individually and collectively, Administrative Agent, each Syndication Agent and each Documentation Agent.

“Agreement” means this Amended and Restated Revolving Credit Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, for each Bank and for its LIBOR Loan, Bid Rate Loan(s), Base Rate Loan or Swingline Loan, as applicable, the lending office of such Bank (or of an Affiliate of such Bank) designated as such on its signature page hereof or in the applicable Assignment and Assumption Agreement, or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to Administrative Agent and Borrower as the office by which its LIBOR Loan, Bid Rate Loan(s), Base Rate Loan or Swingline Loan, as applicable, is to be made and maintained.

“Applicable Margin” means, with respect to Base Rate Loans and LIBOR Loans, the respective percentages per annum determined, at any time, based on the range into which any Credit Rating then falls, in accordance with the table set forth below. Any change in any Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Margin as of the day of such change.  Borrower shall have not less than two (2) Credit Ratings at all times, one of which shall be from S&P or Moody’s. In the event that Borrower receives only two (2) Credit Ratings, and such Credit Ratings are not equivalent, the Applicable Margin shall be the higher of the two Credit Ratings. In the event that Borrower receives more than two (2) Credit Ratings, and such Credit Ratings are not all equivalent, the Applicable Margin shall be the lower of the two (2) highest ratings.

Borrower’s Credit Rating (S&P/Moody’s Ratings)	Applicable Margin for Base Rate Loans (% per annum)	Applicable Margin for LIBOR Loans (% per annum)
A+/A1 or higher	0.000	0.750
A/A2	0.000	0.800
A-/A3	0.000	0.875
BBB+/Baa1	0.000	0.925
BBB/Baa2	0.050	1.050

BBB-/Baa3	0.250	1.250
Below BBB-/Baa3 or unrated	0.550	1.550

“Assignee” has the meaning specified in Section 12.05(c).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, substantially in the form of EXHIBIT E, pursuant to which a Bank assigns and an Assignee assumes rights and obligations in accordance with Section 12.05.

“Authorization Letter” means a letter agreement executed by Borrower in the form of EXHIBIT A.

“Available Total Loan Commitment” has the meaning specified in Section 2.01(b).

“Bank” and “Banks” have the respective meanings specified in the preamble; provided, however, that the term “Bank” shall exclude each Designated Lender when used in reference to a Ratable Loan, the Loan Commitments or terms relating to the Ratable Loans and the Loan Commitments.

“Bank Affiliate” means, (a) with respect to any Bank, (i) a Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Bank or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Bank or a Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Bank and (b) with respect to such Bank that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Bank or by a Person directly or indirectly controlling or controlled by or under direct or indirect common control with such investment advisor.

“Bank Parties” means Administrative Agent and the Banks.

“Banking Day” means (1) any day except a Saturday or Sunday on which commercial banks are not authorized or required to close in New York City and (2) whenever such day relates to a LIBOR Loan, or a Bid Rate Loan, an Interest Period with respect to such LIBOR Loan or Bid Rate Loan, or notice with respect to such LIBOR Loan or Bid Rate Loan, a day on which dealings in Dollar deposits are carried out in the London interbank market and banks are open for business in London and New York City, and (3) in the case of Letters of Credit transactions for a particular Fronting Bank, any day except a Saturday or Sunday on which commercial banks are not authorized or required to close in the place where its office for issuance or administration of the pertinent Letter of Credit is located and in New York City.

“Bank Reply Period” has the meaning specified in Section 12.02.

“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor or statute or statutes.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Banks’ L/C Fee Rate” has the meaning specified in Section 2.17(g).

“Base Rate” means, for any day, the highest of (1) the Federal Funds Rate for such day plus one-half percent (0.50%), (2) the Prime Rate for such day, and (3) the LIBOR Interest Rate for such day if a LIBOR Loan with an Interest Period of one month were being made on such day plus one percent (1.0%); provided that, for the avoidance of doubt, the LIBOR Interest Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m. London time on such day.

“Base Rate Loan” means all or any portion (as the context requires) of a Bank’s Ratable Loan which shall accrue interest at a rate determined in relation to the Base Rate.

“Bid Borrowing Limit” has the meaning specified in Section 2.01(c).

“Bid Rate Loan” has the meaning specified in Section 2.01(c).

“Bid Rate Loan Note” has the meaning specified in Section 2.09.

“Bid Rate Quote” means an offer by a Bank to make a Bid Rate Loan in accordance with Section 2.02.

“Bid Rate Quote Request” has the meaning specified in Section 2.02(a).

“Borrower” has the meaning specified in the preamble.

“Borrower’s Accountants” means Deloitte LLP, any other “Big 4” accounting firm selected by Borrower (or a successor thereof), or such other accounting firm(s) selected by Borrower and reasonably acceptable to the Required Banks.

“Borrower’s Consolidated Financial Statements” means the consolidated balance sheet and related consolidated statements of operations, changes in equity and cash flows, and footnotes thereto, of the Borrower, in each case prepared in accordance with GAAP and as filed with the SEC as SEC Reports.

“Borrower’s Pro Rata Share” means an amount determined based on the pro rata ownership of the equity interests of a Person by Borrower and Borrower’s consolidated subsidiaries.

“Capitalization Value” means, at any time, the sum of (1) with respect to Real Property Businesses (other than UJVs), individually determined, the greater of (x) Combined EBITDA from such businesses (a) in the case of all Real Property Businesses other than hotels or trade show space, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), and (b) in the case of hotels or trade show space, for the most recently ended four consecutive calendar quarters, in both cases, capitalized at a rate of 6.0% per annum, and (y) the Gross Book Value of such businesses; (2) with respect to Other Investments, which do not have publicly traded shares, the Net Equity Value of such Other Investments; (3) with respect to Real Property UJVs, which do not have publicly traded shares, individually determined, the greater of (x) Combined EBITDA from such Real Property UJVs (a) in the case of all Real Property UJVs other than those owning hotels or trade show space, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), and (b) in the case of Real Property UJVs owning hotels or trade show space, for the most recently ended four consecutive calendar quarters, in both cases, capitalized at the rate of 6.0%, less Borrower’s Pro Rata Share of any Indebtedness attributable to such Real Property UJVs, and (y) the Net Equity Value of such Real Property UJVs (subject to the last sentence of this definition); and (4) without duplication, Borrower’s Pro Rata Share of Unrestricted Cash and Cash Equivalents, the book value of notes and mortgage loans receivable and capitalized development costs (exclusive of tenant improvements and tenant leasing commission costs), and the fair market value of publicly traded securities, at such time, all as determined in accordance with GAAP.  For clarity, the parties acknowledge and agree that the calculations pursuant to clause (1)(x) and (y) and clause (3)(x) and (y) above in this definition are intended to be made on a Real-Property-Asset-by-Real-Property-Asset basis.  For the purposes of this definition, (1) for any Disposition of Real Property Assets by a Real Property Business during any calendar quarter, Combined EBITDA will be reduced by actual Combined EBITDA generated from such asset or assets, (2) the aggregate contribution to Capitalization Value in excess of 35% of the total Capitalization Value from all Real Property Businesses and Other Investments owned by UJVs shall not be included in Capitalization Value, and (3) the aggregate contribution to Capitalization Value from leasing commissions and management and development fees in excess of 15% of Combined EBITDA shall not be included in Capitalization Value. To the extent that liabilities of a Real Property UJV are Recourse to Borrower or the General Partner, then for purposes of clause (3)(y) above, the Net Equity Value of such Real Property UJV shall not be reduced by such Recourse liabilities.

“Capitalization Value of Unencumbered Assets” means, at any time, the sum of (1) with respect to Real Property Businesses (other than UJVs), individually determined, the greater of (x) Unencumbered Combined EBITDA from such Real Property Businesses (a) in the case of all Real Property Businesses other than hotels or trade show space, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), and (b) in the case of hotels or trade show space, the most recently ended four consecutive calendar quarters, in both cases, capitalized at a rate of 6.0% per annum, and (y) the Gross Book Value of such businesses; (2) with respect to Real Property UJVs, which do not have publicly traded shares, individually determined, the greater of (x) the Unencumbered Combined EBITDA from such Real Property UJVs (a) in the ease of Real Property UJVs other than those owning hotels or trade show space, for the most recently ended calendar quarter, annualized (i.e., multiplied by four), and (b) in the case of Real Property UJVs owning hotels or trade show space, for the most recently ended four consecutive calendar quarters, in both cases, capitalized at a rate of 6.0% per annum, and (y) the Net Equity Value of such Real Property UJVs; and (3) without duplication, Borrower’s Pro Rata Share of Unrestricted Cash and Cash Equivalents, the book value of notes and mortgage loans receivable and capitalized development costs (exclusive of tenant improvements and tenant leasing commission costs), and the fair market value of publicly traded securities that are Unencumbered Assets of Borrower, at such time, all as determined in accordance with GAAP. For the purposes of this definition, (1) for any Disposition of Real Property Assets by a Real Property Business during any calendar quarter, Unencumbered Combined EBITDA will be reduced by actual Unencumbered Combined EBITDA generated from such asset or assets, (2) the aggregate contribution to Capitalization Value of Unencumbered Assets in excess of 35% of the total Capitalization Value of Unencumbered Assets from the aggregate of all Real Property Businesses owned by UJVs, and notes and mortgage loans receivable that are Unencumbered Assets at such time, as determined, in accordance with GAAP, shall not be included in Capitalization Value of Unencumbered Assets, and (3) the aggregate contribution to Capitalization Value of Unencumbered Assets from leasing commissions and management and development fees in excess of 15% of Unencumbered Combined EBITDA shall not be included in Capitalization Value of Unencumbered Assets.

“Capital Lease” means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

“Cash or Cash Equivalents” means (a) cash; (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (d) domestic corporate bonds, other than domestic corporate bonds issued by Borrower or any of its Affiliates, maturing no more than two (2) years after the date of acquisition thereof and, at the time of acquisition, having a rating of at least A or the equivalent from any two (2) of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (e) variable-rate domestic corporate notes or medium term corporate notes, other than notes issued by Borrower or any of its Affiliates, maturing or resetting no more than one (1) year after the date of acquisition thereof and having a rating of at least A or the equivalent from two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (f) commercial paper (foreign and domestic) or master notes, other than commercial paper or master notes issued by Borrower or any of its Affiliates, and, at the time of acquisition, having a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and having a short-term rating of at least A-2 and P-2 from S&P and Moody’s, respectively (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent); (g) domestic and foreign certificates of deposit or domestic time deposits or foreign deposits or bankers’ acceptances (foreign or domestic) in Dollars, Hong Kong Dollars, Singapore Dollars, Pounds Sterling, Euros or Yen that are issued by a bank (I) which has, at the time of acquisition, a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services as are reasonably acceptable to Administrative Agent) and (II) if a domestic bank, which is a member of the Federal Deposit Insurance Corporation; (h) overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments, provided that the collateral supporting such repurchase agreements shall have a value not less than 101% of the principal amount of the repurchase agreement plus accrued interest; and (i) money market funds invested in investments substantially all of which consist of the items described in clauses (a) through (h) above.

“Closing Date” means the date the Initial Advance is made.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined EBITDA” means, for any quarter, the Borrower’s Pro Rata Share of net income or loss plus Interest Expense, income taxes, depreciation and amortization and excluding the effect of non-recurring items (such as, without limitation, (i) gains or losses from asset sales, (ii) gains or losses from debt restructurings or write-ups or forgiveness of indebtedness, and costs and expenses incurred during such period with respect to acquisitions consummated during such period, and (iii) non-cash gains or losses from foreign currency fluctuations), all as determined in accordance with GAAP, of Consolidated Businesses and UJVs (provided, however, that for purposes of determining the ratio of Combined EBITDA to Fixed Charges, Combined EBITDA of UJVs shall exclude UJVs that are not Real Property UJVs), as the case may be, multiplied by four, provided however, that Combined EBITDA shall include only general and administrative expenses that are attributable to the management and operation of the assets in accordance with GAAP and shall not include any corporate general and administrative expenses of Borrower, General Partner, Consolidated Businesses or UJVs (e.g., salaries of corporate officers).

 “Consolidated Businesses” means, at any time, the Borrower and Subsidiaries of the Borrower that the Borrower consolidates in its consolidated financial statements prepared in accordance with GAAP, provided, however, that UJVs which are consolidated in accordance with GAAP are not Consolidated Businesses.

“Continue”, “Continuation” and “Continued” refer to the continuation pursuant to Section 2.12 of a LIBOR Loan as a LIBOR Loan from one Interest Period to the next interest Period.

“Convert”, “Conversion” and “Converted” refer to a conversion pursuant to Section 2.12 of a Base Rate Loan into a LIBOR Loan or a LIBOR Loan into a Base Rate Loan, each of which may be accompanied by the transfer by a Bank (at its sole discretion) of all or a portion of its Ratable Loan from one Applicable Lending Office to another.

“Credit Party” means the Administrative Agent, the Fronting Bank, the Swingline Lender or any other Bank.

“Credit Rating” means the rating assigned by the Ratings Agencies to Borrower’s senior unsecured long-term indebtedness.

“Debt” means, at any time, without duplication, (i) all indebtedness and liabilities of a Person for borrowed money, secured or unsecured, including mortgage and other notes payable (but excluding any indebtedness to the extent secured by cash or cash equivalents or marketable securities, or defeased), as determined in accordance with GAAP, and (ii) without duplication, all liabilities of a Person consisting of indebtedness for borrowed money, determined in accordance with GAAP, that are or would be stated and quantified as contingent liabilities in the notes to the consolidated financial statements of such Person as of that date. For purposes of determining “Total Outstanding Indebtedness” and “Debt”, the term “without duplication” shall mean (without limitation) that amounts loaned from one Person to a second Person that under GAAP would be consolidated with the first Person shall not be treated as Debt of the second Person.

“Default” means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

“Defaulting Lender” means any Bank that (a) has failed, within three Banking Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Bank notifies the Administrative Agent in writing that such failure is the result of such Bank’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, or, in the case of clause (iii) above, such Bank notifies the Administrative Agent in writing that such failure is the result of a good faith dispute which has been specifically identified, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Bank’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Banking Days after request by the Administrative Agent, the Fronting Bank, the Swingline Lender or Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Bank that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s, the Fronting Bank’s, the Swingline Lender’s or Borrower’s and the Administrative Agent’s (as applicable) receipt of such certification in form and substance reasonably satisfactory to it or them (as applicable), or (d) has become the subject of a Bankruptcy Event.

“Default Rate” means a rate per annum equal to: (1) with respect to Base Rate Loans, a variable rate of three percent (3%) plus the rate of interest then in effect thereon

(including the Applicable Margin); and (2) with respect to LIBOR Loans and Bid Rate Loans, a fixed rate of three percent (3%) plus the rate(s) of interest in effect thereon (including the Applicable Margin or the LIBOR Bid Margin, as the case may be) at the time of any Default or Event of Default until the end of the then current Interest Period therefor and, thereafter, a variable rate of three percent (3%) plus the rate of interest for a Base Rate Loan (including the Applicable Margin).

“Designated Lender” means a special purpose corporation that (i) shall have become a party to this Agreement pursuant to Section 12.16 and (ii) is not otherwise a Bank.

“Designating Lender” has the meaning specified in Section 12.16.

“Designation Agreement” means an agreement in substantially the form of EXHIBIT H, entered into by a Bank and a Designated Lender and accepted by Administrative Agent.

“Disposition” means a sale (whether by assignment, transfer or Capital Lease) of an asset.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Elect”, “Election” and “Elected” refer to elections, if any, by Borrower pursuant to Section 2.12 to have all or a portion of an advance of the Ratable Loans be outstanding as LIBOR Loans.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system(s).

“Environmental Discharge” means any discharge or release of any Hazardous Materials in violation of any applicable Environmental Law.

“Environmental Law” means any applicable Law relating to pollution or the environment, including Laws relating to noise or to emissions, discharges, releases or threatened releases of Hazardous Materials into the work place, the community or the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Notice” means any written complaint, order, citation, letter, inquiry, notice or other written communication from any Person (1) affecting or relating to Borrower’s compliance with any Environmental Law in connection with any activity or operations at any time conducted by Borrower, (2) relating to the occurrence or presence of or exposure to or possible or threatened or alleged occurrence or presence of or exposure to Environmental Discharges or Hazardous Materials at any of Borrower’s locations or facilities, including, without limitation: (a) the existence of any contamination or possible or threatened contamination at any such location or facility and (b) remediation of any Environmental Discharge or Hazardous Materials at any such location or facility or any part thereof; and (3) any violation or alleged violation of any relevant Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, including the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of organizations (within the meaning of Section 414(b) of the Code) as Borrower or General Partner or is under common control (within the meaning of Section 414(c) of the Code) with Borrower or General Partner or is required to be treated as a single employer with Borrower or General Partner under Section 414(m) or 414(o) of the Code.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), profits or gains, franchise Taxes (imposed in lieu of income Taxes), and branch profits Taxes (or any similar Taxes), in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan, Letter of Credit or Loan Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in such Loan, Letter of Credit or Loan Commitment (other than pursuant to an assignment requested by the Borrower under Section 3.07) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 10.13, amounts with respect to such Taxes were payable either to such Bank's assignor immediately before such Bank acquired the applicable interest in a Loan, Letter of Credit or Loan Commitment or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient's failure to comply with Section 10.13 and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Execution Date” means the date of this Agreement.

“Existing 2011 Credit Agreement” has the meaning specified in the recitals.

“Exiting Bank” has the meaning specified in Section 12.24(a).

“Extension Date” has the meaning specified in Section 2.18.

“Extension Notice” has the meaning specified in Section 2.18.

“Facility Fee” means the respective percentages per annum determined, at any time, based on the range into which any Credit Rating then falls, in accordance with the table set forth below. Any change in any Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Facility Fee as of the day of such change.  Borrower shall have not less than two (2) Credit Ratings at all times, one of which shall be from S&P or Moody’s. In the event that Borrower receives only two (2) Credit Ratings, and such Credit Ratings are not equivalent, the Facility Fee shall be the higher of the two Credit Ratings. In the event that Borrower receives more than two (2) Credit Ratings, and such Credit Ratings are not all equivalent, the Facility Fee shall be the lower of the two (2) highest ratings.

Borrower’s Credit Rating (S&P/Moody’s Ratings)	Facility Fee (% per annum)
A+/A1 or higher	0.100
A/A2	0.100
A-/A3	0.125
BBB+/Baal	0.150
BBB/Baa2	0.200
BBB-/Baa3	0.250
Below BBB-/Baa3 or unrated	0.300

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum (expressed on a 360-day basis of calculation) equal to the weighted average of the rates on overnight federal funds transactions as published by the Federal Reserve Bank of New York for such day provided that (1) if such day is not a Banking Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Banking Day as so published on the next succeeding Banking Day, and (2) if no such rate is so published on such next succeeding Banking Day, the Federal Funds Rate for such day shall be the average of the rates quoted by three Federal Funds brokers to Administrative Agent on such day on such transactions; provided, that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fiscal Year” means each period from January 1 to December 31.

“Fitch” means Fitch, Inc.

“Fixed Charges” means, without duplication, in respect of any quarter, the sum of (i) the Borrower’s Pro Rata Share of Interest Expense for such period attributable to Debt in respect of Consolidated Businesses and Real Property UJVs, as well as to any other Debt that is Recourse to the Borrower, multiplied by four (4); and (ii) distributions during such period on preferred units of the Borrower, as determined on a consolidated basis, in accordance with GAAP, multiplied by four (4).

“Foreign Bank” means a Bank that is not a U.S. Person.

“Fronting Bank” means JPMorgan Chase Bank, N.A., Bank of America, N.A. or another Bank that shall have agreed to be designated by Borrower from among those Banks identified by Administrative Agent as being a permissible Fronting Bank pursuant to Section 2.17.  When used herein, “Fronting Bank” shall mean the applicable Fronting Bank or all Fronting Banks, as the context may require.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in Section 5.15 (captioned “Financial Statements”) (except for changes concurred to by Borrower’s Accountants); provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application of any such change on the operation of such provision, or if the Administrative Agent notifies the Borrower that the Required Banks request an amendment to any provision hereof for such purpose, in either case, regardless of whether any such notice is given before or after such change in GAAP or in the application of any such change, then such provision shall be interpreted on the basis of GAAP as in effect and applied for purposes of this Agreement immediately before such change shall have become effective.

“General Partner” means Vornado Realty Trust, a real estate investment trust organized and existing under the laws of the State of Maryland and the sole general partner of Borrower.

“Good Faith Contest” means the contest of an item if: (1) the item is diligently contested in good faith, and, if appropriate, by proceedings timely instituted; (2) adequate reserves are established with respect to the contested item; (3) during the period of such contest, the enforcement of any contested item is effectively stayed; and (4) the failure to pay or comply with the contested item during the period of the contest is not likely to result in a Material Adverse Change.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Book Value” means the undepreciated book value of assets comprising a business, determined in accordance with GAAP.

“Hazardous Materials” means any pollutant, effluents, emissions, contaminants, toxic or hazardous wastes or substances, as any of those terms are defined from time to time in or for the purposes of any relevant Environmental Law, including asbestos fibers and friable asbestos, polychlorinated biphenyls, and any petroleum or hydrocarbon-based products or derivatives.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBOR Base Rate”.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Initial Advance” means the first advance of proceeds of the Loans and/or issuance of Letters of Credit (including the deemed issuance of Letters of Credit pursuant to Section 2.17(j)).

“Interest Expense” means, for any quarter, the consolidated interest expense, whether paid, accrued or capitalized (without deduction of consolidated interest income) of Borrower that is attributable to Borrower’s Pro Rata Share in its Consolidated Businesses in respect of Real Property Businesses, including, without limitation or duplication (or, to the extent not so included, with the addition of), (1) the portion of any rental obligation in respect of any Capital Lease obligation allocable to interest expense in accordance with GAAP; (2) the amortization of Debt discounts and premiums; (3) any payments or fees (other than upfront fees) with respect to interest rate swap or similar agreements; and (4) the interest expense and items listed in clauses (1) through (3) above applicable to each of the UJVs (to the extent not included above) multiplied by Borrower’s Pro Rata Share in the UJVs in respect of Real Property Businesses, in all cases as reflected in the Borrower’s Consolidated Financial Statements, provided that there shall be excluded from Interest Expense capitalized interest covered by an interest reserve established under a loan facility (such as capitalized construction interest provided for in a construction loan). “Interest Expense” shall not include the non-cash portion of interest expense attributable to convertible Debt determined in accordance with ASC 470-20.

“Interest Period” means, (1) with respect to any LIBOR Loan, the period commencing on the date the same is advanced, converted from a Base Rate Loan or Continued, as the case may be, and ending, as Borrower may select pursuant to Section 2.06, on the numerically corresponding day in the first, second, third or, if available from all of the Banks, sixth calendar month thereafter (or at Administrative Agent’s reasonable discretion a period of shorter duration), provided that each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month; and (2) with respect to any Bid Rate Loan, the period commencing on the date the same is advanced and ending, as Borrower may select pursuant to Section 2.02, on the numerically corresponding day in the first, second, third or sixth calendar month thereafter (or at Administrative Agent’s reasonable discretion a period of shorter duration) provided that each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the

LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that is longer than the Impacted Interest Period, in each case, at such time.

“Invitation for Bid Rate Quotes” has the meaning specified in Section 2.02(b).

“Law” means any federal, state or local statute, law, rule, regulation, ordinance, order, code, or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, consent decree or judgment.

“Lead Arrangers” means J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Letter of Credit” has the meaning specified in Section 2.17(a).

“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBOR Base Rate.”

“LIBOR Base Rate” means, with respect to any LIBOR Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on page LIBOR01 of the Reuters screen that displays such rate or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion (in each case the “LIBO Screen Rate”), at approximately 11:00 a.m., London time, two Banking Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBOR Base Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBOR Bid Margin” has the meaning specified in Section 2.02(c)(2)(iii).

“LIBOR Bid Rate” means a rate per annum equal to the sum of (1) the LIBOR Interest Rate for a Bid Rate Loan with the applicable Interest Period and (2) the LIBOR Bid Margin.

“LIBOR Interest Rate” means, for any LIBOR Loan or Bid Rate Loan, a rate per annum determined by Administrative Agent to be equal to the quotient of (1) the LIBOR Base Rate for such LIBOR Loan or Bid Rate Loan, as the case may be, for the Interest Period therefor divided by (2) one minus the LIBOR Reserve Requirement for such LIBOR Loan or Bid Rate Loan, as the case may be, for such Interest Period.

“LIBOR Loan” means all or any portion (as the context requires) of any Bank’s Ratable Loan which shall accrue interest at rate(s) determined in relation to LIBOR Interest Rate(s).

“LIBOR Reserve Requirement” means, for any LIBOR Loan or Bid Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period for such LIBOR Loan or Bid Rate Loan under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding One Billion Dollars ($1,000,000,000) against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the LIBOR Reserve Requirement shall also reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (1) any category of liabilities which includes deposits by reference to which the LIBOR Base Rate is to be determined as provided in the definition of “LIBOR Base Rate” or (2) any category of extensions of credit or other assets which include loans the interest rate on which is determined on the basis of rates referred to in said definition of “LIBOR Base Rate”.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment for collateral purposes, deposit arrangement, lien (statutory or other), or other security agreement or charge of any kind or nature whatsoever of any third party (excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan” means, with respect to each Bank, its Ratable Loan, Bid Rate Loan(s) and Swingline Loan(s), collectively.

“Loan Commitment” means, with respect to each Bank, the obligation to make a Ratable Loan in the principal amount set forth on Schedule 1 attached hereto and incorporated herein, as such amount may be reduced or increased from time to time in accordance with the provisions of Section 2.16 (upon the execution of Assignment and Assumption Agreements, the definition of Loan Commitment shall be deemed revised to reflect the assignment being effected pursuant to each such Assignment and Assumption Agreement).

“Loan Documents” means this Agreement, the Notes, the Authorization Letter and the Solvency Certificate.

“Mandatory Borrowing” has the meaning specified in Section 2.03(b)(3).

“Material Adverse Change” means either (1) a material adverse change in the status of the business, results of operations, financial condition, or property of Borrower or (2) any event or occurrence of whatever nature which is likely to have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents.

“Material Affiliates” means the Affiliates of Borrower listed on EXHIBIT F.

“Maturity Date” means November 9, 2018, subject to extension pursuant to Section 2.18.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Borrower or General Partner or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Net Equity Value” means, at any time, the total assets of the applicable business less the total liabilities of such business less the amounts attributable to the minority interest in such business, in each case as determined on a consolidated basis, in accordance with GAAP, subject to the last sentence of the definition of Capitalization Value.

“Note” and “Notes” have the respective meanings specified in Section 2.09.

“Obligations” means each and every obligation, covenant and agreement of Borrower, now or hereafter existing, contained in this Agreement, and any of the other Loan Documents, whether for principal, reimbursement obligations, interest, fees, expenses, indemnities or otherwise, and any amendments or supplements thereto, extensions or renewals thereof or replacements therefor, including but not limited to all indebtedness, obligations and liabilities of Borrower to Administrative Agent and any Bank now existing or hereafter incurred under or arising out of or in connection with the Notes, this Agreement, the other Loan Documents, and any documents or instruments executed in connection therewith; in each case whether direct or indirect, joint or several, absolute or contingent, liquidated or unliquidated, now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, and including all indebtedness of Borrower under any instrument now or hereafter evidencing or securing any of the foregoing.

“OFAC” means The Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Investment” means a Consolidated Business or UJV that does not own primarily Real Property Assets or publicly traded securities, including, without limitation, those entities more particularly set forth on Schedule 2 attached hereto.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such

Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning specified in Section 12.05(b).

“Participant Register” has the meaning specified in Section 12.05(b).

“Payor” has the meaning specified in Section 10.12.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or other entity of whatever nature.

“Plan” means any employee benefit or other plan (other than a Multiemployer Plan) established or maintained, or to which contributions have been or are required to be made, by Borrower or General Partner or any ERISA Affiliate and which is covered by Title IV of ERISA or to which Section 412 of the Code applies.

“presence”, when used in connection with any Environmental Discharge or Hazardous Materials, means and includes presence, generation, manufacture, installation, treatment, use, storage, handling, repair, encapsulation, disposal, transportation, spill, discharge and release.

“Prime Rate” means that rate of interest from time to time announced by the Bank serving as Administrative Agent in the United States as its prime commercial lending rate. Any change in the Prime Rate shall be effective as of the date such change is announced by the Bank serving as Administrative Agent.

“Pro Rata Share” means, with respect to each Bank, the percentage of the Total Loan Commitment represented by such Bank’s Loan Commitment; provided that solely in the case of Section 12.20(c) when a Defaulting Lender shall exist, “Pro Rata Share” shall mean the percentage of the Total Loan Commitment (disregarding any Defaulting Lender’s Loan Commitment) represented by such Bank’s Loan Commitment. If the Loan Commitments have terminated or expired, the Pro Rata Share shall be determined based upon the Loan Commitments most recently in effect, giving effect to any assignments and to any Bank’s status as a Defaulting Lender at the time of determination.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Qualified Institution” means a Bank, or one or more banks, finance companies, insurance or other financial institutions which (A) has (or, in the case of a bank which is a subsidiary, such bank’s parent has) a rating of its senior debt obligations of not less than BBB+

by S&P or Baal by Moody’s or a comparable rating by a rating agency reasonably acceptable to the Administrative Agent and (B) has total assets in excess of Ten Billion Dollars ($10,000,000,000), but shall exclude any natural person, any Defaulting Lender and the Borrower or any of its Affiliates.

“Ratable Loan” has the meaning specified in Section 2.01(b).

“Ratable Loan Note” has the meaning specified in Section 2.09.

“Real Property Asset” means an asset from which income is, or upon completion expected by the Borrower to be, derived predominantly from contractual rent payments under leases with unaffiliated third party tenants, hotel operations, tradeshow operations or leasing commissions and management and development fees, and shall include those investments in mortgages and mortgage participations owned by the Borrower as to which the Borrower has demonstrated to the Administrative Agent, in the Administrative Agent’s reasonable discretion, that Borrower has control of the decision-making functions of management and leasing of such mortgaged properties, has control of the economic benefits of such mortgaged properties, and holds the right to acquire such mortgaged properties.

“Real Property Business” means a Consolidated Business or UJV that owns primarily Real Property Assets.

“Real Property UJV” means a UJV that is a Real Property Business.

“Recipient” means the Administrative Agent, any Bank and any Fronting Bank, as applicable.

“Recourse” means, with reference to any obligation or liability, any liability or obligation that is not Without Recourse to the obligor thereunder, directly or indirectly. For purposes hereof, a Person shall not be deemed to be “indirectly” liable for the liabilities or obligations of an obligor solely by reason of the fact that such Person has an ownership interest in such obligor, provided that such Person is not otherwise legally liable, directly or indirectly, for such obligor’s liabilities or obligations (e.g. by reason of a guaranty or contribution obligation, by operation of law or by reason of such Person being a general partner of such obligor). A guaranty of Debt issued by Borrower or General Partner (as distinguished from a Subsidiary) shall be Recourse, but a guaranty for completion of improvements in connection with Debt shall be deemed Without Recourse, unless and except to the extent of a claim made under such guaranty that remains unpaid.

“Refinancing Mortgage” has the meaning specified in Section 12.21.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time, or any similar Law from time to time in effect.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time, or any similar Law from time to time in effect.

“Regulatory Change” means the occurrence after the date of this Agreement or, with respect to any Bank, such later date on which such Bank becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Bank or any Fronting Bank (or, for purposes of Section 3.06, by any lending office of such Bank or by such Bank's or such Fronting Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary,  (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Regulatory Change,” regardless of the date enacted, adopted or issued, provided, however, that if the applicable Bank shall have implemented changes prior to the Closing Date in response to any such requests, rules, guidelines or directives, then the same shall not be deemed to be a Regulatory Change with respect to such Bank.

“REIT” means a “real estate investment trust,” as such term is defined in Section 856 of the Code.

“Relevant Documents” has the meaning specified in Section 11.02.

“Replacement Bank” has the meaning specified in Section 3.07.

“Replacement Notice” has the meaning specified in Section 3.07.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived by the PBGC.

“Required Banks” means at any time Banks having Pro Rata Shares aggregating at least 51% (excluding, however, any Defaulting Lender); provided, however, that during the existence of an Event of Default, the “Required Banks” shall be the Banks holding at least 51% of the then aggregate unpaid principal amount of the Loans (excluding, however, any Defaulting Lender); and provided, further that in the case of Swingline Loans, the amount of each Bank’s funded participation interest in such Swingline Loans shall be considered for purposes hereof as if it were a direct Loan and not a participation interest, and the aggregate amount of Swingline Loans owing to Swingline Lender shall be considered for purposes hereof as reduced by the amount of such funded participation interests.

“Required Payment” has the meaning set forth in Section 10.12.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, including but not limited to Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the reports required to be delivered to the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“Secured Indebtedness” means, at any time, that portion of Total Outstanding Indebtedness that is not Unsecured Indebtedness.

“Secured Indebtedness Adjustment” has the meaning set forth in Section 8.07.

“Solvency Certificate” means a certificate in substantially the form of EXHIBIT D, to be delivered by Borrower pursuant to the terms of this Agreement.

“Solvent” means, when used with respect to any Person, that (1) the fair value of the property of such Person, on a going concern basis, is greater than the total amount of liabilities (including, without limitation, contingent liabilities) of such Person; (2) the present fair saleable value of the assets of such Person, on a going concern basis, is not less than the amount that will be required to pay the probable liabilities of such Person on its debts as they become absolute and matured; (3) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; (4) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged; and (5) such Person has sufficient resources, provided that such resources are prudently utilized, to satisfy all of such Person’s obligations. Contingent liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial Inc.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company or other entity, fifty percent (50%) or more of the outstanding voting stock, partnership interests or membership interests, as the case may be, of which are owned, directly or indirectly, by that Person or by one or more other Subsidiaries of that Person and over which that Person or one or more other Subsidiaries of that Person exercise sole control. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors or trustees, as the case may be, whether at all times or only so long as no senior class of stock has voting power for the election of directors or trustees by reason of any contingency, and “control” means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Swingline Commitment” has the meaning specified in Section 2.03(a).

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as Swingline Lender hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement.

“Swingline Loan” has the meaning set forth in Section 2.03(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Loan Commitment” means an amount equal to the aggregate amount of all Loan Commitments.

“Total Outstanding Indebtedness” means, at any time, without duplication, the sum of Debt of the Borrower, the Borrower’s Pro Rata Share of Debt in respect of Consolidated Businesses, and any Debt of UJVs to the extent Recourse to the Borrower, as determined on a consolidated basis in accordance with GAAP.

“UJVs” means, at any time, (l) investments of the Borrower that are accounted for under the equity method in the Borrower’s Consolidated Financial Statements prepared in accordance with GAAP and (2) investments of the Borrower in which the Borrower owns less than 50% of the equity interests and that are consolidated in the Borrower’s Consolidated Financial Statements prepared in accordance with GAAP.

“Unencumbered Assets” means, collectively, assets, reflected in the Borrower’s Consolidated Financial Statements, owned in whole or in part, directly or indirectly, by Borrower and not subject to any Lien to secure all or any portion of Secured Indebtedness, and assets of Consolidated Businesses and UJVs which are not subject to any Lien to secure all or any portion of Secured Indebtedness or to any negative pledge or similar agreement, provided that any such Consolidated Business or UJV is not the borrower or guarantor of any Unsecured Indebtedness. For clarity, an agreement that conditions the ability to encumber assets upon the maintenance of one or more specified ratios but that does not generally prohibit the encumbrance of assets, or the encumbrance of specific assets, shall not constitute a negative pledge or similar agreement.

“Unencumbered Combined EBITDA” means that portion of Combined EBITDA attributable to Unencumbered Assets; provided that Unencumbered Combined EBITDA shall include only general and administrative expenses that are attributable to the management and operation of the Unencumbered Assets in accordance with GAAP and shall not include any corporate general and administrative expenses of Borrower, General Partner, Consolidated Businesses or UJVs (e.g., salaries of corporate officers).

“Unfunded Current Liability” of any Plan means the amount, if any, by which the actuarial present value of accumulated plan benefits as of the close of its most recent plan year, based upon the actuarial assumptions used by such Plan’s actuary in the most recent annual valuation of such Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

“Unrestricted Cash and Cash Equivalents” means Cash or Cash Equivalents owned by Borrower, and Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any Consolidated Businesses or UJV, that are not subject to any pledge, lien or control agreement, less amounts placed with third parties as deposits or security for contractual obligations.

“Unsecured Indebtedness” means, at any time, Total Outstanding Indebtedness that is not secured by a lien on assets of the Borrower, a Consolidated Business or a UJV, as the case may be.

“Unsecured Indebtedness Adjustment” has the meaning set forth in Section 8.06.

“Unsecured Interest Expense” means, for any quarter, the Borrower’s Pro Rata Share of Interest Expense attributable to Total Outstanding Indebtedness constituting Unsecured Indebtedness.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 10.13(f)(ii)(B)(3).

“VRT Principals” means the trustees, executive officers and directors of Borrower (other than General Partner) or General Partner at any applicable time.

“Without Recourse” means, with reference to any obligation or liability, any obligation or liability for which the obligor thereunder is not liable or obligated other than as to its interest in a designated asset or assets only, subject to such exceptions to the non-recourse nature of such obligation or liability (such as, but not limited to, fraud, misappropriation, misapplication and environmental indemnities), as are usual and customary in like transactions involving institutional lenders at the time of the incurrence of such obligation or liability.

Section 1.02                      Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and, except as otherwise provided herein, all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

Section 1.03                      Computation of Time Periods. Except as otherwise provided herein, in this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and words “to” and “until” each means “to but excluding.”

Section 1.04                      Rules of Construction. When used in this Agreement: (1) “or” is not exclusive; (2) a reference to a Law includes any amendment or modification to such Law; (3) a reference to a Person includes its permitted successors and permitted assigns; (4) except as provided otherwise, all references to the singular shall include the plural and vice versa; (5) except as provided in this Agreement, a reference to an agreement, instrument or document shall include such agreement, instrument or document as the same may be amended, modified or supplemented from time to time in accordance with its terms and as permitted by the Loan Documents; (6) all references to Articles or Sections shall be to Articles and Sections of this Agreement unless otherwise indicated; and (7) all Exhibits to this Agreement shall be incorporated into this Agreement.

Article II

THE LOANS

Section 2.01                      Ratable Loans; Bid Rate Loans. (a) Subject to the terms and conditions of this Agreement, the Banks agree to make loans to Borrower as provided in this Article II.

(b)               Each of the Banks severally agrees to make a loan to Borrower in Dollars (each such loan by a Bank, a “Ratable Loan”) in an amount up to its Loan Commitment pursuant to which such Bank shall from time to time advance and readvance to Borrower an amount equal to its Pro Rata Share of the excess (the “Available Total Loan Commitment”) of the Total Loan Commitment minus the sum of (1) all advances previously drawn and currently outstanding (including Bid Rate Loans and Swingline Loans) made by the Banks which remain unpaid and (2) the outstanding amount of all Letters of Credit, plus, without duplication of any amount included in clause (1) above, Swingline Loans outstanding. Within the limits set forth herein, Borrower may borrow from time to time under this paragraph (b) and prepay from time to time pursuant to Section 2.10 (subject, however, to the restrictions on prepayment set forth in said Section), and thereafter reborrow pursuant to this paragraph (b). The Ratable Loans may be outstanding as: (1) Base Rate Loans; (2) LIBOR Loans; or (3) a combination of the foregoing, as Borrower shall elect and notify Administrative Agent in accordance with Section 2.14. Each LIBOR Loan, Bid Rate Loan, Base Rate Loan and Swingline Loan of each Bank shall be maintained at such Bank’s Applicable Lending Office.

(c)                In addition to Ratable Loans pursuant to paragraph (b) above, so long as Borrower’s Credit Rating is BBB- or better by S&P (if rated by S&P) or Baa3 or better by Moody’s (if rated by Moody’s), one or more Banks may, at Borrower’s request and in their sole discretion, make non-ratable loans in Dollars which shall bear interest at the LIBOR Bid Rate in accordance with Section 2.02 (such loans being referred to in this Agreement as “Bid Rate Loans”). Borrower may borrow Bid Rate Loans from time to time pursuant to this paragraph (c) in an amount up to fifty percent (50%) of the Total Loan Commitment at the time of the borrowing (taking into account any repayments of the Loans made simultaneously therewith) (the “Bid Borrowing Limit”), provided that at no time shall the sum of all Loans outstanding plus the outstanding amount of all Letters of Credit exceed the Total Loan Commitment, and shall repay such Bid Rate Loans as required by Section 2.09, and it may thereafter reborrow pursuant to this paragraph (c) or paragraph (b) above; provided, however, that the aggregate outstanding principal amount of Bid Rate Loans at any particular time shall not exceed the Bid Borrowing Limit.

(d)               The obligations of the Banks under this Agreement are several, and no Bank shall be responsible for the failure of any other Bank to make any advance of a Loan to be made by such other Bank. However, the failure of any Bank to make any advance of each Loan to be made by it hereunder on the date specified therefor shall not relieve any other Bank of its obligation to make any advance of its Loans specified hereby to be made on such date.

Section 2.02                      Bid Rate Loans. (a) When Borrower has the Credit Rating required by Section 2.01(c) and wishes to request offers from the Banks to make Bid Rate Loans, it shall transmit to Administrative Agent by facsimile a request (a “Bid Rate Quote Request”) substantially in the form of EXHIBIT G-1 so as to be received not later than 10:30 a.m. (New York time) on the fourth Banking Day prior to the date for funding of the Bid Rate Loan(s) proposed therein, specifying:

(1)               the proposed date of funding of such Bid Rate Loan(s), which shall be a Banking Day;

(2)               the aggregate amount of the Bid Rate Loans requested, which shall be at least Five Million Dollars ($5,000,000) and an integral multiple of One Million Dollars ($1,000,000);

(3)               the prepayment terms of such Bid Rate Loan(s), which, if not specified, shall have the same prepayment terms as Ratable Loans; and

(4)               the duration of the Interest Period(s) applicable thereto, subject to the provisions of the definition of “Interest Period.”

Borrower may request offers to make Bid Rate Loans for more than one (1) Interest Period in a single Bid Rate Quote Request. No Bid Rate Quote Request may be submitted by Borrower sooner than seven (7) calendar days after the submission of any other Bid Rate Quote Request.

(b)               Promptly upon receipt of a Bid Rate Quote Request, Administrative Agent shall send to the Banks by facsimile an invitation (an “Invitation for Bid Rate Quotes”) substantially in the form of EXHIBIT G-2, which shall constitute an invitation by Borrower to the Banks to submit Bid Rate Quotes offering to make Bid Rate Loans to which such Bid Rate Quote Request relates in accordance with this Section 2.02.

(c)                (1) Each Bank may submit a Bid Rate Quote containing an offer or offers to make Bid Rate Loans in response to any Invitation for Bid Rate Quotes. Each Bid Rate Quote must comply with the requirements of this paragraph (c) and must be submitted to Administrative Agent by facsimile not later than 10:00 a.m. (New York time) on the third Banking Day prior to the proposed date of the Bid Rate Loan(s); provided that Bid Rate Quotes submitted by the Bank serving as Administrative Agent (or any Affiliate of the Bank serving as

Administrative Agent) in its capacity as a Bank may be submitted, and may only be submitted, if the Bank serving as Administrative Agent or such Affiliate notifies Borrower of the terms of the offer or offers contained therein not later than fifteen (15) minutes prior to the deadline for the other Banks. Any Bid Rate Quote so made shall (subject to Borrower’s satisfaction of the conditions precedent set forth in this Agreement to its entitlement to an advance) be irrevocable except with the written consent of Administrative Agent given on the instructions of Borrower. Bid Rate Loans to be funded pursuant to a Bid Rate Quote may, as provided in Section 12.16, be funded by a Bank’s Designated Lender. A Bank making a Bid Rate Quote shall specify in its Bid Rate Quote whether the related Bid Rate Loans are intended to be funded by such Bank’s Designated Lender, as provided in Section 12.16.

(2)               Each Bid Rate Quote shall be in substantially the form of EXHIBIT G-3 and shall in any case specify:

(i)                 the proposed date of funding of the Bid Rate Loan(s);

(ii)               the principal amount of the Bid Rate Loan(s) for which each such offer is being made, which principal amount (w) may be greater than or less than the applicable Loan Commitment of the quoting Bank, (x) must be in the aggregate at least Five Million Dollars ($5,000,000) and an integral multiple of One Hundred Thousand Dollars ($100,000), (y) may not exceed the principal amount of Bid Rate Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Bid Rate Loans for which offers being made by such quoting Bank may be accepted;

(iii)             the margin above or below the applicable LIBOR Interest Rate (the “LIBOR Bid Margin”) offered for each such Bid Rate Loan, expressed as a percentage per annum (specified to the nearest 1/1,000th of 1%) to be added to (or subtracted from) the applicable LIBOR Interest Rate;

(iv)             the applicable Interest Period; and

(v)               the identity of the quoting Bank.

A Bid Rate Quote may set forth up to five (5) separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Bid Rate Quotes.

(3)               Any Bid Rate Quote shall be disregarded if it:

(i)                 is not substantially in conformity with EXHIBIT G-3 or does not specify all of the information required by sub-paragraph (c)(2) above;

(ii)               contains qualifying, conditional or similar language (except for an aggregate limitation as provided in subparagraph (c)(2)(ii)(z) above);

(iii)             proposes terms other than or in addition to those set forth in the applicable Invitation for Bid Rate Quotes (except for an aggregate limitation as provided in subparagraph (c)(2)(ii)(z) above); or

(iv)             arrives after the time set forth in sub-paragraph (c)(1) above.

(d)               Administrative Agent shall no later than 10:15 a.m. (New York City time) on the third Banking Day prior to the proposed date for the requested Bid Rate Loan notify Borrower in writing of the terms of any Bid Rate Quote submitted by a Bank that is in accordance with paragraph (c). Any subsequent Bid Rate Quote shall be disregarded by Administrative Agent unless such subsequent Bid Rate Quote is submitted solely to correct a manifest error in such former Bid Rate Quote. Administrative Agent’s notice to Borrower shall specify (A) the aggregate principal amount of Bid Rate Loans for which offers have been received for each Interest Period specified in the related Bid Rate Quote Request, (B) the respective principal amounts and LIBOR Bid Margins so offered and (C) if applicable, limitations on the aggregate principal amount of Bid Rate Loans for which offers in any single Bid Rate Quote may be accepted.

(e)                Not later than 11:00 a.m. (New York time) on the third Banking Day prior to the proposed date of funding of the Bid Rate Loan, Borrower shall notify Administrative Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to paragraph (d).  A notice of acceptance shall be substantially in the form of EXHIBIT G-4 and shall specify the aggregate principal amount of offers for each Interest Period that are accepted. Borrower may accept any Bid Rate Quote in whole or in part; provided that:

(i)                 the principal amount of each Bid Rate Loan may not exceed the applicable amount set forth in the related Bid Rate Quote Request or be less than Five Million Dollars ($5,000,000) and shall be an integral multiple of One Hundred Thousand Dollars ($100,000);

(ii)               acceptance of offers with respect to a particular Interest Period may only be made on the basis of ascending LIBOR Bid Margins offered for such Interest Period from the lowest effective cost; and

(iii)             Borrower may not accept any offer that is described in subparagraph (c)(3) or that otherwise fails to comply with the requirements of this Agreement.

(f)                If offers are made by two (2) or more Banks with the same LIBOR Bid Margins, for a greater aggregate principal amount than the amount in respect of which such offers are permitted to be accepted for the related Interest Period, the principal amount of Bid Rate Loans in respect of which such offers are accepted shall be allocated by Administrative Agent among such Banks as nearly as possible (in multiples of One Hundred Thousand Dollars ($100,000)) in proportion to the aggregate principal amounts of such offers. Administrative Agent shall promptly (and in any event within one (1) Banking Day after such offers are accepted) notify Borrower and each such Bank in writing of any such allocation of Bid Rate Loans. Determinations by Administrative Agent of the allocation of Bid Rate Loans shall be conclusive in the absence of manifest error.

(g)               In the event that Borrower accepts the offer(s) contained in one (1) or more Bid Rate Quotes in accordance with paragraph (e), the Bank(s) making such offer(s) shall make a Bid Rate Loan in the accepted amount (as allocated, if necessary, pursuant to paragraph (f)) on the date specified therefor, in accordance with the procedures specified in Section 2.05.

(h)               Notwithstanding anything to the contrary contained herein, each Bank shall be required to fund its Pro Rata Share of the Available Total Loan Commitment in accordance with Section 2.01(b) despite the fact that any Bank’s Loan Commitment may have been or may be exceeded as a result of such Bank’s making Bid Rate Loans.

(i)                 A Bank who is notified that it has been selected to make a Bid Rate Loan as provided above may designate its Designated Lender (if any) to fund such Bid Rate Loan on its behalf, as described in Section 12.16. Any Designated Lender which funds a Bid Rate Loan shall on and after the time of such funding become the obligee under such Bid Rate Loan and be entitled to receive payment thereof when due. No Bank shall be relieved of its obligation to fund a Bid Rate Loan, and no Designated Lender shall assume such obligation, prior to the time the applicable Bid Rate Loan is funded.

Section 2.03                      Swingline Loan Subfacility

(a)                Swingline Commitment. Subject to the terms and conditions of this Section 2.03, Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans in Dollars to Borrower (each a “Swingline Loan” and, collectively, the “Swingline  Loans”) from time to time during the term hereof; provided, however, that the aggregate amount of Swingline Loans outstanding at any time shall not exceed the least of (i) One Hundred Million Dollars ($100,000,000), (ii) the Total Loan Commitment less the sum of (A) all Loans then outstanding, excluding Swingline Loans, and (B) the outstanding amount of all Letters of Credit and (iii) the Loan Commitment of the Swingline Lender less its Pro Rata Share of the principal amount of all Ratable Loans and Letters of Credit then outstanding (the “Swingline Commitment”). Subject to the limitations set forth herein, any amounts repaid in respect of Swingline Loans may be reborrowed.

(b)               Swingline Borrowings.

(1)               Notice of Borrowing. With respect to any Swingline Loan, Borrower shall give Swingline Lender and Administrative Agent notice in writing which is received by Swingline Lender and Administrative Agent not later than 2:00 p.m. (New York City time) on the proposed date of such Swingline Loan (and confirmed by telephone by such time), specifying (A) that a Swingline Loan is being requested, (B) the amount of such Swingline Loan, (C) the proposed date of such Swingline Loan, which shall be a Banking Day and (D) stating that no Default or Event of Default has occurred and is continuing both before and after giving effect to such Swingline Loan. Such notice shall be irrevocable.

(2)               Minimum Amounts. Each Swingline Loan shall be at least Three Million Dollars ($3,000,000) and, or an integral multiple of One Million Dollars ($1,000,000).

(3)               Repayment of Swingline Loans. Each Swingline Loan shall be due and payable on the earliest of (A) five (5) Banking Days from and including the date of such Swingline Loan, (B) the last calendar day of the month in which such Swingline Loan is made or (C) the Maturity Date. If, and to the extent, any Swingline Loans shall be outstanding on the date of any Ratable Loan, such Swingline Loans shall first be repaid from the proceeds of such Ratable Loan prior to the disbursement of the same to Borrower. If, and to the extent, a Ratable Loan is not requested prior to the earliest of the Maturity Date, the last calendar day of the month in which such Swingline Loan is made, or the end of the five (5) Banking Day period after such Swingline Loan was made, or unless Borrower shall have notified Administrative Agent and the Swingline Lender prior to 1:00 p.m. (New York City time) on the third (3rd) Banking Day after such Swingline Loan was made that Borrower intends to reimburse Swingline Lender for the amount of such Swingline Loan with funds other than proceeds of the Ratable Loans, Borrower shall be deemed to have requested a Ratable Loan comprised entirely of Base Rate Loans in the amount of the applicable Swingline Loan then outstanding, the proceeds of which shall be used to repay such Swingline Loan to Swingline Lender. In addition, if (x) Borrower does not repay a Swingline Loan on or prior to the end of such five (5) Banking Day period, or (y) a Default or Event of Default shall have occurred during such five (5) Banking Day period, Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and Administrative Agent, demand repayment of its Swingline Loans by way of a Ratable Loan, in which case the Borrower shall be deemed to have requested a Ratable Loan comprised entirely of Base Rate Loans in the amount of such Swingline Loans then outstanding, the proceeds of which shall be used to repay such Swingline Loans to Swingline Lender. Any Ratable Loan which is deemed requested by the Borrower in accordance with this Section 2.03(b)(3) is hereinafter referred to as a “Mandatory Borrowing”. Each Bank hereby irrevocably agrees to make Ratable Loans promptly upon receipt of notice from Swingline Lender of any such deemed request for a Mandatory Borrowing in the amount and in the manner specified in the preceding sentences and on the date such notice is received by such Bank (or the next Banking Day if such notice is received after 12:00 p.m. (New York City time)) notwithstanding (I) the amount of the Mandatory Borrowing may not comply with the minimum amount of Ratable Loans otherwise required hereunder, (II) whether any conditions specified in Section 4.02 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such deemed request for a Ratable Loan to be made by the time otherwise required in Section 2.05, (V) the date of such Mandatory Borrowing (provided that such date must be a Banking Day), or (VI) any termination of the Loan Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith; provided, however, that no Bank shall be obligated to make Ratable Loans in respect of a Mandatory Borrowing if a Default or an Event of Default then exists and the applicable Swingline Loan was made by Swingline Lender without receipt of a written notice of borrowing in the form specified in Section 2.03(b)(1) or after Administrative Agent has delivered a notice of Default or Event of Default which has not been rescinded.

(4)               Purchase of Participations. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Bank hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payment received from the Borrower on or after such date and prior to such purchase) from Swingline Lender such participations in the outstanding Swingline

Loans as shall be necessary to cause each such Bank to share in such Swingline Loans ratably based upon its Pro Rata Share (determined before giving effect to any termination of the Loan Commitments), provided that (A) all interest payable on the Swingline Loans with respect to any participation shall be for the account of Swingline Lender until but excluding the day upon which the Mandatory Borrowing would otherwise have occurred, and (B) in the event of a delay between the day upon which the Mandatory Borrowing would otherwise have occurred and the time any purchase of a participation pursuant to this sentence is actually made, the purchasing Bank shall be required to pay to Swingline Lender interest on the principal amount of such participation for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate, for the two (2) Banking Days after the date the Mandatory Borrowing would otherwise have occurred, and thereafter at a rate equal to the Base Rate. Notwithstanding the foregoing, no Bank shall be obligated to purchase a participation in any Swingline Loan if a Default or an Event of Default then exists and such Swingline Loan was made by Swingline Lender without receipt of a written notice of borrowing in the form specified in Section 2.03(b)(1) or after Administrative Agent has delivered a notice of Default or Event of Default which has not been rescinded.

(c)                Interest Rate. Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swingline Loan is made until the date it is repaid, at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

Section 2.04                      Advances, Generally. The Initial Advance shall be at least One Million Dollars ($1,000,000) and in an integral multiple of One Hundred Thousand Dollars ($100,000) and shall be made upon satisfaction of the conditions set forth in Section 4.01. Subsequent advances shall be made upon satisfaction of the conditions set forth in Section 4.02. The amount of each advance subsequent to the Initial Advance shall, subject to Section 2.13, be at least One Million Dollars ($1,000,000) (unless less than One Million Dollars ($1,000,000) is available for disbursement pursuant to the terms hereof at the time of any subsequent advance, in which case the amount of such subsequent advance shall be equal to such remaining availability) and in an integral multiple of One Hundred Thousand Dollars ($100,000). Additional restrictions on the amounts and timing of, and conditions to the making of, advances of Bid Rate Loans and Swingline Loans are set forth in Sections 2.02 and 2.03, respectively.

Each advance shall be subject, in addition to the limitations and conditions applicable to advances of the Loans generally, to Administrative Agent’s receipt, on or immediately prior to the date the request for such advance is made, of a certificate from the officer requesting the advance certifying that Borrower is in compliance with all covenants enumerated in paragraphs 3(a) and 3(b) of Section 6.09 and containing covenant compliance calculations with respect to Sections 8.02 and 8.06 only, that include the proforma adjustments described below, which calculations shall demonstrate Borrower’s compliance with covenants on a proforma basis.

In connection with each advance of Loan proceeds, the following proforma adjustments shall be made to the covenant compliance calculations required with respect to

Sections 8.02 and 8.06 as of the end of the most recently ended calendar quarter for which financial results are required hereunder to have been reported by Borrower:

(i)                 Total Outstanding Indebtedness and Unsecured Indebtedness shall be adjusted by adding thereto, respectively, all Indebtedness and Unsecured Indebtedness, respectively, that is incurred by Borrower in connection with such advance;

(ii)               Capitalization Value, shall be adjusted by adding thereto the purchase price of any Real Property Assets (including capitalized acquisition costs determined in accordance with GAAP) or the Net Equity Value of any Other Investments, together with the Borrower’s Pro Rata Share of any Unrestricted Cash and Cash Equivalents, the book value of notes and mortgage loans receivable and marketable securities and the cost of non-marketable securities that are acquired in connection with such advance; and

(iii)             Capitalization Value of Unencumbered Assets shall be adjusted by adding thereto the purchase price of any Real Property Assets (including capitalized acquisition costs determined in accordance with GAAP) that are Unencumbered Assets together with Borrower’s Pro Rata Share of any Unrestricted Cash and Cash Equivalents, the book value of notes and mortgage loans receivable and marketable securities and the cost of non-marketable securities that are acquired in connection with such advance.

Section 2.05                      Procedures for Advances. In the case of advances of Ratable Loans, Borrower shall submit to Administrative Agent a request for each advance, stating the amount requested and the expected purpose for which such advance is to be used, no later than 11:00 a.m. (New York time) on the date, in the case of advances of Base Rate Loans, which is the proposed date of such Base Rate Loan, and, in the case of advances of LIBOR Loans, which is three (3) Banking Days, prior to the date such advance is to be made. In the case of advances of Bid Rate Loans, Borrower shall submit a Bid Rate Quote Request at the time specified in Section 2.02.  In the case of advances of Swingline Loans, Borrower shall submit a notice of borrowing at the time specified in Section 2.03.  Administrative Agent, upon its receipt and approval of the request for advance, will so notify the Banks by facsimile. Not later than 11:30 a.m. (New York time) on the date of each advance (or 1:00 p.m. (New York time) in the case of a Base Rate Loan for which the Borrower has made a Loan request on such date), each Bank (in the case of Ratable Loans) or the applicable Banks (in the case of Bid Rate Loans) shall, through its Applicable Lending Office and subject to the conditions of this Agreement, make the amount to be advanced by it on such day available to Administrative Agent, at Administrative Agent’s Office and in immediately available funds for the account of Borrower. The amount so received by Administrative Agent shall, subject to the conditions of this Agreement, be made available to Borrower, in immediately available funds, by Administrative Agent’s to an account designated by Borrower.

Section 2.06                      Interest Periods; Renewals. In the case of the LIBOR Loans, Borrower shall select an Interest Period of any duration in accordance with the definition of Interest Period, subject to the following limitations: (1) no Interest Period may extend beyond the Maturity Date; (2) if an Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next Banking Day, unless such Banking Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Banking Day; and (3) only eight (8) discrete segments of a Bank’s Ratable Loan bearing interest at a LIBOR Interest Rate for a designated Interest Period pursuant to a particular Election, Conversion or Continuation, may be outstanding at any one time (each such segment of each Bank’s Ratable Loan corresponding to a proportionate segment of each of the other Banks’ Ratable Loans).

Upon notice to Administrative Agent as provided in Section 2.14, Borrower may Continue any LIBOR Loan on the last day of the Interest Period of the same or different duration in accordance with the limitations provided above.

Section 2.07                      Interest. Borrower shall pay interest to Administrative Agent for the account of the applicable Bank on the outstanding and unpaid principal amount of the Loans, at a rate per annum as follows: (1) for Base Rate Loans at a rate equal to the Base Rate plus the Applicable Margin; (2) for LIBOR Loans at a rate equal to the applicable LIBOR Interest Rate plus the Applicable Margin; and (3) for Bid Rate Loans at a rate equal to the applicable LIBOR Bid Rate. Any principal amount not paid when due (when scheduled, at acceleration or otherwise) shall bear interest thereafter, payable on demand, at the Default Rate.

The interest rate on Base Rate Loans shall change when the Base Rate changes. Interest on Base Rate Loans, LIBOR Loans and Bid Rate Loans shall not exceed the maximum amount permitted under applicable law. Interest shall be calculated for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days.

Accrued interest shall be due and payable in arrears, (x) in the case of both Base Rate Loans and LIBOR Loans, on the first Banking Day of each calendar month and (y) in the case of Bid Rate Loans, at the expiration of the Interest Period applicable thereto, but no less frequently than once every three (3) months determined on the basis of the first (1st) day of the Interest Period applicable to the Loan in question; provided, however, that interest accruing at the Default Rate shall be due and payable on demand.

Section 2.08                      Fees. Borrower shall, during the term of the Loans commencing as of the Closing Date, pay to Administrative Agent for the account of each Bank a facility fee computed, on the daily Loan Commitment of such Bank, by multiplying the aggregate Loan Commitments on such day by an amount equal to the daily Facility Fee, calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed. The accrued facility fee shall be due and payable in arrears on the first Banking Day of January, April, July and October of each year, commencing on the first such date after the Closing Date, and upon the Maturity Date (as the case may be accelerated) or earlier termination of the Loan Commitments.

Section 2.09                      Notes. Unless otherwise requested by a Bank, any Ratable Loans and Swingline Loans made by each Bank under this Agreement shall be evidenced by, and repaid with interest in accordance with, a promissory note of Borrower in the form of EXHIBIT B duly completed and executed by Borrower, in a principal amount equal to such Bank’s Loan Commitment, payable to such Bank for the account of its Applicable Lending Office (each such note, as the same may hereafter be amended, modified, extended, severed, assigned, substituted, renewed or restated from time to time, including any substitute note pursuant to Section 3.07 or 12.05, a “Ratable Loan Note”). The Bid Rate Loans of the Banks shall be evidenced by a single global promissory note of Borrower in the form of EXHIBIT C, duly completed and executed by Borrower, in the principal amount of Six Hundred Twenty Five Million Dollars ($625,000,000), subject to adjustment pursuant to Sections 2.16(a) and (c), payable to Administrative Agent for the account of the respective Banks making Bid Rate Loans (such note, as the same may hereafter be amended, modified, extended, severed, assigned, substituted, renewed or restated from time to time, the “Bid Rate Loan Note”). A particular Bank’s Ratable Loan Note, together with its interest, if any, in the Bid Rate Loan Note, are referred to collectively in this Agreement as such Bank’s “Note”; all such Ratable Loan Notes and interests are referred to collectively in this Agreement as the “Notes”. The Ratable Loans shall mature, and all outstanding principal and accrued interest and other Obligations shall be paid in full, on the Maturity Date, or, in the case of Swingline Loans, in accordance with Section 2.03, in either case as the same may be accelerated in accordance with this Agreement. The outstanding principal amount of each Bid Rate Loan evidenced by the Bid Rate Loan Note, and all accrued interest and other sums with respect thereto, shall become due and payable to the Bank making such Bid Rate Loan at the earlier of the expiration of the Interest Period applicable thereto or the Maturity Date, as the same may be accelerated in accordance with this Agreement.

Each Bank is hereby authorized by Borrower to endorse on the schedule attached to the Ratable Loan Note held by it, the amount of each advance, and each payment of principal received by such Bank for the account of its Applicable Lending Office(s) on account of its Ratable Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Ratable Loans made by such Bank.  Administrative Agent is hereby authorized by Borrower to endorse on the schedule attached to the Bid Rate Loan Note the amount of each Bid Rate Loan, the name of the Bank making the same, the date of the advance thereof, the interest rate applicable thereto and the expiration of the Interest Period applicable thereto (i.e., the maturity date thereof). The failure by Administrative Agent or any Bank to make such notations with respect to the Loans or each advance or payment shall not limit or otherwise affect the obligations of Borrower under this Agreement or the Notes.

In connection with a Refinancing Mortgage, Borrower shall deliver to the Administrative Agent, a mortgage note, payable to the Administrative Agent for the account of the Banks, which shall be secured by the applicable Refinancing Mortgage. Such note shall be in such form as shall be requested by Borrower, subject to the Administrative Agent’s reasonable approval. Each reference in this Agreement to the “Notes” shall be deemed to refer to and include any or all of such mortgage notes, as the context may require.

Section 2.10                      Prepayments.

Without prepayment premium or penalty but subject to Section 3.05, Borrower may, upon at least one (1) Banking Day’s notice to Administrative Agent in the case of the Base Rate Loans, and at least three (3) Banking Days’ notice to Administrative Agent in the case of LIBOR Loans, prepay the Ratable Loans, in whole or in part, provided that (1) any partial prepayment under this Section shall be in integral multiples of One Million Dollars ($1,000,000); and (2) each prepayment under this Section shall include, at Administrative Agent’s option, all interest accrued on the amount of principal prepaid to (but excluding) the date of prepayment.

Borrower shall have the right to prepay Bid Rate Loans only if so provided in the Bid Rate Loan Request, and otherwise with the consent of the Bank or the Designated Lender that funded the Bid Rate Loan that Borrower desires to prepay. Borrower may, from time to time on any Banking Day so long as prior notice is given to Administrative Agent and Swingline Lender no later than 1:00 p.m. (New York City time) on the day on which Borrower intends to make such prepayment, prepay any Swingline Loans in whole or in part in amounts aggregating at least One Hundred Thousand Dollars ($100,000), and in an integral multiple of One Hundred Thousand Dollars ($100,000) (or, if less, the aggregate outstanding principal amount of all Swingline Loans then outstanding) by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment by initiating a wire transfer of the principal and interest on the Swingline Loans no later than 1:00 P.M. (New York City time) on such day and Borrower shall deliver a federal reference number evidencing such wire transfer to Administrative Agent as soon as available thereafter on such day.

Section 2.11                      Method of Payment.

Borrower shall make each payment under this Agreement and under the Notes not later than 1:00 p.m. (New York time) on the date when due in Dollars to Administrative Agent at Administrative Agent’s Office in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or setoff. Borrower shall deliver federal reference number(s) evidencing the applicable wire transfer(s) to Administrative Agent as soon as available thereafter on such day. Administrative Agent will thereafter, on the day of its receipt of each such payment(s), cause to be distributed to each Bank (1) such Bank’s appropriate share (based upon the respective outstanding principal amounts and interest due under the Loans of the Banks) of the payments of principal and interest in like funds for the account of such Bank’s Applicable Lending Office; and (2) fees payable to such Bank by Borrower in accordance with the terms of this Agreement. If and to the extent that the Administrative Agent shall receive any such payment for the account of the Banks on or before 11:00 a.m. (New York time) on any Banking Day, and Administrative Agent shall not have distributed to any Bank its applicable share of such payment on such day, Administrative Agent shall distribute such amount to such Bank together with interest thereon paid by the Administrative Agent, for each day from the date such amount should have been distributed to such Bank until the date Administrative Agent distributes such amount to such Bank, at the Prime Rate.

Except to the extent provided in this Agreement, whenever any payment to be made under this Agreement or under the Notes is due on any day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall in such case be included in the computation of the payment of interest and other fees, as the case may be.

Section 2.12                      Elections, Conversions or Continuation of Loans.

Subject to the provisions of Article III and Sections 2.06 and 2.13, Borrower shall have the right to Elect to have all or a portion of any advance of the Ratable Loans be LIBOR Loans, to Convert Base Rate Loans into LIBOR Loans, to Convert LIBOR Loans into Base Rate Loans, or to Continue LIBOR Loans as LIBOR Loans, at any time or from time to time, provided that: (1) Borrower shall give Administrative Agent notice of each such Election,

Conversion or Continuation as provided in Section 2.14; and (2) a LIBOR Loan may be Continued only on the last day of the applicable Interest Period for such LIBOR Loan. Except as otherwise provided in this Agreement, each Election, Continuation and Conversion shall be applicable to each Bank’s Ratable Loan in accordance with its Pro Rata Share.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent, at the request of the Required Lenders, may require, by notice to Borrower, that (i) no outstanding Ratable Loan may be converted to or continued as a LIBOR Loan and (ii) unless repaid, each Ratable Loan shall be converted to a Base Rate Loan at the end of the Interest Period applicable thereto.

Section 2.13                      Minimum Amounts.

With respect to the Ratable Loans as a whole, each Election and each Conversion shall be in an amount at least equal to One Million Dollars ($1,000,000) and in integral multiples of One Hundred Thousand Dollars ($100,000) or such lesser amount as shall be available or outstanding, as the case may be.

Section 2.14                      Certain Notices Regarding Elections, Conversions and Continuations of Loans.

Notices by Borrower to Administrative Agent of Elections, Conversions and Continuations of LIBOR Loans shall be irrevocable and shall be effective only if received by Administrative Agent not later than 11:00 a.m. (New York time) on the number of Banking Days prior to the date of the relevant Election, Conversion or Continuation specified below:

Notice	Number of Banking Days Prior
Conversions into or Continuance as Base Rate Loans	Same Banking Day
Elections of, Conversions into or Continuations as LIBOR Loans	Three (3)

Promptly following its receipt of any such notice, Administrative Agent shall so advise the Banks by facsimile. Each such notice of Election shall specify the portion of the amount of the advance that is to be LIBOR Loans (subject to Section 2.13) and the duration of the Interest Period applicable thereto (subject to Section 2.06); each such notice of Conversion shall specify the LIBOR Loans or Base Rate Loans to be Converted; and each such notice of Conversion or Continuation shall specify the date of Conversion or Continuation (which shall be a Banking Day), the amount thereof (subject to Section 2.13) and the duration of the Interest Period applicable thereto (subject to Section 2.06). In the event that Borrower fails to Elect to have any portion of an advance of the Ratable Loans be LIBOR Loans, the portion of such advance for which a LIBOR Loan Election is not made shall constitute Base Rate Loans. In the event that Borrower fails to Continue LIBOR Loans within the time period and as otherwise provided in this Section, such LIBOR Loans will be automatically Converted into Base Rate Loans on the last day of the then current applicable Interest Period for such LIBOR Loans.

Section 2.15                      Payments Generally. If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.03(b)(4), 2.17(h) or 10.05, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof,

(i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank for the benefit of the Administrative Agent, the Swingline Lender or the Fronting Bank to satisfy such Bank’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

Section 2.16                      Changes of Loan Commitments.

(a)                At any time, Borrower shall have the right, without premium or penalty, to terminate any unused Loan Commitments existing as of the date of such termination, in whole or in part, from time to time, provided that: (1) Borrower shall give notice of each such termination to Administrative Agent (which shall promptly notify each of the Banks) no later than 10:00 a.m. (New York time) on the date which is three (3) Banking Days prior to the effectiveness of such termination; (2) the Loan Commitments of each of the Banks must be terminated (and, in the case of a partial termination, on a pro rata basis) (taking into account, however, Section 2.02(h)) and simultaneously with those of the other Banks; and (3) each partial termination of the Loan Commitments in the aggregate (and corresponding reduction of the Total Loan Commitment) shall be in an integral multiple of One Million Dollars ($1,000,000). A reduction of the unused Loan Commitments pursuant to this Section 2.16(a) shall not effect a reduction in the Swingline Commitment (unless so elected by the Borrower) until the aggregate unused Loan Commitments have been reduced to an amount equal to or less than the Swingline Commitment.

(b)               The Loan Commitments and the Swingline Commitment, to the extent terminated pursuant to this Section 2.16, may not be reinstated.

(c)                Unless a Default or an Event of Default has occurred and is continuing, Borrower, by written notice to Administrative Agent, may request on up to four (4) occasions during the term of this Agreement that the Total Loan Commitment be increased by an amount not less than Twenty Five Million Dollars ($25,000,000) per request and not more than Five Hundred Million Dollars ($500,000,000) in the aggregate (such that the Total Loan Commitment after such increase shall never exceed One Billion Seven Hundred Fifty Million Dollars ($1,750,000,000)); provided that for any such request (a) the Borrower shall not have delivered an Extension Notice prior to, or simultaneously with, such request, (b) any Bank which is a party to this Agreement prior to such request for increase, at its sole discretion, may elect to increase its Loan Commitment but shall not have any obligation to so increase its Loan Commitment, and (c) in the event that each Bank does not elect to increase its Loan Commitment, the Lead Arrangers shall use commercially reasonable efforts to locate additional Qualified Institutions willing to hold commitments for the requested increase, and Borrower may also identify additional Qualified Institutions willing to hold commitments for the requested increase; provided however that Administrative Agent, the Swingline Lender and each Fronting Bank shall have the right to approve any such additional Qualified Institutions, which approval will not be unreasonably withheld or delayed. In the event that Qualified Institutions commit to any such increase, the Total Loan Commitment and the Loan Commitments of the committed Banks shall be increased, the Pro Rata Shares of the Banks shall be adjusted, new Notes shall be issued, Borrower shall make such borrowings and repayments as shall be necessary to effect the reallocation of the Ratable Loans so that the Ratable Loans are held by the Banks in accordance with their Pro Rata Shares after giving effect to such increase, and other changes shall be made to the Loan Documents as may be necessary to reflect the aggregate amount, if any, by which Banks have agreed to increase their respective Loan Commitments or make new Loan Commitments in response to the Borrower’s request for an increase in the Total Loan Commitment pursuant to this Section 2.16(c), in each case without the consent of the Banks other than those Banks increasing their Loan Commitments. The fees payable by Borrower upon any such increase in the Total Loan Commitment shall be agreed upon by the Lead Arranger and Borrower at the time of such increase.

Notwithstanding the foregoing, nothing in this Section 2.16(c) shall constitute or be deemed to constitute an agreement by any Bank to increase its Loan Commitment hereunder.

Section 2.17                      Letters of Credit.

(a)                Borrower, by notice to Administrative Agent and the applicable Fronting Bank, may request, in lieu of advances of proceeds of the Ratable Loans, that the Fronting Bank issue unconditional, irrevocable standby letters of credit (each, a “Letter of Credit”) for the account of Borrower or its designee (which shall be an Affiliate of Borrower) (it being understood that the issuance of a Letter of Credit for the account of a designee shall not in any way relieve Borrower of any of its obligations hereunder), payable by sight drafts, for such beneficiaries and with such other terms as Borrower shall specify. Unless the Fronting Bank has received written notice from the Administrative Agent, not less than one (1) Banking Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not have been satisfied, then, subject to the terms and conditions hereof, the Fronting Bank, on the requested date, shall issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Fronting Bank’s usual and customary business practices. Promptly upon issuance of a Letter of Credit, the Fronting Bank shall notify Administrative Agent and Administrative Agent shall notify each of the Banks by telephone or by facsimile.  Notwithstanding anything herein to the contrary, the Fronting Banks shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b)               The amount of any such Letter of Credit shall be limited to the lesser of (1) Four Hundred Million Dollars ($400,000,000) (as such amount may be reduced by written notice from the Borrower consistent with the requirements of Section 2.16(a) so long as the outstanding Letters of Credit do not exceed such reduced amount) less the aggregate face amount of all other Letters of Credit then issued and outstanding or (2) the Available Total Loan Commitment, it being understood that the amount of each Letter of Credit issued and outstanding shall effect a reduction, by an equal amount, of the Available Total Loan Commitment as provided in Section 2.01(b) (such reduction to be allocated to each Bank’s Loan Commitment ratably in accordance with the Banks’ respective Pro Rata Shares).

(c)                The amount of each Letter of Credit shall be further subject to the conditions and limitations applicable to amounts of advances set forth in Section 2.04 and the procedures for the issuance of each Letter of Credit shall be the same as the procedures applicable to the making of advances as set forth in the first sentence of Section 2.05.

(d)               The Fronting Bank’s issuance of each Letter of Credit shall be subject to Borrower’s satisfaction of all conditions precedent to its entitlement to an advance of proceeds of the Loans.

(e)                Each Letter of Credit shall (i) unless approved by the Administrative Agent and the Fronting Bank, expire no later than the earlier of (x) fourteen (14) days prior to the Maturity Date or (y) one (1) year after the date of its issuance (without regard to any automatic renewal provisions thereof), and (ii) be in a minimum amount of One Hundred Thousand Dollars ($100,000), or such lesser amount approved by the Fronting Bank. In no event shall a Letter of Credit expire later than the first anniversary of the Maturity Date. Notwithstanding the foregoing, in the event that, with the approval of the Administrative Agent and the Fronting Bank, any Letters of Credit are issued and outstanding on the date that is fourteen (14) days prior to the Maturity Date, Borrower shall deliver to Administrative Agent on such date by wire transfer of immediately available funds a cash deposit in the amount of such Letters of Credit in accordance with the provisions of Section 2.17(i). Such funds shall be held by Administrative Agent and applied to repay the amount of each drawing under such Letters of Credit on or after the Maturity Date. Such funds, with any interest earned thereon, will be returned to Borrower (and may be returned from time to time with respect to any applicable Letter of Credit) on the earlier of (a) the date that the applicable Letter of Credit or Letters of Credit expire in accordance with their terms; and (b) the date that the applicable Letter of Credit or Letters of Credit are cancelled.

(f)                In connection with, and as a further condition to the issuance of, each Letter of Credit, Borrower shall execute and deliver to the Fronting Bank an application for the Letter of Credit in such form, and together with such other documents, opinions and assurances, as the Fronting Bank shall reasonably require.

(g)               In connection with each Letter of Credit, Borrower hereby covenants to pay (i) to Administrative Agent, quarterly in arrears (on the first Banking Day of each calendar quarter following the issuance of such Letter of Credit), a fee, payable to Administrative Agent for the account of the Banks, computed daily (calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed) on the face amount of such Letter of Credit issued and outstanding at a rate per annum equal to the “Banks’ L/C Fee Rate” (as hereinafter defined) and (ii) to the Fronting Bank, payable quarterly in arrears, a fee, payable to the Fronting Bank for its own account, computed daily (calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed) on the amount of such Letter of Credit issued and outstanding at a rate per annum equal to 0.125%, if the Fronting Bank shall be JPMorgan Chase Bank, N.A. or Bank of America, N.A., or such other amount as Borrower shall agree upon with such other Bank as Borrower designates as a Fronting Bank in accordance with the provisions hereof.

Administrative Agent shall have no responsibility for the collection of the fee for any Letter of Credit that is payable to the Fronting Bank. For purposes of this Agreement, the “Banks’ L/C Fee

Rate” shall mean, provided no Event of Default has occurred and is continuing, a rate per annum (calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed) equal to the Applicable Margin for LIBOR Loans minus 0.125% and, in the event an Event of Default has occurred and is continuing, a rate per annum (calculated on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed) equal to 3%. It is understood and agreed that the last installment of the fees provided for in this paragraph (g) with respect to any particular Letter of Credit shall be due and payable on the first day of the calendar quarter following the surrender or cancellation, of such Letter of Credit.

(h)               The Fronting Bank shall promptly notify Administrative Agent of any drawing under a Letter of Credit issued by such Fronting Bank. The parties hereto acknowledge and agree that, immediately upon notice from Administrative Agent of any drawing under a Letter of Credit, each Bank shall, notwithstanding the existence of a Default or Event of Default or the non-satisfaction of any conditions precedent to the making of an advance of the Loans, advance proceeds of its Ratable Loan, in an amount equal to its Pro Rata Share of such drawing, which advance shall be made to Administrative Agent for disbursement to the Fronting Bank issuing such Letter of Credit to reimburse the Fronting Bank, for its own account, for such drawing. Each of the Banks further acknowledges that its obligation to fund its Pro Rata Share of drawings under Letters of Credit as aforesaid shall survive the Banks’ termination of this Agreement or enforcement of remedies hereunder or under the other Loan Documents. If any Ratable Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under any applicable bankruptcy law with respect to Borrower), then each of the Banks shall purchase (on the date such Ratable Loan would otherwise have been made) from the Fronting Bank a participation interest in any unreimbursed drawing in an amount equal to its Pro Rata Share of such unreimbursed drawing.

(i)                 Borrower agrees, upon and during the occurrence of an Event of Default and at the request of Administrative Agent, (x) to deposit with Administrative Agent cash collateral in the amount of all the outstanding Letters of Credit, which cash collateral is hereby pledged and shall be held by Administrative Agent for the benefit of the Banks and the Fronting Banks in an account as security for Borrower’s obligations in connection with the Letters of Credit and (y) to execute and deliver to Administrative Agent such documents as Administrative Agent requests to confirm and perfect the assignment of such cash collateral and such account to Administrative Agent for the benefit of the Banks. Any such cash collateral deposited with Administrative Agent shall be returned immediately to Borrower upon the cure of such Event of Default.

(j)                 It is hereby acknowledged and agreed by the Borrower, the Administrative Agent and all the Banks party hereto that on the Closing Date, the letters of credit previously issued by Bank of America, N.A., and/or JPMorgan Chase Bank, N.A. as “Fronting Bank” under the Revolving Credit Agreement dated as of June 8, 2011, as amended by Amendment No. 1 to Revolving Credit Agreement dated as of March 28, 2013 and set forth on SCHEDULE 2.17(j) attached hereto, shall be transferred to this Agreement and shall be deemed to be Letters of Credit hereunder.

Section 2.18                      Extension Option. Borrower may extend the Maturity Date two (2) times only for a period of six (6) months per extension upon satisfaction of the following terms and conditions for each extension: (i) delivery by Borrower of a written notice to Administrative Agent (an “Extension Notice”) on or before a date that is not more than one hundred twenty (120) days nor less than one (1) month prior to the then scheduled Maturity Date, which Extension Notice Administrative Agent shall promptly deliver to the Banks, which Extension Notice shall include a certification dated as of the date of such Extension Notice signed by a duly authorized signatory of Borrower, stating, to the best of the certifying party’s knowledge, (x) all representations and warranties contained in this Agreement and in each of the other Loan Documents are true and correct on and as of the date of such Extension Notice (except in those cases where such representation or warranty expressly relates to an earlier date and except for changes in factual circumstances not prohibited under the Loan Documents), and (y) no Event of Default has occurred and is continuing; (ii) no Event of Default shall have occurred and be continuing on the original Maturity Date (an “Extension Date”), and (iii) Borrower shall pay to Administrative Agent on or before such Extension Date a fee equal to 0.075% of the Total Loan Commitment on such Extension Date, which fee shall be distributed by Administrative Agent pro rata to each of the Banks based on each Bank’s Pro Rata Share. Borrower’s delivery of each Extension Notice shall be irrevocable.

Article III

YIELD PROTECTION; ILLEGALITY; ETC.

Section 3.01                      Additional Costs. Borrower shall pay directly to each Bank from time to time on demand such amounts as such Bank may reasonably determine to be necessary to compensate it for any increased costs which such Bank determines are attributable to its making or maintaining a LIBOR Loan or a Bid Rate Loan, or its obligation to make or maintain a LIBOR Loan or a Bid Rate Loan, or its obligation to Convert a Base Rate Loan to a LIBOR Loan hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of its LIBOR Loan or Bid Rate Loan(s) or such obligations (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(1)               subject any Recipient to any Taxes (other than (A) Indemnified Taxes, and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(2)               (other than to the extent the LIBOR Reserve Requirement is taken into account in determining the LIBOR Rate at the commencement of the applicable Interest Period) imposes or modifies any reserve, special deposit, liquidity, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any LIBOR Loan or Bid Rate Loan or any deposits referred to in the definition of “LIBOR Interest Rate”), or any commitment of such Bank (including such Bank’s Loan Commitment hereunder); or

(3)               imposes any other condition, cost or expense (other than Taxes) affecting this Agreement or the Notes (or any of such extensions of credit or liabilities).

Without limiting the effect of the provisions of the first paragraph of this Section, in the event that, by reason of any Regulatory Change, any Bank becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to Borrower (with a copy to Administrative Agent), the obligation of such Bank to permit Elections of, to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such Regulatory Change ceases to be in effect.

The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.

Determinations and allocations by a Bank for purposes of this Section of the effect of any Regulatory Change pursuant to the first or second paragraph of this Section, on its costs or rate of return of making or maintaining its Loan or portions thereof or on amounts receivable by it in respect of its Loan or portions thereof, and the amounts required to compensate such Bank under this Section, shall be included in a calculation of such amounts given to Borrower and shall be conclusive absent manifest error.

Notwithstanding anything contained in this Article III to the contrary, Borrower shall only be obligated to pay any amounts due under this Section 3.01 or under Section 3.06 if, and a Bank shall not exercise any right under this Section 3.01 or Sections 3.02, 3.03, 3.04 or 3.06 unless, the applicable Bank is generally imposing a similar charge on, or otherwise similarly enforcing its agreements with, its other similarly situated borrowers. In addition, Borrower shall not be obligated to compensate any Bank under any such provision for any amounts attributable to any period which is more than one (1) year prior to such Bank’s delivery of notice thereof to Borrower.

For purposes of this Section 3.01, the term “Bank” includes any Fronting Bank.

Section 3.02                      Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Loan:

(a)                the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Interest Rate or the LIBOR Base Rate, as applicable, for such Interest Period; or

(b)               the Administrative Agent is advised by the Required Banks (or, in the case of a Bid Rate Loan, the Bank that is required to make such Loan) that the LIBOR Interest Rate or the LIBOR Base Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Loans (or its Loan) included in such borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Banks by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist, (i) any notice by the Borrower of Election, Conversion or Continuation that requests the Conversion of any Loan to, or Continuation of any Loan as, a LIBOR Loan shall be ineffective, (ii) if the Borrower requests a Ratable Loan, such Loan shall be made or Continued as a Base Rate Loan and (iii) any request by the Borrower for a Bid Rate Loan shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Banks, then requests by the Borrower for Bid Rate Loans may be made to Banks that are not affected thereby.

Section 3.03                      Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to honor its obligation to make or maintain a LIBOR Loan or Bid Rate Loan hereunder, to allow Elections or Continuations of a LIBOR Loan or to Convert a Base Rate Loan into a LIBOR Loan, then such Bank shall promptly notify Administrative Agent and Borrower thereof and such Bank’s obligation to make or maintain a LIBOR Loan or Bid Rate Loan, or to permit Elections of, to Continue, or to Convert its Base Rate Loan into, a LIBOR Loan shall be suspended (in which case the provisions of Section 3.04 shall be applicable) until such time as such Bank may again make and maintain a LIBOR Loan or Bid Rate Loan.

Section 3.04                      Treatment of Affected Loans. If the obligations of any Bank to make or maintain a LIBOR Loan or a Bid Rate Loan, or to permit an Election of a LIBOR Loan, to Continue its LIBOR Loan, or to Convert its Base Rate Loan into a LIBOR Loan, are suspended pursuant to Section 3.01 or 3.03 (each LIBOR Loan or Bid Rate Loan so affected being herein called an “Affected Loan”), such Bank’s Affected Loan shall be automatically Converted into a Base Rate Loan (or, in the case of an Affected Loan that is a Bid Rate Loan, the interest rate thereon shall be converted to the rate applicable to Base Rate Loans) on the last day of the then current Interest Period for the Affected Loan (or, in the case of a Conversion or conversion resulting from Section 3.03, on such earlier date as such Bank may specify to Borrower).

To the extent that such Bank’s Affected Loan has been so Converted (or the interest rate thereon so converted), all payments and prepayments of principal which would otherwise be applied to such Bank’s Affected Loan shall be applied instead to its Base Rate Loan (or to its Bid Rate Loan bearing interest at the converted rate) and such Bank shall have no obligation to Convert its Base Rate Loan into a LIBOR Loan.

Section 3.05                      Certain Compensation. Other than in connection with a Conversion of an Affected Loan, Borrower shall pay to Administrative Agent for the account of the applicable Bank, upon the request of such Bank through Administrative Agent which request includes a calculation of the amount(s) due, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost or expense which such Bank reasonably determines is attributable to:

(1)               any payment or prepayment of a LIBOR Loan or Bid Rate Loan made by such Bank, or any Conversion of a LIBOR Loan (or conversion of the rate of interest on a

Bid Rate Loan) made by such Bank, in any such case on a date other than the last day of an applicable Interest Period, whether by reason of acceleration or otherwise;

(2)               any failure by Borrower for any reason to Convert a LIBOR Loan or a Base Rate Loan or to Continue a LIBOR Loan, as the case may be, to be Converted or Continued by such Bank on the date specified therefor in the relevant notice under Section 2.14;

(3)               any failure by Borrower to borrow (or to qualify for a borrowing of) a LIBOR Loan or Bid Rate Loan which would otherwise be made hereunder on the date specified in the relevant Election notice under Section 2.14 or Bid Rate Quote acceptance under Section 2.02(e) given or submitted by Borrower; or

(4)               any failure by Borrower to prepay a LIBOR Loan or Bid Rate Loan on the date specified in a notice of prepayment.

Without limiting the foregoing, such compensation shall include an amount equal to the present value (using as the discount rate an interest rate equal to the rate determined under (2) below) of the excess, if any, of (1) the amount of interest (less the Applicable Margin) which otherwise would have accrued on the principal amount so paid, prepaid, Converted or Continued (or not Converted, Continued or borrowed) for the period from the date of such payment, prepayment, Conversion or Continuation (or failure to Convert, Continue or borrow) to the last day of the then current applicable Interest Period (or, in the case of a failure to Convert, Continue or borrow, to the last day of the applicable Interest Period which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for the LIBOR Loan or Bid Rate Loan provided for herein, over (2) the amount of interest (as reasonably determined by such Bank) based upon the interest rate which such Bank would have bid in the London interbank market for Dollar deposits, for amounts comparable to such principal amount and maturities comparable to such period. A determination of any Bank as to the amounts payable pursuant to this Section shall be conclusive absent manifest error.

The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.

Section 3.06                      Capital Adequacy. If any Bank shall have determined that, after the date hereof, due to any Regulatory Change or the adoption of, or any change in, any applicable law, rule or regulation regarding capital adequacy or liquidity requirements, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such

Bank (with a copy to Administrative Agent), Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction. A certificate of any Bank claiming compensation under this Section, setting forth in reasonable detail the basis therefor, shall be conclusive absent manifest error. The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments in respect of the period prior to such termination.

Section 3.07                      Substitution of Banks. If any Bank (an “Affected Bank”) (i) makes demand upon Borrower for (or if Borrower is otherwise required to pay) Additional Costs pursuant to Section 3.01, (ii) is unable to make or maintain a LIBOR Loan or Bid Rate Loan as a result of a condition described in Section 3.03 or clause (2) of Section 3.02, (iii) has any increased costs as described in Section 3.06, (iv) requires the Borrower to pay any Indemnified Taxes or other amounts to such Bank or any Governmental Authority pursuant to Section 10.13, or (v) becomes a Defaulting Lender, Borrower may, within ninety (90) days of receipt of such demand or notice of the occurrence of an event described above in this Section 3.07) (provided (A) such 90-day limit shall not be applicable for a Defaulting Lender and (B) such 90-day period shall be extended for an additional period of 60 days if Borrower shall have attempted during such 90-day period to secure a Replacement Bank (as defined below) and shall be diligently pursuing such attempt), give written notice (a “Replacement Notice”) to Administrative Agent and to each Bank of Borrower’s intention either (x) to prepay in full the Affected Bank’s Loans and to terminate the Affected Bank’s entire Loan Commitment or (y) to replace the Affected Bank with another financial institution (the “Replacement Bank”) designated in such Replacement Notice. After its replacement, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.04 in respect of the period prior to its replacement.

In the event Borrower opts to give the notice provided for in clause (x) above, and if the Affected Bank shall not agree within thirty (30) days of its receipt thereof to waive the payment of the Additional Costs, Indemnified Taxes  or other amounts in question or the effect of the circumstances described in Section 3.03, in clause (2) of Section 3.02 or in Section 3.06 or the Affected Bank shall continue to be a Defaulting Lender, then, so long as no Event of Default shall exist, Borrower may (notwithstanding the provisions of clause (2) of Section 2.16(a)) terminate the Affected Bank’s entire Loan Commitment, provided that in connection therewith it pays to the Affected Bank all outstanding principal and accrued and unpaid interest under the Affected Bank’s Loans, together with all other amounts, if any, due from Borrower to the Affected Bank, including all amounts properly demanded and unreimbursed under Sections 3.01, 3.05 or 10.13. After any termination as provided in this paragraph, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.04 in respect of the period prior to such termination.

In the event Borrower opts to give the notice provided for in clause (y) above, and if Administrative Agent shall promptly (and in any event, within thirty (30) days of its receipt of the Replacement Notice), notify Borrower and each Bank in writing that the Replacement Bank is reasonably satisfactory to Administrative Agent, then the Affected Bank shall, so long as no Event of Default shall exist, assign its Loans and all of its rights and obligations under this Agreement to the Replacement Bank, and the Replacement Bank shall assume all of the Affected Bank’s rights and obligations, pursuant to an agreement, substantially in the form of an

Assignment and Assumption Agreement, executed by the Affected Bank and the Replacement Bank. In connection with such assignment and assumption, the Replacement Bank shall pay to the Affected Bank an amount equal to the outstanding principal amount of the Affected Bank’s Loans plus all interest accrued thereon, plus all other amounts, if any (other than the Additional Costs in question), then due and payable to the Affected Bank; provided, however, that prior to or simultaneously with any such assignment and assumption, Borrower shall have paid to such Affected Bank all amounts properly demanded and reimbursed under Sections 3.01, 3.05 and 10.13. Upon the effective date of such assignment and assumption, the Replacement Bank shall become a Bank Party to this Agreement and shall have all the rights and obligations of a Bank as set forth in such Assignment and Assumption Agreement, and the Affected Bank shall be released from its obligations hereunder, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this Section, a substitute Ratable Loan Note shall be issued to the Replacement Bank by Borrower, in exchange for the return of the Affected Bank’s Ratable Loan Note. The obligations evidenced by such substitute note shall constitute “Obligations” for all purposes of this Agreement and the other Loan Documents. If the Replacement Bank is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent a certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 10.13. Each Replacement Bank shall be deemed to have made the representations contained in, and shall be bound by the provisions of, Section 10.13. After any assignment as provided in this paragraph, an Affected Bank shall remain entitled to the benefits of Sections 3.01, 3.06, 10.13 and 12.04 in respect of the period prior to such assignment.

Borrower, Administrative Agent and the Banks shall execute such modifications to the Loan Documents as shall be reasonably required in connection with and to effectuate the foregoing.

Section 3.08                      Obligation of Banks to Mitigate.

Each Bank agrees that, as promptly as practicable after such Bank has actual knowledge of the occurrence of an event or the existence of a condition that would cause such Bank to become an Affected Bank or that would entitle such Bank to receive payments under Sections 3.01, 3.02, 3.03, 3.06 or 10.13, it will, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts at the cost and expense of the Borrower (i) to make, issue, fund, or maintain the Loan Commitment of such Bank or the affected Loans of such Bank through another lending office of such Bank, or (ii) to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if as a result thereof the circumstances that would cause such Bank to be an Affected Bank would cease to exist or the additional amounts that would otherwise be required to be paid to such Bank pursuant to Sections 3.01, 3.02, 3.03, 3.06 or 10.13 would be reduced and if, as reasonably determined by such Bank in its sole discretion, the making, issuing, funding, or maintaining of such Loan Commitment or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loan Commitment or Loans or would not be otherwise disadvantageous to the interests of such Bank.

Article IV

CONDITIONS PRECEDENT

Section 4.01                      Conditions Precedent to the Loans. The obligations of the Banks hereunder and the obligation of each Bank to make the Initial Advance are subject to the condition precedent that Administrative Agent shall have received on or before the Execution Date (other than with respect to paragraphs (11) and (14) below, which shall be required by the Closing Date) each of the following documents, and each of the following requirements shall have been fulfilled:

(1)               Fees and Expenses. The payment of all fees and expenses owed to or incurred by Administrative Agent in connection with the origination of the Loans (including, without limitation, the reasonable fees and expenses of legal counsel);

(2)               Note. A Ratable Loan Note for each Bank, unless not requested by such Bank, and the Bid Rate Loan Note for Administrative Agent, each duly executed by Borrower;

(3)               Financial Statements. Audited Borrower’s Consolidated Financial Statements as of and for the year ended December 31, 2013;

(4)               Certificates of Limited Partnership/Trust. A copy of the Certificate of Limited Partnership for Borrower and a copy of the articles of trust of General Partner, each certified by the appropriate Secretary of State or equivalent state official;

(5)               Agreements of Limited Partnership/Bylaws. A copy of the Agreement of Limited Partnership for Borrower and a copy of the bylaws of General Partner, including all amendments thereto, each certified by the Secretary or an Assistant Secretary of General Partner as being in full force and effect on the Execution Date;

(6)               Good Standing Certificates. A certified copy of a certificate from the Secretary of State or equivalent state official of the states where Borrower and General Partner are organized, dated as of the most recent practicable date, showing the good standing or partnership qualification of Borrower and General Partner;

(7)               Foreign Qualification Certificates. A certified copy of a certificate from the Secretary of State or equivalent state official of the state where Borrower and General Partner maintain their principal places of business, dated as of the most recent practicable date, showing the qualification to transact business in such state as a foreign limited partnership or foreign trust, as the case may be, for Borrower and General Partner;

(8)               Resolutions. A copy of a resolution or resolutions adopted by the Board of Trustees of General Partner, certified by the Secretary or an Assistant Secretary of General Partner as being in full force and effect on the Execution Date, authorizing the Loans provided for herein and the execution, delivery and performance of the Loan Documents to be executed and delivered by General Partner hereunder on behalf Borrower;

(9)               Incumbency Certificate. A certificate, signed by the Secretary or an Assistant Secretary of General Partner and dated the Execution Date, as to the incumbency, and containing the specimen signature or signatures, of the Persons authorized to execute and deliver the Loan Documents to be executed and delivered by it and Borrower hereunder;

(10)           Solvency Certificate. A Solvency Certificate, duly executed, from Borrower;

(11)           Opinion of Counsel for Borrower. Favorable opinions, dated as of the Closing Date, from counsels for Borrower and General Partner, as to such matters as Administrative Agent may reasonably request;

(12)           Authorization Letter. The Authorization Letter, duly executed by Borrower;

(13)           Intentionally Omitted.

(14)           Request for Advance. A request for an advance in accordance with Section 2.05;

(15)           Certificate. The following statements shall be true and Administrative Agent shall have received a certificate dated as of the Execution Date signed by a duly authorized signatory of Borrower stating, to the best of the certifying party’s knowledge, the following:

(a)                All representations and warranties contained in this Agreement and in each of the other Loan Documents are true and correct on and as of the Execution Date as though made on and as of such date, and

(b)               No Default or Event of Default has occurred and is continuing;

(16)           Compliance Certificate. A certificate of the sort required by paragraph (3) of Section 6.09; and

(17)           Insurance. Evidence of the insurance described in Section 5.17.

(18)           KYC Information.  The Administrative Agent and the Banks shall have received all documentation and other information about the Borrower as shall have been reasonably requested by the Administrative Agent or such Bank that it shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations.

Section 4.02                      Conditions Precedent to Advances After the Initial Advance. The obligation of each Bank to make any advance of the Loans or issue, renew or increase the amount of any Letter of Credit subsequent to the Initial Advance shall be subject to satisfaction of the following conditions precedent:

(1)               No Default or Event of Default shall have occurred and be continuing;

(2)               Each of the representations and warranties of Borrower contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the advance, issuance, renewal or increase (except in those cases where such representation or warranty expressly relates to an earlier date or is qualified as to “materiality”, “Material Adverse Change” or similar language (which shall be true and correct in all respects) and except for changes in factual circumstances permitted hereunder); and

(3)               Administrative Agent shall have received a request for an advance in accordance with Section 2.05.

Section 4.03                      Deemed Representations. Each request by Borrower for, and acceptance by Borrower of, an advance of proceeds of the Loans or the issuance, renewal or increase of any Letter of Credit, shall constitute a representation and warranty by Borrower that, as of both the date of such request and the date of such advance, issuance, renewal or increase (1) no Default or Event of Default has occurred and is continuing as of the date of such advance, issuance, renewal or increase, and (2) each of the representations and warranties by Borrower contained in this Agreement and in each of the other Loan Documents is true and correct in all material respects on and as of such date with the same effect as if made on and as of such date, except where such representation or warranty expressly relates to an earlier date and except for changes in factual circumstances not prohibited hereunder. In addition, the request by Borrower for, and acceptance by Borrower of, the Initial Advance shall constitute a representation and warranty by Borrower that, as of the Closing Date, each certificate delivered pursuant to Section 4.01 is true and correct in all material respects.

Article V

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and each Bank as follows:

Section 5.01                      Existence. Borrower is a limited partnership duly organized and existing under the laws of the State of Delaware, with its principal executive office in the State of New York, and is duly qualified as a foreign limited partnership, properly licensed, in good standing and has all requisite authority to conduct its business in each jurisdiction in which it owns properties or conducts business except where the failure to be so qualified or to obtain such authority would not constitute a Material Adverse Change. Each of its Consolidated Businesses is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite authority to conduct its business in each jurisdiction in which it owns property or conducts business, except where the failure to be so qualified or to obtain such authority would not constitute a Material Adverse Change. General Partner is a REIT duly organized and existing under the laws of the State of Maryland, with its principal executive office in the State of New York, is duly qualified as a foreign corporation or trust and properly licensed and in good standing in each jurisdiction where the failure to qualify or be licensed would constitute a Material Adverse Change. The common shares of beneficial interest of General Partner are listed on the New York Stock Exchange.

Section 5.02                      Corporate/Partnership Powers. The execution, delivery and performance of this Agreement and the other Loan Documents required to be delivered by Borrower hereunder are within its partnership authority, have been duly authorized by all requisite action, and are not in conflict with the terms of any organizational documents of such entity, or any instrument or agreement to which Borrower or General Partner is a party or by which Borrower, General Partner or any of their respective assets may be bound or affected (which conflict with any such instrument or agreement would likely cause a Material Adverse Change to occur).

Section 5.03                      Power of Officers. The officers of General Partner executing the Loan Documents required to be delivered by it on behalf of Borrower hereunder have been duly elected or appointed and were fully authorized to execute the same at the time each such Loan Document was executed.

Section 5.04                      Power and Authority; No Conflicts; Compliance With Laws.  The execution and delivery of, and the performance of the obligations required to be performed by Borrower under, the Loan Documents do not and will not (a) violate any provision of, or, except for those which have been made or obtained, require any filing (other than SEC disclosure filings), registration, consent or approval under, any Law (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it, except for such violations, or filings, registrations, consents and approvals which if not done or obtained would not likely cause a Material Adverse Change to occur, (b) result in a breach of or constitute a default under or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which it may be a party or by which it or its properties may be bound or affected except for consents which have been obtained or which if not obtained are not likely to cause a Material Adverse Change to occur, (c) result in, or require, the creation or imposition of any Lien, upon or with respect to any of its properties now owned or hereafter acquired which would likely cause a Material Adverse Change to occur, or (d) cause it to be in default under any such Law, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument which would likely cause a Material Adverse Change to occur; to the best of its knowledge, Borrower is in compliance with all Laws applicable to it and its properties where the failure to be in compliance would cause a Material Adverse Change to occur.

Section 5.05                      Legally Enforceable Agreements. Each Loan Document is a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally, as well as general principles of equity.

Section 5.06                      Litigation. Except as disclosed in General Partner’s SEC Reports existing as of the date hereof, there are no investigations, actions, suits or proceedings pending or, to its knowledge, threatened against Borrower, General Partner or any of their Affiliates before any court or arbitrator or any Governmental Authority reasonably likely to (i)

have a material effect on Borrower’s ability to repay the Loans, (ii) result in a Material Adverse Change, or (iii) affect the validity or enforceability of any Loan Document.

Section 5.07                      Good Title to Properties. Borrower and each of its Material Affiliates have good, marketable and legal title to all of the properties and assets each of them purports to own (including, without limitation, those reflected in the December 31, 2013 financial statements referred to in Sections 4.01(3) and 5.15 and only with exceptions which do not materially detract from the value of such property or assets or the use thereof in Borrower’s and such Affiliate’s businesses, and except to the extent that any such properties and assets have been encumbered or disposed of since the date of such financial statements without violating any of the covenants contained in Article VII or elsewhere in this Agreement) and except where failure to comply with the foregoing would likely result in a Material Adverse Change. Borrower and its Material Affiliates enjoy peaceful and undisturbed possession of all leased property under leases which are valid and subsisting and are in full force and effect, except to the extent that the failure to be so would not likely result in a Material Adverse Change.

Section 5.08                      Taxes. Borrower has filed all tax returns (federal, state and local) required to be filed and has paid all taxes, assessments and governmental charges and levies due and payable without the imposition of a penalty, including interest and penalties, except to the extent they are the subject of a Good Faith Contest or where the failure to comply with the foregoing would not likely result in a Material Adverse Change.

Section 5.09                      ERISA. To the knowledge of Borrower, each Plan is in compliance in all material respects with its terms and all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred with respect to any Plan that, assuming the taxable period of the transaction expired as of the date hereof, could subject Borrower, General Partner or any ERISA Affiliate to a tax or penalty imposed under Section 4975 of the Code or Section 502(i) of ERISA in an amount that is in excess of $250,000; no Reportable Event has occurred with respect to any Plan within the last six (6) years; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated within the past five (5) years; Borrower is not aware of any circumstances which constitutes grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; Borrower, General Partner and the ERISA Affiliates have met the minimum funding requirements of Section 412 of the Code and Section 302 of ERISA of each with respect to the Plans of each and except as disclosed in the Borrower’s Consolidated Financial Statements there was no Unfunded Current Liability with respect to any Plan established or maintained by each as of the last day of the most recent plan year of each Plan; and Borrower, General Partner and the ERISA Affiliates have not incurred any liability to the PBGC under ERISA (other than for the payment of premiums under Section 4007 of ERISA) which is due and payable for more than 45 days and has not been reserved against. None of the assets of Borrower or General Partner under this Agreement constitute “plan assets” of any “employee benefit plan” within the meaning of ERISA or of any “plan” within the meaning of Section 4975(e)(1) of the Code, as interpreted by the Internal Revenue Service and the U.S. Department of Labor in rules, regulations, releases or bulletins or as interpreted under applicable case law.

Section 5.10                      No Default on Outstanding Judgments or Orders. Borrower has satisfied all judgments which are not being appealed and is not in default with respect to any rule or regulation or any judgment, order, writ, injunction or decree applicable to Borrower, of any court, arbitrator or federal, state, municipal or other Governmental Authority, commission, board, bureau, agency or instrumentality, domestic or foreign, in each case which failure to satisfy or which being in default is likely to result in a Material Adverse Change.

Section 5.11                      No Defaults on Other Agreements. Except as disclosed to the Bank Parties in writing or as disclosed in General Partner’s SEC Reports existing as of the date hereof, Borrower, to the best of its knowledge, is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any partnership, trust or other restriction which is likely to result in a Material Adverse Change. To the best of its knowledge, Borrower is not in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument which is likely to result in a Material Adverse Change.

Section 5.12                      Government Regulation. Neither Borrower nor General Partner is subject to regulation under the Investment Company Act of 1940.

Section 5.13                      Environmental Protection. To Borrower’s knowledge, except as disclosed in General Partner’s SEC Reports existing as of the date hereof, none of Borrower’s or its Affiliates’ properties contains any Hazardous Materials that, under any Environmental Law currently in effect, (1) would impose liability on Borrower that is likely to result in a Material Adverse Change, or (2) is likely to result in the imposition of a Lien on any assets of Borrower or any Material Affiliates that is likely to result in a Material Adverse Change. To Borrower’s knowledge, neither it nor any Material Affiliates are in violation of, or subject to any existing, pending or threatened investigation or proceeding by any Governmental Authority under any Environmental Law that is likely to result in a Material Adverse Change.

Section 5.14                      Solvency. Borrower is, and upon consummation of the transactions contemplated by this Agreement, the other Loan Documents and any other documents, instruments or agreements relating thereto, will be, Solvent.

Section 5.15                      Financial Statements. Borrower’s Consolidated Financial Statements most recently delivered to the Banks prior to the date of this Agreement are in all material respects complete and fairly present the financial condition and results of operations of the subjects thereof as of the dates of and for the periods covered by such statements, all in accordance with GAAP. There has been no Material Adverse Change since the date of such most recently delivered Borrower’s Consolidated Financial Statements.

Section 5.16                      Valid Existence of Affiliates. Each Material Affiliate is an entity duly organized and existing in good standing under the laws of the jurisdiction of its formation. As to each Material Affiliate, its correct name, the jurisdiction of its formation, Borrower’s direct or indirect percentage of beneficial interest therein, and the type of business in which it is primarily engaged, are set forth on EXHIBIT F. Borrower and each of its Material Affiliates have the power to own their respective properties and to carry on their respective businesses now being conducted. Each Material Affiliate is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the respective businesses conducted by it or its respective properties, owned or held under lease, make such qualification necessary and where the failure to be so qualified would likely cause a Material Adverse Change.

Section 5.17                      Insurance. Each of Borrower and each of its Material Affiliates has in force paid insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated.

Section 5.18                      Accuracy of Information; Full Disclosure. Neither this Agreement nor any documents, financial statements, reports, notices, schedules, certificates, statements or other writings furnished by or on behalf of Borrower to Administrative Agent or any Bank in connection with the negotiation of this Agreement or the consummation of the transactions contemplated hereby, required herein to be furnished by or on behalf of Borrower (other than projections which are made by Borrower in good faith) or certified as being true and correct by or on behalf of the Borrower to the Administrative Agent or any Bank in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so certified) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact which Borrower has not disclosed to Administrative Agent and the Banks in writing or that is not included in General Partner’s SEC Reports that materially affects adversely or, so far as Borrower can now reasonably foresee, will materially affect adversely the business or financial condition of Borrower or the ability of Borrower to perform this Agreement and the other Loan Documents.

Section 5.19                      Use of Proceeds. All proceeds of the Loans will be used by Borrower for any purpose permitted by law. Neither the making of any Loan nor the use of the proceeds thereof nor any other extension of credit hereunder will violate the provisions of Regulations T, U, or X of the Federal Reserve Board. No Swingline Loan shall be used for the purpose of refinancing another Swingline Loan, in whole or part.

Section 5.20                      Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect, those which, if not made or obtained, would not likely result in a Material Adverse Change and those which will be made in due course as SEC disclosure filings.

Section 5.21                      Principal Offices. As of the Closing Date, the principal office, chief executive office and principal place of business of Borrower is 888 Seventh Avenue, New York, New York 10106.

Section 5.22                      General Partner Status. General Partner is qualified and General Partner intends to continue to qualify as a REIT.

(1)               As of the date hereof, the General Partner owns no assets other than ownership interests in Borrower or as disclosed on SCHEDULE 2A attached hereto.

(2)               The General Partner is neither the borrower nor guarantor of any Debt except as disclosed on SCHEDULE 3 attached hereto.

Section 5.23                      Labor Matters. Except as disclosed on EXHIBIT I, (i) as of the date hereof, there are no collective bargaining agreements or Multiemployer Plans covering the employees of Borrower, General Partner, or any ERISA Affiliate and (ii) neither Borrower, General Partner, nor any ERISA Affiliate has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years which would likely result in a Material Adverse Change.

Section 5.24                      Organizational Documents. The documents delivered pursuant to Section 4.01(4) and (5) constitute, as of the Closing Date, all of the organizational documents of the Borrower and General Partner. Borrower represents that it has delivered to Administrative Agent true, correct and complete copies of each such documents. General Partner is the general partner of the Borrower. General Partner holds (directly or indirectly) not less than ninety percent (90%) of the ownership interests in Borrower as of the Execution Date.

Section 5.25                      Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to attain compliance by the General Partner, the Borrower, its Subsidiaries and their respective directors, trustees, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the General Partner, the Borrower, any Subsidiary or any of their respective directors, trustees, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Article VI

AFFIRMATIVE COVENANTS

So long as any of the Loans shall remain unpaid or the Loan Commitments remain in effect, or any other amount is owing by Borrower to any Bank hereunder or under any other Loan Document or any Letter of Credit remains outstanding, Borrower shall:

Section 6.01                      Maintenance of Existence. Preserve and maintain its legal existence and, if applicable, good standing in its jurisdiction of organization and, if applicable, qualify and remain qualified as a foreign entity in each jurisdiction in which such qualification is required, except to the extent that failure to so qualify would not likely result in a Material Adverse Change.

Section 6.02                      Maintenance of Records. Keep adequate records and books of account, in which entries will be made in accordance with GAAP in all material respects, except as disclosed in Borrower’s financial statements, reflecting all of its financial transactions.

Section 6.03                      Maintenance of Insurance. At all times, maintain and keep in force, and cause each of its Material Affiliates to maintain and keep in force, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibles from coverage thereof.

Section 6.04                      Compliance with Laws:  Payment of Taxes.  Comply in all material respects with all Laws applicable to it or to any of its properties or any part thereof, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon any of its property, except to the extent they are the subject of a Good Faith Contest or the failure to so comply would not cause a Material Adverse Change.  The Borrower will maintain in effect and enforce policies and procedures designed to attain compliance by the General Partner, the Borrower, its Subsidiaries and their respective directors, trustees, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 6.05                      Right of Inspection. At any reasonable time and from time to time upon reasonable notice, but not more frequently than twice in any 12-month period provided that no Event of Default shall have occurred and be continuing, permit Administrative Agent or any Bank or any agent or representative thereof (provided that, at Borrower’s request, Administrative Agent or such Bank, or such representative, must be accompanied by a representative of Borrower), to examine and make copies and abstracts from the records and books of account of, and visit the properties of, Borrower and to discuss the affairs, finances and accounts of Borrower with the independent accountants of Borrower. The request by any Bank or agent or representative thereof for such an inspection shall be made to the Administrative Agent and the Administrative Agent promptly shall notify all the Banks of such request (or if the Administrative Agent shall have requested the same on its behalf, the Administrative Agent shall notify all the Banks thereof) and any Bank that shall so desire may accompany Administrative Agent or such Bank, or such representative on such examination.

Section 6.06                      Compliance With Environmental Laws. Comply in all material respects with all applicable Environmental Laws and immediately pay or cause to be paid all costs and expenses incurred in connection with such compliance, except to the extent there is a Good Faith Contest or the failure to so comply would not likely cause a Material Adverse Change.

Section 6.07                      Payment of Costs. Pay all fees and expenses of the Administrative Agent required by this Agreement.

Section 6.08                      Maintenance of Properties. Do all things reasonably necessary to maintain, preserve, protect and keep its and its Affiliates’ properties in good repair, working order and condition except where the failure to do so would not result in a Material Adverse Change.

Section 6.09                      Reporting and Miscellaneous Document Requirements. Furnish to Administrative Agent (which shall promptly distribute to each of the Banks):

(1)               Annual Financial Statements. As soon as available and in any event within ninety-five (95) days after the end of each Fiscal Year, the Borrower’s Consolidated Financial Statements as of the end of and for such Fiscal Year, audited by Borrower’s Accountants;

(2)               Quarterly Financial Statements. As soon as available and in any event within fifty (50) days after the end of each calendar quarter (other than the last quarter of the Fiscal Year), the unaudited Borrower’s Consolidated Financial Statements as of the end of and for such calendar quarter, reviewed by Borrower’s Accountants;

(3)               Certificate of No Default and Financial Compliance. Within fifty (50) days after the end of each of the first three quarters of each Fiscal Year and within ninety-five (95) days after the end of each Fiscal Year, a certificate of the chief financial officer or other appropriate financial officer of General Partner (a) stating that, to the best of his or her knowledge, no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, specifying the nature thereof and the action which is being taken with respect thereto; (b) stating that the covenants contained in Article VIII have been complied with (or specifying those that have not been complied with) and including computations demonstrating such compliance (or non-compliance); (c) setting forth all items comprising Total Outstanding Indebtedness (including amount, maturity, interest rate and amortization requirements), Capitalization Value, Secured Indebtedness, Combined EBITDA, Unencumbered Combined EBITDA, Interest Expense, Unsecured Interest Expense and Unsecured Indebtedness; and (d) only at the end of each Fiscal Year an estimate of Borrower’s taxable income;

(4)               Certificate of Borrower’s Accountants. Within ninety-five (95) days after the end of each Fiscal Year, a report with respect thereto of Borrower’s Accountants, which report shall be unqualified, except as provided in the second sentence of this clause (4), and shall state that such financial statements fairly present the consolidated financial position of each of the Borrower and its Subsidiaries as at the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, in conformity with GAAP applied on a basis consistent with prior years (except for changes which shall have been disclosed in the notes to the financial statements). In the event that such report is qualified, a copy of the Borrower’s Accountants’ communications with those charged with governance or any similar report delivered to the General Partner or to any officer or employee thereof by Borrower’s Accountants in connection with such financial statements (which letter or report shall be subject to the confidentiality limitations set forth herein), as well as a statement of Borrower’s Accountants to the effect that in connection with their audit, nothing came to their attention that caused them to believe that the Borrower failed to comply with the terms, covenants, provisions or conditions of Article VIII, insofar as they relate to financial and accounting matters.

(5)               Notice of Litigation. Promptly after the commencement and knowledge thereof, notice of all actions, suits, and proceedings before any court or arbitrator, affecting Borrower which, if determined adversely to Borrower is likely to result in a Material Adverse Change and which would be required to be reported in Borrower’s SEC Reports;

(6)               Notice of ERISA Events. Promptly after the occurrence thereof, notice of any action or event described in clauses (c) or (d) of Section 9.01(7);

(7)               Notices of Defaults and Events of Default. As soon as possible and in any event within ten (10) days after Borrower becomes aware of the occurrence of a material Default or any Event of Default a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken with respect thereto;

(8)               Sales or Acquisitions of Assets. Promptly after the occurrence thereof, written notice of any Disposition or acquisition of an individual asset (other than acquisitions or Dispositions of investments such as certificates of deposit, Treasury securities and money market deposits in the ordinary course of Borrower’s cash management) in excess of Five Hundred Million Dollars ($500,000,000) and, in the case of any acquisition of such an asset, within ten (10) Banking Days after Administrative Agent’s request, copies of the agreements governing the acquisition and historical financial information and Borrower’s summary analysis with respect to the property acquired;

(9)               Material Adverse Change. As soon as is practicable and in any event within five (5) days after knowledge of the occurrence of any event or circumstance which is likely to result in or has resulted in a Material Adverse Change and which would be required to be reported in Borrower’s SEC Reports, written notice thereof;

(10)           Bankruptcy of Tenants. Promptly after becoming aware of the same, written notice of the bankruptcy, insolvency or cessation of operations of any tenant in any Real Property Asset of Borrower or in which Borrower has an interest to which four percent (4%) or more of aggregate annual minimum rent payable to Borrower directly or through its Consolidated Businesses or UJVs is attributable;

(11)           Offices. Thirty (30) days’ prior written notice of any change in the principal executive office of Borrower;

(12)           Environmental and Other Notices. As soon as possible and in any event within thirty (30) days after receipt, copies of all Environmental Notices received by Borrower which are not received in the ordinary course of business and which relate to a previously undisclosed situation which is likely to result in a Material Adverse Change;

(13)           Insurance Coverage. Promptly, such information concerning Borrower’s insurance coverage as Administrative Agent may reasonably request;

(14)           Proxy Statements, Etc. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which Borrower or General Partner sends to its respective shareholders, and copies of all regular, periodic and special reports, and all registration statements, which Borrower or General Partner files with the SEC or any Governmental Authority which may be substituted therefor, or with any national securities exchange;

(15)           Capital Expenditures. If reasonably requested by the Administrative Agent, a schedule of such Fiscal Year’s capital expenditures and a budget for the next Fiscal Year’s planned capital expenditures for each Consolidated Business that is a Real Property Business;

(16)           Change in Borrower’s Credit Rating. Within two (2) Banking Days after Borrower’s receipt of notice of any change in Borrower’s Credit Rating, written notice of such change; and

General Information. Promptly, such other information respecting the condition or operations, financial or otherwise, of Borrower or any properties of Borrower as Administrative Agent or any Bank may from time to time reasonably request.

Article VII

NEGATIVE COVENANTS

So long as any of the Loans shall remain unpaid, or the Loan Commitments remain in effect, or any other amount is owing by Borrower to Administrative Agent or any Bank hereunder or under any other Loan Document or any Letter of Credit remains outstanding, Borrower shall not do any or all of the following:

Section 7.01                      Mergers, Etc. Without the Required Banks’ consent (which shall not be unreasonably withheld) merge or consolidate with (except where Borrower or General Partner is the surviving entity, or in a transaction of which the purpose is to redomesticate such entity in another United States jurisdiction, and no Default or Event of Default has occurred and is continuing), or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) or enter into any agreement to do any of the foregoing. Without the Required Banks’ consent (which shall not be unreasonably withheld) neither Borrower nor General Partner shall liquidate, wind up or dissolve (or suffer any liquidation or dissolution) or discontinue its business.

Section 7.02                      Distributions.

Distribute cash and other property to the General Partner except only in anticipation of payment by the General Partner of dividends to its shareholders.

Section 7.03                      Amendments to Organizational Documents.

(a)                Amend Borrower’s agreement of limited partnership or other organizational documents in any manner that would result in a Material Adverse Change without the Required Banks’ consent, which consent shall not be unreasonably withheld. Without limitation of the foregoing, no Person shall be admitted as a general partner of the Borrower other than General Partner.

(b)               Make any “in-kind” transfer of any of Borrower’s property or assets to any of Borrower’s constituent partners if such transfer would result in an Event of Default, without, in each case, the Required Banks’ consent, which consent shall not be unreasonably withheld.

Section 7.04                      Use of Proceeds and Letters of Credit.  Request any Loan or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, trustees, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C)  in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

Article VIII

FINANCIAL COVENANTS

So long as any of the Loans shall remain unpaid, or the Loan Commitments remain in effect, or any other amount is owing by Borrower to Administrative Agent or any Bank under this Agreement or under any other Loan Document or any Letter of Credit remains outstanding, Borrower shall not permit or suffer:

Section 8.01                      Intentionally Omitted.

Section 8.02                      Ratio of Total Outstanding Indebtedness to Capitalization Value.  Total Outstanding Indebtedness to exceed sixty percent (60%) of Capitalization Value, each measured as of the most recently ended calendar quarter; provided, however, with respect to any fiscal quarter in which Borrower or any of its Consolidated Businesses or UJVs have acquired Real Property Assets, the ratio of Total Outstanding Indebtedness to Capitalization Value as of the end of such fiscal quarter and the next succeeding fiscal quarter may increase to 65%, provided such ratio does not exceed 60% as of the end of the fiscal quarter immediately thereafter; for purposes of this covenant, (i) Total Outstanding Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Total Outstanding Indebtedness that by its terms is either (1) scheduled to mature (including by reason of the election of the borrower of such debt to call such debt prior to its maturity) on or before the date that is 24 months from the date of calculation, or (2) convertible Debt with the right to put all or a portion thereof on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash and Cash Equivalents, and (ii) Capitalization Value shall be adjusted by deducting therefrom the amount by which Total Outstanding Indebtedness is adjusted under clause (i); for purposes of determining Capitalization Value for this covenant only, (A) costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period shall not be deducted in determining EBITDA, and (B) Unrestricted Cash and Cash Equivalents shall be adjusted to deduct therefrom $35,000,000 and without inclusion of Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV.

Section 8.03                      Intentionally Omitted

Section 8.04                      Ratio of Combined EBITDA to Fixed Charges. The ratio of Combined EBITDA to Fixed Charges, each measured as of the most recently ended calendar quarter, to be less than 1.40 to 1.00.

Section 8.05                      Ratio of Unencumbered Combined EBITDA to Unsecured Interest Expense. The ratio of Unencumbered Combined EBITDA to Unsecured Interest Expense, each measured as of the most recently ended calendar quarter, to be less than 1.50 to 1.00.

Section 8.06                      Ratio of Unsecured Indebtedness to Capitalization Value of Unencumbered Assets.  Unsecured Indebtedness to exceed sixty percent (60%) of Capitalization Value of Unencumbered Assets, each measured as of the most recently ended calendar quarter; provided, however, with respect to any fiscal quarter in which Borrower or any of its Consolidated Businesses or UJVs has acquired Real Property Assets, the ratio of Unsecured Indebtedness to Capitalization Value of Unencumbered Assets as of the end of such fiscal quarter and the next succeeding fiscal quarter may increase to 65%, provided such ratio does not exceed 60% as of the end of the fiscal quarter immediately thereafter; for purposes of this covenant, (i) Unsecured Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Unsecured Indebtedness that by its terms is either (1) scheduled to mature (including by reason of the election of the borrower of such debt to call such debt prior to its maturity) on or before the date that is 24 months from the date of calculation, or (2) convertible Debt with the right to put all or a portion thereof on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash and Cash Equivalents or such lesser amount of Unrestricted Cash and Cash Equivalents as Borrower shall specify for this purpose (the “Unsecured Indebtedness Adjustment”), and (ii) Capitalization Value shall be adjusted by deducting therefrom the Unsecured Indebtedness Adjustment; for purposes of determining Capitalization Value of Unencumbered Assets for this covenant only, costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period shall not be deducted in determining EBITDA; and for purposes of clause (i)(y) above, Unrestricted Cash and Cash Equivalents shall be adjusted to deduct therefrom $35,000,000 as well as any Unrestricted Cash and Cash Equivalents used to determine the Secured Indebtedness Adjustment in Section 8.07, and without inclusion of Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV.

Section 8.07                      Ratio of Secured Indebtedness to Capitalization Value. The ratio of Secured Indebtedness to Capitalization Value, each measured as of the most recently ended calendar quarter, to exceed 50%; for purposes of this covenant, (i) Secured Indebtedness shall be adjusted by deducting therefrom an amount equal to the lesser of (x) Secured Indebtedness that by its terms is either (1) scheduled to mature on (including by reason of the election of the borrower of such debt to call such debt prior to its maturity) or before the date that is 24 months from the date of calculation, or (2) convertible Debt with the right to put all or a portion thereof on or before the date that is 24 months from the date of calculation, and (y) Unrestricted Cash and Cash Equivalents or such lesser amount of Unrestricted Cash and Cash Equivalents as Borrower shall specify for this purpose (the “Secured Indebtedness Adjustment”), and (ii) Capitalization Value shall be adjusted by deducting therefrom the Secured Indebtedness Adjustment; for purposes of determining Capitalization Value for this covenant only, costs and expenses incurred during the applicable period with respect to acquisitions that failed to close and were abandoned during such period shall not be deducted in determining EBITDA; and for purposes of clause (i)(y) above, Unrestricted Cash and Cash Equivalents shall be adjusted to deduct therefrom $35,000,000 as well as any Unrestricted Cash and Cash Equivalents used to determine the Unsecured Indebtedness Adjustment in Section 8.06, and without inclusion of Borrower’s Pro Rata Share of any Cash or Cash Equivalents owned by any UJV.

Section 8.08                      Debt of the General Partner. Notwithstanding anything contained herein to the contrary, any Debt of the General Partner shall be deemed to be Debt of the Borrower (provided that the same shall be without duplication), for purposes of calculating the financial covenants set forth in this Article VIII.

Article IX

EVENTS OF DEFAULT

Section 9.01                      Events of Default. Any of the following events shall be an “Event of Default”:

(1)               If Borrower shall fail to pay the principal of any Loans as and when due; or fail to pay interest accruing on any Loans as and when due and such failure to pay shall continue unremedied for five (5) days after the due date of such amount; or fail to pay any fee or any other amount due under this Agreement or any other Loan Document as and when due and such failure to pay shall continue unremedied for five (5) days after notice by Administrative Agent of such failure to pay;

(2)               If any representation or warranty made or deemed made by Borrower in this Agreement or in any other Loan Document or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with a Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

(3)               If Borrower shall fail (a) to perform or observe any term, covenant or agreement contained in Article VII or Article VIII; or (b) to perform or observe any term, covenant or agreement contained in this Agreement (other than obligations specifically referred to elsewhere in this Section 9.01) and such failure shall remain unremedied for thirty (30) consecutive calendar days after notice thereof; provided, however, that if any such default under clause (b) above cannot by its nature be cured within such thirty (30) day grace period and so long as Borrower shall have commenced cure within such thirty (30) day grace period and shall, at all times thereafter, diligently prosecute the same to completion, Borrower shall have an additional period to cure such default; provided, however, that, in no event, is the foregoing intended to effect an extension of the Maturity Date;

(4)               If Borrower shall fail (a) to pay any Debt (other than the payment obligations described in paragraph (1) of this Section 9.01 or obligations that are recourse to Borrower solely for fraud, misappropriation, environmental liability and other normal and customary bad-act carveouts to nonrecourse obligations) the Recourse portion of which to Borrower is an amount equal to or greater than Fifty Million Dollars ($50,000,000) when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) after the expiration of any applicable grace period, or (b) to perform or observe any material term, covenant, or condition under any agreement or instrument relating to any such Debt, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, after the giving of notice or the lapse of time, or both (other than in cases where, in the judgment of the Required Banks, meaningful discussions likely to result in (i) a waiver or cure of the failure to perform or observe or (ii) otherwise averting such acceleration are in progress between Borrower and the obligee of such Debt), the maturity of such Debt, or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled or otherwise required prepayment, repurchase or defeasance), prior to the stated maturity thereof;

(5)               If either Borrower or General Partner shall (a) generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; (b) make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; (c) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; (d) have had any such petition or application filed or any such proceeding shall have been commenced, against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains dismissed or unstayed for a period of sixty (60) days or more; (e) be the subject of any proceeding under which all or a substantial part of its assets may be subject to seizure, forfeiture or divestiture by any governmental entity; (f) by any act or omission indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (g) suffer any such custodianship, receivership or trusteeship for all or any substantial part of its property, to continue undischarged for a period of sixty (60) days or more;

(6)               If one or more judgments, decrees or orders for the payment of money in excess of Fifty Million Dollars ($50,000,000) in the aggregate shall be rendered against Borrower or General Partner, and any such judgments, decrees or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;

(7)               If any of the following events shall occur or exist with respect to any Plan: (a) any Prohibited Transaction; (b) any Reportable Event; (c) the filing under Section

4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (d) receipt of notice of an application by the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; (e) a condition exists which gives rise to imposition of a lien under Section 412(n) or (f) of the Code on Borrower, General Partner or any ERISA Affiliate, and in each case above, if either (1) such event or conditions, if any, result in Borrower, General Partner or any ERISA Affiliate being subject to any tax, penalty or other liability to a Plan, the PBGC or otherwise (or any combination thereof), which in the aggregate exceeds or is reasonably likely to exceed Twenty Million Dollars ($20,000,000), and the same continues unremedied or unpaid for a period of forty-five (45) consecutive days or (2) such event or conditions, if any, is reasonably likely to result in Borrower, General Partner or any ERISA Affiliate being subject to any tax, penalty or other liability to a Plan, the PBGC or otherwise (or any combination thereof), which in the aggregate exceeds or may exceed Twenty Million Dollars ($20,000,000) and such event or condition is unremedied, or such tax, penalty or other liability is not reserved against or the payment thereof otherwise secured to the reasonable satisfaction of the Administrative Agent, for a period of forty-five (45) consecutive days after notice from the Administrative Agent;

(8)               If General Partner shall fail at any time to (i) maintain at least one class of its common shares which has trading privileges on the New York Stock Exchange or the American Stock Exchange or is the subject of price quotations in the over-the-counter market as reported by the National Association of Securities Dealers Automated Quotation System, or (ii) maintain its status as a self-directed and self-administered REIT, and in either case such failure shall remain unremedied for thirty (30) consecutive calendar days after notice thereof;

(9)               If General Partner acquires any material assets other than additional interests in Borrower or as permitted by Borrower’s partnership agreement and shall fail to dispose of any such material asset for thirty (30) consecutive calendar days after notice thereof;

(10)           If at any time assets of the Borrower or General Partner constitute Plan assets for ERISA purposes (within the meaning of C.F.R. §2510.3-101); or

(11)           A default beyond applicable notice and grace periods (if any) under any of the other Loan Documents.

Section 9.02                      Remedies. If any Event of Default shall occur and be continuing, Administrative Agent shall, upon request of the Required Banks, by notice to Borrower, (1) terminate the Loan Commitments, whereupon the Loan Commitments shall terminate and the Banks shall have no further obligation to extend credit hereunder; and/or (2) declare the unpaid balance of the Loans, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such balance, all such interest, and all such amounts due under this Agreement shall become and be forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower; and/or (3) exercise any remedies provided in any of the Loan

Documents or by law; provided, however, that upon the occurrence of any Event of Default specified in Section 9.01(5), the Loan Commitments shall automatically terminate (and the Banks shall have no further obligation to extend credit hereunder) and the unpaid balance of the Loans, all interest thereon, and all other amounts payable under this Agreement shall automatically be and become forthwith due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower.

Article X

ADMINISTRATIVE AGENT; RELATIONS AMONG BANKS

Section 10.01                  Appointment, Powers and Immunities of Administrative Agent. Each Bank hereby irrevocably appoints and authorizes Administrative Agent to act as its agent hereunder and under any other Loan Document with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto. Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Loan Document or required by law, and shall not by reason of this Agreement be a fiduciary or trustee for any Bank except to the extent that Administrative Agent acts as an agent with respect to the receipt or payment of funds (nor shall Administrative Agent have any fiduciary duty to Borrower nor shall any Bank have any fiduciary duty to Borrower or to any other Bank). Administrative Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties made by Borrower or any officer, partner or official of Borrower or any other Person contained in this Agreement or any other Loan Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document or instrument referred to or provided for herein or therein, for the perfection or priority of any Lien securing the Obligations or for any failure by Borrower to perform any of its obligations hereunder or thereunder. Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither Administrative Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. Borrower shall pay any fee agreed to by Borrower and Administrative Agent with respect to Administrative Agent’s services hereunder. Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent agrees with the Banks that Administrative Agent shall perform its obligations under this Agreement in good faith according to the same standard of care as that customarily exercised by it in administering its own revolving credit loans.

Section 10.02                  Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent.

Administrative Agent may deem and treat each Bank as the holder of the Loan made by it for all purposes hereof and shall not be required to deal with any Person who has acquired a participation in any Loan or participation from a Bank. As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and any other holder of all or any portion of any Loan or participation.

Section 10.03                  Defaults. Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than an Event of Default pursuant to Section 9.01(1)) unless Administrative Agent has received notice from a Bank or Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that Administrative Agent receives a “Notice of Default,” Administrative Agent shall give prompt notice thereof to the Banks. Administrative Agent, following consultation with the Banks, shall (subject to Section 10.07 and Section 12.02) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Required Banks; provided that, unless and until Administrative Agent shall have received such directions, Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks; and provided further that Administrative Agent shall not send a notice of Default, Event of Default or acceleration to Borrower without the approval of the Required Banks. In no event shall Administrative Agent be required to take any such action which it determines to be contrary to law.

Section 10.04                  Rights of Agent as a Bank. With respect to its Loan Commitment and the Loan provided by it, each Person serving as an Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as such Agent, and the term any “Bank” or “Banks” shall include each Person serving as an Agent in its capacity as a Bank. Each Person serving as an Agent and its Affiliates may (without having to account therefor to any Bank) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, Borrower (and any Affiliates of Borrower) as if it were not acting as such Agent.

Section 10.05                  Indemnification of Agents. Each Bank agrees to indemnify each Agent (to the extent not reimbursed under Section 12.04 or under the applicable provisions of any other Loan Document, but without limiting the obligations of Borrower under Section 12.04 or such provisions), for its Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which Borrower is obligated to pay under Section 12.04) or under the applicable provisions of any other Loan Document or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Bank shall be liable for (1) any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified, (2) any loss of principal or interest with respect to the Loan of any Bank serving as an Agent or (3) any loss suffered by such Agent in connection with a swap or other interest rate hedging arrangement entered into with Borrower.

Section 10.06                  Non-Reliance on Agents and Other Banks. Each Bank agrees that it has, independently and without reliance on any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and the decision to enter into this Agreement and that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Loan Document.  Each Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by any Agent hereunder, each Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of Borrower (or any Affiliate of Borrower) which may come into the possession of such Agent or any of its Affiliates. Each Agent shall not be required to file this Agreement, any other Loan Document or any document or instrument referred to herein or therein for record, or give notice of this Agreement, any other Loan Document or any document or instrument referred to herein or therein, to anyone.

Section 10.07                  Failure of Administrative Agent to Act. Except for action expressly required of Administrative Agent hereunder, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Banks under Section 10.05 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

Section 10.08                  Resignation or Removal of Administrative Agent. Administrative Agent shall have the right to resign at any time. Administrative Agent may be removed at any time with cause by the Required Banks, provided that Borrower and the other Banks shall be promptly notified in writing thereof. Upon any such removal or resignation, the Required Banks shall have the right to appoint a successor Administrative Agent which successor Administrative Agent, so long as it is reasonably acceptable both to the Required Banks and, provided that no Default or Event of Default shall then exist, the Borrower, shall be that Bank then having the greatest Loan Commitment (other than the Bank resigning or removed as Administrative Agent). If no successor Administrative Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within thirty (30) days after the Required Banks’ removal or resignation of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be one of the Banks. The Required Banks or the retiring Administrative Agent, as the case may be, shall upon the appointment of a successor Administrative Agent promptly so notify in writing Borrower and the other Banks. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor

Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The rights and duties of Administrative Agent to be vested in any successor Administrative Agent shall include, without limitation, the rights and duties as Swingline Lender. After any retiring Administrative Agent’s removal or resignation hereunder as Administrative Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

Section 10.09                  Amendments Concerning Agency Function. Notwithstanding anything to the contrary contained in this Agreement, no Agent shall be bound by any waiver, amendment, supplement or modification of this Agreement or any other Loan Document which affects its duties, rights, and/or function hereunder or thereunder unless it shall have given its prior written consent thereto.

Section 10.10                  Liability of Administrative Agent. Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.

Section 10.11                  Transfer of Agency Function. Without the consent of Borrower or any Bank, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located in the United States, provided that Administrative Agent shall promptly notify in writing Borrower and the Banks thereof.

Section 10.12                  Non-Receipt of Funds by Administrative Agent. Unless Administrative Agent shall have received notice from a Bank or Borrower (either one as appropriate being the “Payor”) prior to the date on which such Bank is to make payment hereunder to Administrative Agent of the proceeds of a Loan or Borrower is to make payment to Administrative Agent, as the case may be (either such payment being a “Required Payment”), which notice shall be effective upon receipt, that the Payor will not make the Required Payment in full to Administrative Agent, Administrative Agent may assume that the Required Payment has been made in full to Administrative Agent on such date, and Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make the amount thereof available to the intended recipient on such date. If and to the extent the Payor shall not have in fact so made the Required Payment in full to Administrative Agent, the recipient of such payment shall repay to Administrative Agent forthwith on demand such amount made available to it together with interest thereon, for each day from the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount, at the customary rate set by Administrative Agent for the correction of errors among Banks for three (3) Banking Days and thereafter at the Base Rate.

Section 10.13                  (a)  Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 10.13) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)               Payment of Other Taxes by the Borrower.  The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)                Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 10.13, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)               Indemnification by the Borrower.  The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)                Indemnification by the Banks.  Each Bank shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Bank's failure to comply with the provisions of Section 12.05(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Bank by the Administrative Agent shall be conclusive absent manifest error.  Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to such Bank from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                Status of Banks.  (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 10.13(f)(ii)(A),(B) and (D) below) shall not be required if in the applicable Bank's reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)  in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(2)  in the case of a Foreign Bank claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" within the meaning of Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4) to the extent a Foreign Bank is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(C)  any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Bank under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)               Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 10.13 (including by the payment of additional amounts pursuant to this Section 10.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 10.13 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will any indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place such indemnified party in a less favorable net after-Tax position than such indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to, or to apply for or seek a refund of any Taxes on behalf of, any indemnifying party or any other Person.

(h)               Survival.  Each party's obligations under this Section 10.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)                 Defined Terms.  For purposes of this Section 10.13, the term “Bank” includes any Fronting Bank or Designated Bank and the term “applicable law” includes FATCA.

(j)                 FATCA Acknowledgement.  The Borrower, the Administrative Agent and the Banks acknowledge and agree that, solely for purposes of determining the applicability of U.S. Federal withholding Taxes imposed by FATCA, from and after the Execution Date, this Agreement will not be treated as a “grandfathered obligation” under FATCA.  Notwithstanding anything to the contrary contained in any Loan Document, the Borrower shall indemnify the Administrative Agent, and hold it harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any of the foregoing, incurred by or asserted against it arising out of, in connection with, or as a result of this treatment.

Section 10.14                  Pro Rata Treatment. Except to the extent otherwise provided, (1) each advance of proceeds of the Ratable Loans shall be made by the Banks, (2)

each reduction of the amount of the Total Loan Commitment under Section 2.16 shall be applied to the Loan Commitments of the Banks and (3) each payment of the facility fee accruing under Section 2.08 shall be made for the account of the Banks, ratably according to the amounts of their respective Loan Commitments.

Section 10.15                  Sharing of Payments Among Banks. If a Bank shall obtain payment of any principal of or interest on any Loan made by it through the exercise of any right of setoff, banker’s lien or counterclaim, or by any other means (including direct payment), and such payment results in such Bank receiving a greater payment than it would have been entitled to had such payment been paid directly to Administrative Agent for disbursement to the Banks, then such Bank shall promptly purchase for cash from the other Banks participations in the Loans made by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share ratably the benefit of such payment; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). To such end the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower agrees that any Bank so purchasing a participation in the Loans made by other Banks may exercise all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of Borrower.

Section 10.16                  Possession of Documents. Each Bank shall keep possession of its own Ratable Loan Note. Administrative Agent shall hold all the other Loan Documents and related documents in its possession and maintain separate records and accounts with respect thereto, and shall permit the Banks and their representatives access at all reasonable times to inspect such Loan Documents, related documents, records and accounts.

Section 10.17                  Syndication Agents and Documentation Agents. The Banks serving as Syndication Agents or Documentation Agents shall have no duties or obligations in such capacities. In addition, in acting as an Agent, no Bank will have any responsibility except as set forth herein and shall in no event be subject to any fiduciary or other implied duties.

Article XI

NATURE OF OBLIGATIONS

Section 11.01                  Absolute and Unconditional Obligations. Borrower acknowledges and agrees that its obligations and liabilities under this Agreement and under the other Loan Documents shall be absolute and unconditional irrespective of (1) any lack of validity or enforceability of any of the Obligations, any Loan Documents, or any agreement or instrument relating thereto; (2) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from any Loan Documents or any other documents or instruments executed in connection with or related to the Obligations; (3) any exchange or release of any collateral, if any, or of any other Person from all or any of the Obligations; or (4) any other circumstances which might otherwise constitute a defense available to, or a discharge of, Borrower or any other Person in respect of the Obligations.

The obligations and liabilities of Borrower under this Agreement and the other Loan Documents shall not be conditioned or contingent upon the pursuit by any Bank or any other Person at any time of any right or remedy against Borrower, General Partner or any other Person which may be or become liable in respect of all or any part of the Obligations or against any collateral or security or guarantee therefor or right of setoff with respect thereto.

Section 11.02                  Non-Recourse to VRT Principals and the General Partner. This Agreement and the obligations hereunder and under the other Loan Documents are fully recourse to Borrower. Notwithstanding anything to the contrary contained in this Agreement, in any of the other Loan Documents, or in any other instruments, certificates, documents or agreements executed in connection with the Loans (all of the foregoing, for purposes of this Section, hereinafter referred to, individually and collectively, as the “Relevant Documents”), and notwithstanding any applicable law that would make the General Partner liable for the debts or obligations of the Borrower, including as a general partner, no recourse under or upon any Obligation, representation, warranty, promise or other matter whatsoever shall be had against any of the VRT Principals or the General Partner, and each Bank expressly waives and releases, on behalf of itself and its successors and assigns, all right to assert any liability whatsoever under or with respect to the Relevant Documents against, or to satisfy any claim or obligation arising thereunder against, any of the VRT Principals or the General Partner or out of any assets of the VRT Principals or the General Partner, provided, however, that nothing in this Section shall be deemed to (1) release Borrower from any liability pursuant to, or from any of its obligations under, the Relevant Documents, or from liability for its fraudulent actions or fraudulent omissions; (2) release any VRT Principals or the General Partner from personal liability arising outside of the terms of this Agreement for its, his or her own fraudulent actions, fraudulent omissions, misappropriation of funds, rents or insurance proceeds, gross negligence or willful misconduct; (3) constitute a waiver of any obligation evidenced or secured by, or contained in, the Relevant Documents or affect in any way the validity or enforceability of the Relevant Documents; or (4) limit the right of Administrative Agent and/or the Banks to proceed against or realize upon any collateral hereafter given for the Loans and Letters of Credit or any and all of the assets of Borrower (notwithstanding the fact that the VRT Principals and the General Partner have an ownership interest in Borrower and, thereby, an interest in the assets of Borrower) or to name Borrower (or, to the extent that the same are required by applicable law or are determined by a court to be necessary parties in connection with an action or suit against Borrower or any collateral hereafter given for the Loans, the General Partner) as a party defendant in, and to enforce against any collateral hereafter given for the Loans and/or assets of Borrower any judgment obtained by Administrative Agent and/or the Banks with respect to, any action or suit under the Relevant Documents so long as no judgment shall be taken (except to the extent taking a judgment is required by applicable law or determined by a court to be necessary to preserve

Administrative Agent’s and/or Banks’ rights against any collateral hereafter given for the Loans or Borrower, but not otherwise) or shall be enforced against any of the VRT Principals or the General Partner or their assets.

Article XII

MISCELLANEOUS

Section 12.01                  Binding Effect of Request for Advance. Borrower agrees that, by its acceptance of any advance of proceeds of the Loans under this Agreement or the issuance of any Letter of Credit, it shall be bound in all respects by the request for advance or Letter of Credit submitted on its behalf in connection therewith with the same force and effect as if Borrower had itself executed and submitted the request for advance or Letter of Credit and whether or not the request for advance is executed and/or submitted by an authorized person.

Section 12.02                  Amendments and Waivers. No amendment, forbearance or material waiver of any provision of this Agreement or any other Loan Document nor consent to any material departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Banks and, solely for purposes of its acknowledgment thereof, Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver, consent or forbearance shall, unless in writing and signed by all the Banks (or in the case of (1) and (2) below, signed by all the Banks affected thereby) do any of the following: (1) forgive or reduce the principal of, or interest on, the Loans or any fees due hereunder or any other amount due hereunder or under any other Loan Document; (2) postpone or extend any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts due hereunder or under any other Loan Document; (3) change the definition of Required Banks or Pro Rata Share; (4) amend this Section 12.02 or any other provision requiring the unanimous consent of the Banks; (5) waive any default in payment under paragraph (1) of Section 9.01 or any default under paragraph (5) of Section 9.01; (6) increase or decrease any Loan Commitment of any Bank (except changes in Loan Commitments pursuant to Section 2.16); (7) release any guaranty (other than a guaranty given pursuant to Section 12.22); (8) permit the expiration date of any Letter of Credit to be later than the first anniversary of the Maturity Date; or (9) permit the assignment or transfer by the Borrower of any of its rights or obligations hereunder or under any other Loan Document except in a transaction permitted (with or without the Required Banks’ consent) pursuant to Section 7.01; and provided further, that (A) an amendment, waiver or consent relating to the time specified for payment of principal, interest and fees with respect to Bid Rate Loans shall only be binding if in writing and signed by the affected Bank or Designated Lender and (B) an amendment, waiver or consent relating to the Swingline Loans or the Letters of Credit shall only be binding if in writing and signed by the Swingline Lender or Fronting Bank, as applicable. Any advance of proceeds of the Loans made prior to or without the fulfillment by Borrower of all of the conditions precedent thereto, whether or not known to Administrative Agent and the Banks, shall not constitute a waiver of the requirement that all conditions, including the non-performed conditions, shall be required with respect to all future advances. No failure on the part of Administrative Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. All communications from Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or thing as to which such determination, approval, consent or disapproval is requested and (iii) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Each Bank shall reply promptly, but in any event within fifteen (15) Banking Days (or five (5) Banking Days with respect to any decision to accelerate or stop acceleration of the Loan) after receipt of the request therefor by Administrative Agent (the “Bank Reply Period”). Unless a Bank shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent within the Bank Reply Period, such Bank shall be deemed to have approved or consented to such recommendation or determination.

Section 12.03                  Intentionally Omitted

Section 12.04                  Expenses; Indemnification. Borrower agrees to reimburse Administrative Agent on demand for all reasonable out-of-pocket costs, expenses, and charges (including, without limitation, all reasonable fees and charges of engineers, appraisers and external legal counsel) incurred by Administrative Agent in connection with the Loans and to reimburse each of the Banks for reasonable out-of-pocket legal costs, expenses and charges incurred by each of the Banks in connection with the performance or enforcement of this Agreement, the Notes, or any other Loan Documents; provided, however, that Borrower is not responsible for costs, expenses and charges incurred by the Bank Parties in connection with the administration or syndication of the Loans (other than any administration fee payable to Administrative Agent). Borrower agrees to indemnify Administrative Agent, each Bank, Affiliates of the foregoing, and their respective directors, officers, employees, agents and advisors from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of (x) any claims by brokers due to acts or omissions by Borrower, (y) any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by Borrower of the proceeds of the Loans, including without limitation, the reasonable fees and disbursements of third-party counsel incurred in connection with any such investigation or litigation or other proceedings or (z) third party claims or actions against any Bank or Administrative Agent relating to or arising from this Agreement and the transactions contemplated pursuant to this Agreement provided, however, that such indemnification shall exclude any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the person to be indemnified as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The obligations of Borrower under this Section shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan Commitments.

Section 12.05                  Assignment; Participation. (a) This Agreement shall be binding upon, and shall inure to the benefit of, Borrower, Administrative Agent, the Banks and their respective successors and permitted assigns. Except as provided in Section 7.01, the Borrower may not assign or transfer any of its rights or obligations hereunder or under any other

Loan Document without the prior written consent of all the Banks (and any attempted such assignment or transfer without such consent shall be null and void).  Except as otherwise provided under Section 12.04, nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Fronting Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (b) of this Section) and, to the extent expressly contemplated hereby, the Affiliates and their respective directors, officers, employees, agents and advisors of each of the Administrative Agent, the Fronting Bank and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)               Subject to Section 12.05(e), prior to the occurrence of an Event of Default, any Bank may at any time, grant to an existing Bank or one or more banks, finance companies, insurance companies or other entities, other than a natural person or the Borrower and its Affiliates (a “Participant”), in minimum amounts of not less than $5,000,000 (or any lesser amount in the case of participations to an existing Bank) participating interests in its Loan Commitment or any or all of its Loans. After the occurrence and during the continuance of an Event of Default, any Bank may at any time grant to any Person, other than a natural person or the Borrower and its Affiliates, in any amount (also a “Participant”), participating interests in its Loan Commitment or any or all of its Loans. Any participation made during the continuation of an Event of Default shall not be affected by the subsequent cure of such Event of Default. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to Borrower and Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and Borrower and Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder and under any other Loan Document including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (1), (2), (3), (4), (5), (6) or (7) of Section 12.02 without the consent of the Participant (subject to the final proviso of the first sentence of Section 12.02). The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article III with respect to its participating interest.  Each Bank that sells a participation shall, acting solely for this purpose as a non‑fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Loan Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Loan Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent shall have no responsibility for maintaining a Participant Register.

(c)                Subject to Section 12.05(e), any Bank may at any time assign to a Qualified Institution (in each case, an “Assignee”) (i) prior to the occurrence of an Event of Default, in minimum amounts of not less than Five Million Dollars ($5,000,000) and integral multiples of One Million Dollars ($1,000,000) thereafter (or any lesser amount in the case of assignments to an existing Bank) and (ii) after the occurrence and during the continuance of an Event of Default, in any amount, all or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and, in either case, such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement executed by such Assignee and such transferor Bank; provided, that such assignment shall be subject to the consent of the Administrative Agent, the Swingline Lender and the Fronting Bank and if no Event of Default shall have occurred and be continuing, the consent of Borrower, which consents shall not be unreasonably withheld or delayed; and provided further that if an Assignee is a Bank Affiliate of such transferor Bank or was a Bank immediately prior to such assignment, no such consents shall be required unless in either case the Assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender (in which case, such consent may be withheld in the sole discretion of the Administrative Agent or the Borrower); and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Bid Rate Loans. Upon execution and delivery of such instrument and an Administrative Questionnaire and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Loan Commitment as set forth in such Assignment and Assumption Agreement, and no further consent or action by any party shall be required and the transferor Bank shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, Administrative Agent and Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment (other than an assignment by a Bank to a Bank Affiliate), the transferor Bank shall pay to Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 10.13. Any assignment made during the continuation of an Event of Default shall not be affected by any subsequent cure of such Event of Default. Any consent required hereunder shall be given or denied within ten (10) Banking Days after receipt by the applicable Person of request therefor; any failure to respond within such ten (10) Banking Day period shall be deemed a denial.  The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Loan Commitment of, and principal amount (and stated interest) of the Loans and Letter of Credit participations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Fronting Bank and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Fronting Bank and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d)               Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to secure the obligations of such Bank, including to a Federal Reserve Bank or other central bank having jurisdiction over such Bank.  No such assignment shall release the transferor Bank from its obligations hereunder.

(e)                Except as provided in Section 12.05(d), so long as no Event of Default shall have occurred and be continuing, no Bank shall be permitted to enter into an assignment of, or sell a participation interest in, its Loans and Loan Commitment, which would result in such Bank holding Loans and a Loan Commitment, without Participants, of less than Ten Million Dollars ($10,000,000) unless as a result of a decrease of the aggregate Loan Commitments pursuant to Section 2.16; provided, however, that no Bank shall be prohibited from assigning its entire Loans and Commitment so long as such assignment is otherwise permitted hereby.

(f)                Borrower recognizes that in connection with a Bank’s selling of Participations or making of assignments, any or all documentation, financial statements and other data, or copies thereof, relevant to Borrower or the Loans may be exhibited to and retained by any such Participant or assignee or prospective Participant or assignee. In connection with a Bank’s delivery of any financial statements and appraisals to any such Participant or assignee or prospective Participant or assignee, such Bank shall also indicate that the same are delivered on a confidential basis. Borrower agrees to provide all assistance reasonably requested by a Bank to enable such Bank to sell Participations or make assignments of its Loan and Loan Commitment as permitted by this Section 12.05. Each Bank agrees to provide Borrower with advance notice of all Participations to be sold by such Bank.

Section 12.06                  Documentation Satisfactory. All documentation required from or to be submitted on behalf of Borrower in connection with this Agreement and the documents relating hereto shall be subject to the prior approval of, and be satisfactory in form and substance to, Administrative Agent, its counsel and, where specifically provided herein, the Banks. In addition, the persons or parties responsible for the execution and delivery of, and signatories to, all of such documentation, shall be acceptable to, and subject to the approval of, Administrative Agent and its counsel and the Banks.

Section 12.07                  Notices. (a) Unless the party to be notified otherwise notifies the other parties in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be given to Administrative Agent by telephone, confirmed by writing, and to the Banks and to Borrower by ordinary mail or overnight courier or telecopy, receipt confirmed, addressed to such party at (i) if to the Borrower, the Administrative Agent or a Fronting Bank, its address on the signature page of this Agreement, or (ii) if to any other Bank, its address (or telecopy number) set forth in its Administrative Questionnaire. Notices shall be effective: (1) if by telephone, at the time of such telephone conversation, (2) if given by mail, three (3) calendar days after mailing; (3) if given by overnight courier, upon receipt; and (4) if given by telecopy, upon receipt if received by the recipient during its normal business hours.

Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)               Notices and other communications to the Banks and the Fronting Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bank.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto in accordance with this Section 12.07, except that each Bank must only give such notice to the Administrative Agent, the Borrower, the Fronting Banks and the Swingline Lender.

(d)               Electronic Systems.

(i)         The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Fronting Banks and the other Banks by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)        Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  None of the Administrative Agent or the Borrower or any of their respective Affiliates and such Affiliates’ respective directors, officers, employees, agents or advisors (the “Communications Parties”) warrant the adequacy of such Electronic Systems and each expressly disclaims liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Communications Party in connection with the Communications or any Electronic System.  In no event shall any Communications Party have any liability to the other parties hereto or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Bank or any Fronting Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

Section 12.08                  Setoff. Upon the occurrence of an Event of Default, to the extent permitted or not expressly prohibited by applicable law, Borrower agrees that, in addition to (and without limitation of) any right of setoff, bankers’ lien or counterclaim a Bank may otherwise have, each Bank shall be entitled, at its option, to offset balances (general or special, time or demand, provisional or final) held by it for the account of Borrower at any of such Bank’s offices, in Dollars or in any other currency, against any amount payable by Borrower to such Bank under this Agreement or such Bank’s Note, or any other Loan Document, which is not paid when due (regardless of whether such balances are then due to Borrower or General Partner), in which case it shall promptly notify Borrower and Administrative Agent thereof; provided that such Bank’s failure to give such notice shall not affect the validity thereof. Payments by Borrower hereunder or under the other Loan Documents shall be made without setoff or counterclaim.

Section 12.09                  Table of Contents; Headings. Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

Section 12.10                  Severability. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 12.11                  Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any  document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 12.12                  Integration. The Loan Documents set forth the entire agreement among the parties hereto relating to the transactions contemplated thereby (except with respect to agreements relating solely to compensation, consideration and the coordinated syndication of the Loan) and supersede any prior oral or written statements or agreements with respect to such transactions.

Section 12.13                  Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York.

Section 12.14                  Waivers. To the extent permitted or not expressly prohibited by applicable law, in connection with the obligations and liabilities as aforesaid, Borrower hereby waives (1) notice of any actions taken by any Bank Party under this Agreement, any other Loan Document or any other agreement or instrument relating hereto or thereto except to the extent otherwise provided herein; (2) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, the omission of or delay in which, but for the provisions of this Section 12.14, might constitute grounds for relieving Borrower of its obligations hereunder; (3) any requirement that any Bank Party protect, secure, perfect or insure any Lien on any collateral or exhaust any right or take any action against Borrower or any other Person or any collateral; (4) any right or claim of right to cause a marshalling of the assets of Borrower; and (5) all rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under the Bankruptcy Code) or otherwise by reason of payment by Borrower, pursuant to this Agreement or any other Loan Document.

Section 12.15                  Jurisdiction; Immunities. Borrower, Administrative Agent and each Bank hereby irrevocably submit to the exclusive jurisdiction of any New York State or United States Federal court sitting in New York City, Borough of Manhattan, over any action or proceeding arising out of or relating to this Agreement, the Notes or any other Loan Document. Borrower, Administrative Agent, and each Bank irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or United States Federal court. Borrower, Administrative Agent, and each Bank irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Borrower, Administrative Agent or each Bank, as the case may be, at the addresses specified herein. Borrower, Administrative Agent and each Bank agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Borrower, Administrative Agent and each Bank further waive any objection to venue in the State of New York and any objection to an action or proceeding in the State of New York on the basis of forum non conveniens. Borrower, Administrative Agent and each Bank agree that any action or proceeding brought against Borrower, Administrative Agent or any Bank, as the case may be, shall be brought only in a New York State court sitting in New York City, Borough of Manhattan or a United States Federal court sitting in New York City, Borough of Manhattan, to the extent permitted or not expressly prohibited by applicable law.

Nothing in this Section shall affect the right of Borrower, Administrative Agent or any Bank to serve legal process in any other manner permitted by law.

To the extent that Borrower, Administrative Agent or any Bank have or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Borrower, Administrative Agent and each Bank hereby irrevocably waive such immunity in respect of its obligations under this Agreement, the Notes and any other Loan Document.

BORROWER, ADMINISTRATIVE AGENT AND EACH BANK WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT WITH RESPECT TO THIS AGREEMENT, THE NOTES OR THE LOAN. IN ADDITION, BORROWER HEREBY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS WITH RESPECT TO THE NOTES, ANY RIGHT BORROWER MAY HAVE (1) TO THE EXTENT PERMITTED OR NOT EXPRESSLY PROHIBITED BY APPLICABLE LAW, TO INTERPOSE ANY COUNTERCLAIM THEREIN (OTHER THAN A COUNTERCLAIM THAT IF NOT BROUGHT IN THE SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS COULD NOT BE BROUGHT IN A SEPARATE SUIT, ACTION OR PROCEEDING OR WOULD BE SUBJECT TO DISMISSAL OR SIMILAR DISPOSITION FOR FAILURE TO HAVE BEEN ASSERTED IN SUCH SUIT, ACTION OR PROCEEDING BROUGHT BY ADMINISTRATIVE AGENT OR THE BANKS) OR (2) TO THE EXTENT PERMITTED OR NOT EXPRESSLY PROHIBITED BY APPLICABLE LAW, TO HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. NOTHING HEREIN CONTAINED SHALL PREVENT OR PROHIBIT BORROWER FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST ADMINISTRATIVE AGENT OR THE BANKS WITH RESPECT TO ANY ASSERTED CLAIM.

To the extent not prohibited by applicable law, Borrower shall not assert, and Borrower hereby waives, any claim against any Bank or any Agent, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, any Loan or other extension of credit hereunder or the use of the proceeds thereof.

Section 12.16                  Designated Lender. Any Bank (other than an Affected Bank or a Bank which is such solely because it is a Designated Lender) (each, a “Designating Lender”) may at any time designate one (1) Designated Lender to fund Bid Rate Loans on behalf of such Designating Lender subject to the terms of this Section and the provisions in Section 12.05 shall not apply to such designation. No Bank may designate more than one (1) Designated Lender. The parties to each such designation shall execute and deliver to Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender, Administrative Agent will accept such Designation Agreement and give prompt notice thereof to Borrower, whereupon, (i) from and after the “Effective Date” specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Bid Rate Loans on behalf of its Designating Lender pursuant to Section 2.02 after Borrower has accepted the Bid Rate Quote of the Designating Lender and (ii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender shall be and remain obligated to Borrower, Administrative Agent and the Banks for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 10.05. Each Designating Lender shall serve as the administrative agent of its Designated Lender and shall on behalf of, and to the exclusion of, the Designated Lender (i) receive any and all payments made for the benefit of the Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers and consents under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver or consent shall be signed by the Designating Lender as administrative agent for the Designated Lender and shall not be signed by the Designated Lender on its own behalf, but shall be binding on the Designated Lender to the same extent as if actually signed by the Designated Lender. Borrower, Administrative Agent and the Banks may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. No Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Lender.

Section 12.17                  No Bankruptcy Proceedings. Each of Borrower, the Banks and Administrative Agent hereby agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, for 366 days after the payment in full of the latest maturing commercial paper note issued by such Designated Lender.

Section 12.18                  Intentionally Omitted.

Section 12.19                  USA Patriot Act. Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and the General Partner, which information includes the name and address of the Borrower and the General Partner and other information that will allow such Bank to identify the Borrower and the General Partner in accordance with the Act. The Borrower shall provide such information and take such actions as are reasonably requested by the Administrative Agent or any Bank in order to assist the Administrative Agent and the Banks in maintaining compliance with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Act.

Section 12.20                  Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Lender, then the following provisions shall apply for so long as such Bank is a Defaulting Lender:

(a)                fees shall cease to accrue on the Loan Commitment of such Defaulting Lender pursuant to Section 2.08;

(b)               the Loan Commitment of such Defaulting Lender shall not be included in determining whether the Required Banks have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 12.02); provided, that (i) such Defaulting Lender’s Loan Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or Letters of Credit may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent;

(c)                if any Swingline Loan or Letters of Credit are outstanding at the time such Bank becomes a Defaulting Lender then:

(1)               all or any part of such Defaulting Lender’s Pro Rata Share of such Swingline Loans and/or Letters of Credit shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only (x) to the extent (A) the sum of all non-Defaulting Lenders’ Pro Rata Shares of Loans (other than Bid Rate Loans) and Letters of Credit plus such Defaulting Lender’s Pro Rata Share of Swingline Loans and Letters of Credit does not exceed (B) the total of all non-Defaulting Lenders’ Loan Commitments and (y) if the conditions set forth in Sections 4.02(1) and (2) are satisfied at such time;

(2)               to the extent the reallocation described in clause (1) above cannot be effected, Borrower shall within one Banking Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Pro Rata Share of the Swingline Loans and (y) second, cash collateralize for the benefit of the Fronting Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s Pro Rata Share of the Letters of Credit (after giving effect to any partial reallocation pursuant to clause (1) above) in accordance with the procedures set forth in Section 2.17(e) for so long as such Letters of Credit are outstanding or until such time and to the extent that, as a result of the paydown of the Loans, the reallocation described in clause (1) above can be effected;

(3)               if Borrower cash collateralizes any portion of such Defaulting Lender’s Pro Rata Share of the Letters of Credit pursuant to clause (2) above, Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.17(g) with respect to such Defaulting Lender’s Pro Rata Share of the Letters of Credit during the period such Defaulting Lender’s Pro Rata Share of the Letters of Credit is cash collateralized;

(4)               if the Pro Rata Shares of the non-Defaulting Lenders are reallocated pursuant to clause (1) above, then the fees payable to the Banks pursuant to Section 2.08 and Section 2.17(g) shall be adjusted in accordance with such non-Defaulting Lenders’ reallocated Pro Rata Shares;

(5)               if all or any portion of such Defaulting Lender’s Pro Rata Share of outstanding Letters of Credit is neither reallocated nor cash collateralized pursuant to clause (1) or (2) above, then, without prejudice to any rights or remedies of the Fronting Bank or any other Bank hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Loan Commitment that was utilized by such Pro Rata Share of the outstanding Letters of Credit) and letter of credit fees payable under Section 2.17(g) with respect to such Defaulting Lender’s Pro Rata Share of the outstanding Letters of Credit shall be payable to the Fronting Bank until and to the extent that such Pro Rata Share is reallocated and/or cash collateralized; and

(6)               so long as such Bank is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Fronting Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Pro Rata Share of outstanding Letters of Credit will be 100% covered by the Loan Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 12.20(c)(2), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 12.20(c)(1) (and such Defaulting Lender shall not participate therein).

(d)               If (i) a Bankruptcy Event with respect to a Parent of any Bank shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Fronting Bank has a good faith belief that any Bank has defaulted in fulfilling its obligations under one or more other agreements in which such bank commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Fronting Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Fronting Bank, as the case may be, (x) shall have entered into arrangements with Borrower or such Bank, satisfactory to the Swingline Lender or the Fronting Bank, as the case may be, to defease any risk to it in respect of such Bank hereunder, or (y) is satisfied that the related exposure and such Bank’s then outstanding Pro Rata Share of outstanding Letters of Credit will be 100% covered by the Loan Commitments of the other Banks and/or cash collateral will be provided by the Borrower in accordance with Section 12.20(c)(2), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among the other Banks in a manner consistent with Section 12.20(c)(1) (and such Bank shall not participate therein).

(e)                In the event that the Administrative Agent, the Borrower, the Swingline Lender and the Fronting Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Bank to be a Defaulting Lender, then such Bank shall thereupon cease to be a Defaulting Lender and the Pro Rata Shares of the Banks with respect to the Swingline Loans and the outstanding Letters of Credit shall be readjusted to reflect the inclusion of such Bank’s Loan Commitment and on such date such Bank shall purchase at par such of the Loans of the other Banks (other than Bid Rate Loans and Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Pro Rata Share and cash collateral under Section 12.20(c)(3) to be redelivered to the Borrower.

(f)                In the event that a Bank shall become a Defaulting Lender, then, provided that no Event of Default shall have occurred and be outstanding, and subject to the provisions of applicable law, for so long as such Bank shall remain a Defaulting Lender, Borrower shall have the right to replace such Defaulting Lender as though it were an Affected Bank, in accordance with the provisions of Section 3.07.

Section 12.21                  Use for Mortgages. From time to time, on not less than five (5) Banking Days’ notice, the Borrower may request proceeds of the Loans be used to refinance or acquire properties secured by certain secured mortgage Debt of the Borrower and/or its Subsidiaries, in which event, a portion of the Loans equal to the amount of the advances made hereunder in connection with such refinancing or acquisition, at the Borrower’s election, may be secured by an amended and restated mortgage on the property securing the mortgage Debt to be so refinanced or acquired (a “Refinancing Mortgage”) and evidenced by a mortgage note executed by Borrower and/or one or more Subsidiaries (provided that if Borrower shall not execute such mortgage note, the Borrower shall execute a guaranty of such mortgage note), as more particularly set forth in Section 2.09.  Any such Refinancing Mortgage and any other agreement, certifications, opinions and other documents will be (i) in form and substance reasonably acceptable to the Administrative Agent and its counsel, (ii) be consistent in all respects with the terms of this Agreement, and (iii) subject to being released or assigned by the Administrative Agent at the request of the Borrower (it being understood and agreed that the Administrative Agent and the Banks shall not be required to give any representations or warranties with respect to any such release or assignment, including with respect to any aspects of the Debt secured thereby, except that it is the holder thereof and authorized to execute and deliver the same). In addition, in connection with each Refinancing Mortgage, the Administrative Agent, at the request and expense of Borrower, will provide subordination, non-disturbance and attornment agreements and intercreditor and/or subordination agreements with respect to any other Debt secured by the related mortgaged property, in each case in form and substance reasonably satisfactory to the Administrative Agent.  Unless otherwise directed by Borrower, any prepayments made by the Borrower shall be applied first to any and all Loans outstanding that are not secured by a Refinancing Mortgage, and only to Loans secured by Refinancing Mortgages if there shall be no other Loans outstanding at the time.

Section 12.22                  Bottom-Up Guaranties. At Borrower’s request from time to time, Administrative Agent shall accept “bottom-up” guaranties of the Loans from limited partners in Borrower in such amounts and on such terms as Borrower shall request, provided that Administrative Agent shall have reasonably satisfied itself with respect to OFAC and similar restrictions in respect of any such proposed guarantor.

Section 12.23                  Confidentiality.  Each of the Administrative Agent, the Fronting Banks and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees, and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Fronting Bank or any Bank on a non-confidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that was available to the Administrative Agent, any Fronting Bank or any Bank on a non-confidential basis prior to disclosure by the Borrower.  In addition, the Administrative Agent and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Banks in connection with the administration of this Agreement, the other Loan Documents, and the Loan Commitments.

Section 12.24                  Transitional Arrangements.

(a)                Existing 2011 Credit Agreement Superseded.  This Agreement shall supersede the Existing 2011 Credit Agreement in its entirety, except as provided in this Section 12.24.  On the Execution Date, (i) the loans outstanding under the Existing 2011 Credit Agreement shall become Loans hereunder, (ii) the rights and obligations of the parties under the Existing 2011 Credit Agreement and the “Notes” defined therein shall be subsumed within and be governed by this Agreement and the Notes; provided, however, that for purposes of this clause (ii) any of the “Obligations” (as defined in the Existing 2011 Credit Agreement) outstanding under the Existing 2011 Credit Agreement shall, for purposes of this Agreement, be Obligations hereunder, (iii) this Agreement shall not in any way release or impair the rights, duties or obligations created pursuant to the Existing 2011 Credit Agreement or any other Loan Document or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Execution Date, except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties and obligations are assumed, ratified and affirmed by the Borrower; (iv) the obligations incurred under the Existing 2011 Credit Agreement shall, to the extent outstanding on the Execution Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such obligations or any of the other rights, duties and obligations of the parties hereunder; and (v) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Banks or the Administrative Agent under the Existing 2011 Credit Agreement, or constitute a waiver of any covenant, agreement or obligation under the Existing 2011 Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby.  The Banks’ interests in such obligations, and participations in letters of credit under the Existing 2011 Credit Agreement, shall be reallocated on the Execution Date in accordance with each Bank's Pro Rata Share.  On the Closing Date, (A) the loan commitment of each Bank that is a party to the Existing 2011 Credit Agreement but is not a party to this

Agreement (an “Exiting Bank”) shall be terminated, all outstanding obligations owing to such Exiting Banks under the Existing 2011 Credit Agreement on the Closing Date shall be paid in full, and each Exiting Bank shall cease to be a Bank under this Agreement; provided, however, that, notwithstanding anything else provided herein or otherwise, any rights of an Exiting Bank under the Loan Documents that are intended by their express terms to survive termination of the Loan Commitments and/or the repayment, satisfaction or discharge of obligations under any Loan Document shall survive for such Exiting Bank hereunder, and (B) each Person listed on Schedule 1 attached to this Agreement shall be a Bank under this Agreement with the Loan Commitment set forth opposite its name on such Schedule 1.

(b)               Interest and Fees under Existing 2011 Credit Agreement.  All interest and all commitment, facility and other fees and expenses owing or accruing under or in respect of the Existing 2011 Credit Agreement shall be calculated as of the Execution Date (prorated in the case of any fractional periods), and shall be paid on the Execution Date in accordance with the method specified in the Existing 2011 Credit Agreement as if such agreement were still in effect.

Section 12.25                  No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers, and the Banks are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arrangers, and the Banks, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lead Arranger and each Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Lead Arranger nor any Bank has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent,  the Lead Arrangers and the Banks and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Lead Arranger, nor any Bank has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, any Lead Arranger or any Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

VORNADO REALTY L.P.,

a Delaware limited partnership

By: Vornado Realty Trust,

a Maryland real estate investment trust,

general partner

By: /s/ Alan J. Rice

Name: Alan J. Rice

Title:    Senior Vice President

Address for Notices:

210 Route 4 East

Paramus, New Jersey 07652-0910

Attention: Chief Financial Officer

Telephone: (201) 587-1000

Telecopy: (201) 587-0600

with copies to:

Vornado Realty Trust

888 Seventh Avenue

New York, New York 10106

Attention: Executive Vice President - Capital Markets

Telephone: (212) 894-7000

Telecopy: (212) 894-7073

and

Vornado Realty Trust

888 Seventh Avenue

New York, New York 10106

Attention: Senior Vice President - Corporation Counsel

Telephone: (212) 894-7000

Telecopy: (212) 894-7996

JPMORGAN CHASE BANK, N.A., as,

Administrative Agent and as a Bank

By: /s/ Brendan M. Poe

Name:  Brendan M. Poe

Title:    Executive Director

Address for Notices:

JPMorgan Chase Bank, N.A.

383 Park Avenue, 24th Floor

New York, New York 10179

Attn: Brendan M. Poe

Telephone: (212) 622-8173

Telecopy: (212) 270-2157

and

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road, Ops 2, Floor 03

Newark, DE  19713-2107

Attn:    Shannon Reaume

Telephone: (302) 634-1156

Telecopy: (302) 634-4733

BANK OF AMERICA, N.A.,

as Syndication Agent and as a Bank

By: /s/ Ronald Odlozil

Name: Ronald Odlozil

Title:   Senior Vice President

Address for Notices:

Bank of America, N.A.

901 Main Street, 64th Floor

Dallas, TX 75202

Attn: Ron Odlozil

Telephone: (214) 209-1512

Telecopy: (214) 290-0995

U.S. BANK NATIONAL ASSOCIATION

By: /s/ David Heller

Name: David Heller

Title:    Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ D. Bryan Gregory

Name: D. Bryan Gregory

Title:   Director

BARCLAYS BANK PLC

By: /s/ Ronnie Glenn

Name: Ronnie Glenn

Title:    Vice President

CITIBANK, N.A.

By: /s/ John C. Rowland

Name: John C. Rowland

Title:    Vice President

DEUTSCHE BANK AG NEW YORK BRANCH

By: /s/ George Reynolds

Name: George Reynolds

Title:    Director

By: /s/ Joanna Soliman

Name: Joanna Soliman

Title:    Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS

As Exiting Bank

By: /s/ George Reynolds

Name: George Reynolds

Title:    Director

By: /s/ Joanna Soliman

Name: Joanna Soliman

Title:    Vice President

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ L. Peter Yetman

Name: L. Peter Yetman

Title:    Director

UBS AG, STAMFORD BRANCH

By: /s/ Lana Gifas

Name: Lana Gifas

Title:    Director

By: /s/ Jennifer Anderson

Name:  Jennifer Anderson

Title:    Associate Director

PNC BANK NATIONAL ASSOCIATION

By: /s/ Denise Smyth

Name:  Denise Smyth

Title:    Senior Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By: /s/ Charles Stewart

Name: Charles Stewart

Title:    Director

HSBC BANK USA, N.A.

By: /s/ Barbara Isaacman

Name: Barbara Isaacman

Title:    Senior Vice President

THE BANK OF NEW YORK MELLON

By: /s/ Carol Murray

Name: Carol Murray

Title:    Managing Director

COMPASS BANK

By: /s/ S. Kent Gorman

Name: S. Kent Gorman

Title:    Senior Vice President

FIFTH THIRD BANK

By: /s/ Casey Gehrig

Name: Casey Gehrig

Title:    Vice President

GOLDMAN SACHS BANK USA

By: /s/ Rebecca Kratz

Name: Rebecca Kratz

Title:    Authorized Signatory

MORGAN STANLEY BANK, N.A.

By: /s/ Michael King

Name: Michael King

Title:    Authorized Signatory

CAPITAL ONE, N.A.

By: /s/ Thomas A. Kashynski

Name: Thomas A. Kashynski

Title:    Vice President

BRANCH BANKING AND TRUST COMPANY

By: /s/ Eric Searls

Name: Eric Searls

Title:    Senior Vice President

MIZUHO BANK, LTD.

By: /s/ Raymond Ventura

Name: Raymond Ventura

Title:    Deputy General Manager

ASSOCIATED BANK

By: /s/ Michael J. Sedivy

Name: Michael J. Sedivy

Title:    Senior Vice President

CREDIT AGRICOLE CORPORATE AND

INVESTMENT BANK

By: /s/ Adam Jenner

Name: Adam Jenner

Title:    Vice President

By: /s/ Dominique Fournier

Name: Dominique Fournier

Title:    Managing Director

LANDESBANK BADEN-WÜRTTEMBERG, NEW YORK BRANCH

By: /s/ David McGannon

Name:  David McGannon

Title:    Senior Relationship Manager

            Vice President

By: /s/ Andrew Fleming

Name: Andrew Fleming

Title:    Assistant Vice President

            Real Estate Finance Group

SCHEDULE 1

Bank	Loan Commitment

JPMorgan Chase Bank, N.A.	$87,500,000.00
Bank of America, N.A.	$87,500,000.00
Goldman Sachs Bank USA	$70,000,000.00
Mizuho Bank, Ltd.	$70,000,000.00
Morgan Stanley Bank, N.A.	$70,000,000.00
Barclays Bank PLC	$65,000,000.00
Citibank, N.A.	$65,000,000.00
Deutsche Bank AG New York Branch	$65,000,000.00
The Royal Bank of Scotland PLC	$65,000,000.00
UBS AG, Stamford Branch	$65,000,000.00
U.S. Bank National Association	$65,000,000.00
Wells Fargo Bank, National Association	$65,000,000.00
HSBC Bank USA, N.A.	$50,000,000.00
PNC Bank National Association	$50,000,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$50,000,000.00
Associated Bank	$35,000,000.00
Branch Banking and Trust Company	$35,000,000.00
Capital One, N.A.	$35,000,000.00
Credit Agricole Corporate and Investment Bank	$35,000,000.00
The Bank of New York Mellon	$35,000,000.00
Compass Bank	$30,000,000.00
Fifth Third Bank	$30,000,000.00
Landesbank Baden-Württemberg, New York Branch	$25,000,000.00

Total	$1,250,000,000.00

Schedule 2

Toys ‘R’ Us

Dune

Suffolk Downs

Insignia

Island Global Yachting

Schedule 2.17 (j)

Existing Letters of Credit

Issue Date	LOC Number	Fronting Bank	Amount	Beneficiary	Expiration
1/23/2013	357172	JP Morgan	218,300.00

Board of Supervisors of Fairfax County, Virginia c/o Chief, Bonds and Agreements Branch, Department of Public Works & Environmental Services, Land Development Services Environmental and Facilities Inspections Division

					11/1/2014
1/16/2007	304863	JP Morgan	394,716.36	Township of Washington	1/9/2015
2/16/2007	310850	JP Morgan	84,774.00	Washington Township	1/9/2015
2/3/2010	817452	JP Morgan	1,562,820.00	Teachers Insuarance and Annuity Association of America	1/31/2015
2/14/2014	787514	JP Morgan	5,555,747.50	Costco Wholesale Corporation	2/14/2015
3/10/2006	238914	JP Morgan	185,224.00	AIG, Inc. and subsidiaries	2/22/2015
3/8/2010	770015	JP Morgan	1,017,087.00	CHUBB, Inc.	6/15/2015
9/2/2004	250554	JP Morgan	2,938,629.00	330 Madison Company LLC	6/16/2015
8/9/2006	273655	JP Morgan	250,000.00	Acadia 115/Acadia Kidder Properties	6/28/2015
8/20/2013	721633	JP Morgan	19,035,608.00	Seiden & Schein, P.C., as Escrow Agent	7/31/2015
7/30/2009	847654	JP Morgan	2,264,961.44	TIAA - CPPIB Commercial Mortgage Company REIT, LLC c/o Teachers Insurance and Annuity Association	8/1/2015
8/4/2010	859521	JP Morgan	3,038,000.00	National Union Fire Insurance Company	8/2/2015
9/14/2012	336537	JP Morgan	198,000.00	Liberty Mutual Insurance Company	9/10/2015
10/16/2006	283949	JP Morgan	3,150,338.00	National Union Fire Insurance Company	9/20/2015
11/12/2013	752078	JP Morgan	26,280.00	New Jersey Department of Environmental Protection (NJDEP) - Site Remediation Program, Bureau of Enforcement and Investigations	9/30/2015
11/12/2013	752081	JP Morgan	26,280.00	New Jersey Department of Environmental Protection (NJDEP) - Site Remediation Program, Bureau of Enforcement and Investigations	9/30/2015
			39,946,765.30

SCHEDULE 2A General Partner Investments

Entity	State of Organization	Percentage of Ownership	Asset owned (other than VRLP units)
825 Seventh Avenue	New York	100%	None
Holding Corporation

NFM Corp.	Delaware	100%	None

Ninety Park Lender QRS Inc.	Delaware	100%	1% interest in loan from Ninety
			Park Lenders LLC

Trees Acquisition Subsidiary, Inc.	Delaware	100%	None

Vornado Caguas GP, Inc.	Delaware	100%	0.1% indirect interest in Caguas
			mall

Vornado Catalinas GP, Inc.	Delaware	100%	01% indirect interest in
			Catalinas mall

Vornado Finance SPE, Inc.	Delaware	100%	None

Vornado Green Acres	Delaware	100%	01% Interest in Green Acres
SPE Managing Member, Inc.			Mall

Vornado Montehiedra Inc.	Delaware	100%	0.01% indirect ownership of
			Monteheidra Town Center

Vornado 90 Park QRS,	New York	100%	1% interest in mortgage from
Inc.			Vornado 90 Park Avenue LLC

Vornado Investments Corporation	Delaware	100%	None

Schedule 3

None

EXHIBIT A

AUTHORIZATION LETTER

____________, 2014

JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, New York 10017

Re:       Amended and Restated Revolving Credit Agreement dated as of the date hereof (the “Loan Agreement”; capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement) among us, as Borrower, the Banks named therein, and you, as Administrative Agent for said Banks

Gentlemen:

In connection with the captioned Loan Agreement, we hereby designate any of the following persons to give to you instructions, including notices required pursuant to the Loan Agreement, orally, by telephone or teleprocess, or in writing:

Steven Roth;

Wendy Silverstein;

Joseph Macnow; and

Stephen Theriot.

Instructions may be honored on the oral, telephonic, teleprocess or written instructions of anyone purporting to be any one of the above designated persons even if the instructions are for the benefit of the person delivering them. We will furnish you with confirmation of each such instruction in writing signed by any person designated above (including any telecopy or .pdf via e-mail which, in each case, appears to bear the signature of any person designated above) on the same day that the instruction is provided to you but your responsibility with respect to any instruction shall not be affected by your failure to receive such confirmation or by its contents.

Without limiting the foregoing, we hereby unconditionally authorize any one of the above-designated persons to execute and submit requests for advances of proceeds of the Loans (including the Initial Advance) and notices of Elections, Conversions and Continuations to you under the Loan Agreement with the identical force and effect in all respects as if executed and submitted by us.

You and the Banks shall be fully protected in, and shall incur no liability to us for, acting upon any instructions which you in good faith believe to have been given by any person designated above, and in no event shall you or any Bank be liable for special, consequential or punitive damages.

A-1

Upon written notice to us, you may, at your option, refuse to execute any instruction, or part thereof, without incurring any responsibility for any loss, liability or expense arising out of such refusal if you in good faith believe that the person delivering the instruction is not one of the persons designated above or if the instruction is not accompanied by an authentication method that we have agreed to in writing.

We will promptly notify you in writing of any change in the persons designated above and, until you have actually received such written notice and have had a reasonable opportunity to act upon it, you are authorized to act upon instructions, even though the person delivering them may no longer be authorized.

Very truly yours,

VORNADO REALTY L.P.,

a Delaware limited partnership

By: Vomado Realty Trust,

a Maryland real estate investment trust, general partner

By:

Name:

Title:

A-2

EXHIBIT B

RATABLE LOAN NOTE

$________________	New York, New York
September __, 2014

For value received, Vornado Realty L.P., a Delaware limited partnership (“Borrower”), hereby promises to pay to the order of ___________ or its successors or assigns (collectively, the “Bank”), at the principal office of JPMorgan Chase Bank, N.A. located at 270 Park Avenue, New York, New York 10017 (“Administrative Agent”) for the account of the Applicable Lending Office of the Bank, the principal sum of __________ Dollars ($________) or, if less, the amount loaned by the Bank as Ratable Loans and Swingline Loans to Borrower pursuant to the Loan Agreement (as defined below) and actually outstanding, in lawful money of the United States and in immediately available funds, in accordance with the terms set forth in the Loan Agreement. Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at said office for the account of said Applicable Lending Office, at the times and at the rates per annum as provided in the Loan Agreement. Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest from the date when due until said principal amount is paid in full, payable on demand, at the rates set forth in the Loan Agreement.

The date and amount of each advance of a Ratable Loan or a Swingline Loan made by the Bank to Borrower under the Loan Agreement, and each payment of said Ratable Loan or Swingline Loan, shall be recorded by the Bank on its books and, prior to any transfer of this Note (or, at the discretion of the Bank, at any other earlier time), may be endorsed by the Bank on the schedule attached hereto and any continuation thereof.

This Note is one of the Ratable Loan Notes referred to in the Amended and Restated Revolving Credit Agreement dated as of September __, 2014 (as the same may be amended from time to time, the “Loan Agreement”) among Borrower, the Banks named therein (including the Bank) and Administrative Agent, as administrative agent for the Banks. All of the terms, conditions and provisions of the Loan Agreement are hereby incorporated by reference. All capitalized terms used herein and not defined herein shall have the meanings given to them in the Loan Agreement.

The Loan Agreement contains, among other things, provisions for the prepayment of and acceleration of this Note upon the happening of certain stated events.

No recourse shall be had under this Note against the General Partner or the VRT Principals except as and to the extent set forth in Section 11.02 of the Loan Agreement.

All parties to this Note, whether principal, surety, guarantor or endorser, hereby waive presentment for payment, demand, protest, notice of protest and notice of dishonor.

This Note shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, Borrower has executed and delivered this Note on the day and year first above written.

VORNADO REALTY L.P.,

a Delaware limited partnership

By: Vornado Realty Trust,

a Maryland real estate investment trust, general partner

By.

Name:

Title:

Date	Type of Advance	Amount of Advance	Amount of Payment	Balance Outstanding	Notation By

EXHIBIT C

BID RATE LOAN NOTE

$625,000,000	New York, New York
September __, 2014

For value received, Vornado Realty L.P., a Delaware limited partnership (“Borrower”), hereby promises to pay to the order of JPMorgan Chase Bank, N.A. (“Administrative Agent”) or its successors or assigns as Administrative Agent for the account of the respective Banks making Bid Rate Loans or their respective successors or assigns (for the further account of their respective Applicable Lending Offices), at the principal office of Administrative Agent located at 270 Park Avenue, New York, New York 10017, the principal sum of Six Hundred Twenty Five Million Dollars ($625,000,000) or, if less, the amount loaned by said Banks as Bid Rate Loans to Borrower pursuant to the Loan Agreement (as defined below) and actually outstanding, in lawful money of the United States and in immediately available funds, in accordance with the terms set forth in the Loan Agreement. Borrower also promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at said office for the account of said Banks for the further account of their respective Applicable Lending Offices, at the times and at the rates per annum as provided in the Loan Agreement. Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest from the date when due until said principal amount is paid in full, payable on demand, at the rate set forth in the Loan Agreement.

The date and amount of each Bid Rate Loan to Borrower under the Loan Agreement referred to below, the name of the Bank making the same, the interest rate applicable thereto and the maturity date thereof (i.e., the end of the Interest Period applicable thereto) shall be recorded by Administrative Agent on its records and may be endorsed by Administrative Agent on the schedule attached hereto and any continuation thereof.

This Note is the Bid Rate Loan Note referred to in the Amended and Restated Revolving Credit Agreement dated as of September __, 2014 (as the same may be amended from time to time, the “Loan Agreement”) among Borrower, the Banks named therein and Administrative Agent, as administrative agent for the Banks. All of the terms, conditions and provisions of the Loan Agreement are hereby incorporated by reference. All capitalized terms used herein and not defined herein shall have the meanings given to them in the Loan Agreement.

The Loan Agreement contains, among other things, provisions for the prepayment of and acceleration of this Note upon the happening of certain stated events.

No recourse shall be had under this Note against the General Partner or the VRT Principals except as and to the extent set forth in Section 11.02 of the Loan Agreement.

All parties to this Note, whether principal, surety, guarantor or endorser, hereby waive presentment for payment, demand, protest, notice of protest and notice of dishonor.

This Note shall be governed by the laws of the State of New York.

B-1

IN WITNESS WHEREOF, Borrower has executed and delivered this Note on the day and year first above written.

VORNADO REALTY L.P.,

a Delaware limited partnership

By: Vornado Realty Trust,

a Maryland real estate investment trust, general partner

By.

Name:

Title:

B-2

Date	Type of Advance	Amount of Advance	Amount of Payment	Balance Outstanding	Notation By

C-1

EXHIBIT D

SOLVENCY CERTIFICATE

The officer executing this Certificate is the ___________ of Vornado Realty Trust, a Maryland real estate investment trust (“General Partner”), the sole general partner of Vornado Realty L.P., a Delaware limited partnership (“Borrower”), and is familiar with its properties, assets and businesses, and is duly authorized to execute this Certificate on behalf of Borrower pursuant to the Amended and Restated Revolving Credit Agreement dated the date hereof (the “Loan Agreement”) among Borrower, the banks party thereto (each a “Bank” and collectively, the “Banks”) and JPMorgan Chase Bank, N.A., as agent for the Banks (in such capacity, together with its successors in such capacity, the “Agent”). In executing this Certificate, such individual is acting solely in [his] [her] capacity as the _____________ of General Partner, and not in [his] [her] individual capacity. Unless otherwise defined herein, terms defined in the Loan Agreement are used herein as therein defined.

The undersigned further certifies that [he] [she] has carefully reviewed the Loan Agreement and the other Loan Documents and the contents of this Certificate and, in connection herewith, has made such investigation and inquiries as [he] [she] deems necessary and prudent therefor. The undersigned further certifies that the financial information and assumptions which underlie and form the basis for the representations made in this Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

The undersigned understands that the Agent is relying on the truth and accuracy of this Certificate in connection with the transactions contemplated by the Loan Agreement.

The undersigned certifies that Borrower is Solvent.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on ____ ________________________.

Name:

Title:

D-1

EXHIBIT E

ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT dated as of ___________ ____, 20___ among [insert name of assigning Bank] (“Assignor”), [insert name of “Assignee”] (“Assignee”), Vornado Realty L.P., a Delaware limited partnership (“Borrower”) and JPMorgan Chase Bank, N.A., as administrative agent for the Banks referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Preliminary Statement

1.         This Assignment and Assumption Agreement (this “Agreement”) relates to the Amended and Restated Revolving Credit Agreement dated September __, 2014 (as the same may be amended from time to time, the “Loan Agreement”) among Borrower, the banks party thereto (each a “Bank” and, collectively, the “Banks”) and the Administrative Agent. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Loan Agreement.

2.         Subject to the terms and conditions set forth in the Loan Agreement, Assignor has made a Loan Commitment to Borrower.

3.         Assignor desires to assign to Assignee all of the rights of Assignor under the Loan Agreement in respect of a portion of its Ratable Loan and Loan Commitment thereunder in an amount equal to __________ Dollars ($__________ ) (collectively, the “Assigned Loan and Commitment”); and Assignee desires to accept assignment of such rights and assume the corresponding obligations from Assignor on such terms. No portion of any outstanding Bid Rate Loans is being assigned hereby.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.  Assignment. Assignor hereby assigns and sells to Assignee all of the rights of Assignor under the Loan Agreement in and to the Assigned Loan and Commitment, and Assignee hereby accepts such assignment from Assignor and assumes all of the obligations of Assignor under the Loan Agreement with respect to the Assigned Loan and Commitment. Upon the execution and delivery hereof by Assignor, Assignee, Borrower and the Administrative Agent and the payment of the amount specified in Section 2 hereof required to be paid on the date hereof, (1) Assignee shall, as of the commencement of business on the date hereof, succeed to the rights and obligations of a Bank under the Loan Agreement with a Loan and a Loan Commitment in amounts equal to the Assigned Loan and Commitment (and the definition of Loan Commitment in the Loan Agreement is revised accordingly), and (2) the Loan and Loan Commitment of Assignor shall, as of the commencement of business on the date hereof, be reduced correspondingly and Assignor released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee. Assignor represents and warrants to Assignee (1) that Assignor is the legal and beneficial owner of the Assigned Loan and Commitment free and clear of all liens and other encumbrances and (2) that Assignor is legally authorized to enter into this Agreement. Except as provided in the immediately preceding sentence, the assignment provided for herein shall be without representation or warranty by, or recourse to, Assignor. Assignee represents and warrants to Assignor that Assignee is legally authorized to enter into this Agreement.

SECTION 2.  Payments. As consideration for the assignment and sale contemplated in Section 1 hereof, Assignee shall pay to Assignor on the date hereof in immediately available funds an amount equal to __________ Dollars ($__________) [insert the amount of that portion of Assignor’s Loan being assigned]. It is understood that any facility and letter of credit fees paid to Assignor under the Loan Agreement [prior to the date hereof] are for the account of Assignor. Each of Assignor and Assignee hereby agrees that if it receives any amount under the Loan Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other Party.

SECTION 3.  [Consent of Borrower and Administrative Agent:] Execution and Delivery of Note. [This Agreement is conditioned upon the consent of Administrative Agent, the Swingline Lender and the Fronting Bank, and, provided there exists no Event of Default, Borrower pursuant to Section 12.05(c) of the Loan Agreement. The execution of this Agreement by Borrower, the Swingline Lender and the Fronting Bank, and the Administrative Agent is evidence of this consent and acknowledgment, respectively. Only necessary if Assignee is not an existing Bank or a Bank Affiliate] Pursuant to Section 12.05(c) of the Loan Agreement, Borrower has agreed to execute and deliver Ratable Loan Notes payable to the respective orders of Assignee and Assignor to evidence the assignment and assumption provided for herein.

SECTION 4.  Non-Reliance on Assignor. Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of Borrower or any other party to any Loan Document, or the validity and enforceability of the obligations of Borrower or any other party to a Loan Document in respect of the Loan Agreement or any other Loan Document. Assignee acknowledges that it has, independently and without reliance on Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of Borrower and the other parties to the Loan Documents.

SECTION 5.  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 6.  Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 7.  Certain Representations and Agreements by Assignee. Reference is made to Section 10.13 of the Loan Agreement. Assignee hereby represents that it is entitled to receive any payments to be made to it under the Loan Agreement or hereunder without the withholding of any tax and agrees to furnish the evidence of such exemption as specified therein and otherwise to comply with the provisions of said Section 10.13.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By

Name:

Title:

[NAME OF ASSIGNEE]

By

Name:

Title:

Applicable Lending Office:

Address for Notices:

[Assignee]

[Address]

Attention:

Telephone: (                                                               )

Telecopy: (                                                                 )

VORNADO REALTY L.P.,

Delaware limited partnership

By: Vornado Realty Trust,

a Maryland real estate investment trust, general partner

By

Name:

Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Swing Line Lender and Fronting Bank

By

Name:

Title:

EXHIBIT F

MATERIAL AFFILIATES

None

F-1

EXHIBIT G-1

BID RATE QUOTE REQUEST

[Date]

To:                   JPMorgan Chase Bank, NA, as Administrative Agent (the “Administrative

Agent”)

From:               Vornado Realty L.P.

Re:                   Amended and Restated Revolving Credit Agreement (as amended, the “Loan Agreement”) dated as of September __, 2014 among Vornado Realty L.P., the Banks party thereto and the Administrative Agent

We hereby give notice pursuant to Section 2.02 of the Loan Agreement that we request Bid Rate Quotes for the following proposed Bid Rate Loans:

Date of Borrowing: _____________________________

Principal Amount*                                                     Interest Period**

$

Such Bid Rate Quotes should offer a LIBOR Bid Margin.  [Such Bid Rate Quotes should offer the following prepayment terms: __________________.]***

Terms used herein have the meanings assigned to them in the Loan Agreement.

VORNADO REALTY L.P.,

a Delaware limited partnership

By: Vornado Realty Trust,

a Maryland real estate investment trust, general partner

By

Name:

Title:

________________________

*        Subject to the minimum amount and other requirements set forth in Section 2.02 of the Loan Agreement.

**     Subject to the provisions of the definition of “Interest Period” in the Loan Agreement.

***   To be included if Borrower requests prepayment terms different than those applicable to Ratable Loans.

G-1-1

EXHIBIT G-2

INVITATION FOR BID RATE QUOTES

To:       [Bank]

Re:       Invitation for Bid Rate Quotes to Vornado Realty L.P. (“Borrower”)

Pursuant to Section 2.02 of the Amended and Restated Revolving Credit Agreement dated as of September __, 2014 among Borrower, the Banks party thereto and the undersigned, as Administrative Agent (as amended, the “Loan Agreement’), we are pleased on behalf of Borrower to invite you to submit Bid Rate Quotes to Borrower for the following proposed Bid Rate Loans:

Date of Borrowing: _________________________________

Principal Amount                                            Interest Period

$

Such Bid Rate Quotes should offer a LIBOR Bid Margin.  [Such Bid Rate Quotes should offer the following prepayment terms: __________________.]*

Please respond to this invitation by no later than 10:00 a.m. (New York time) on [date] (the third Banking Day prior to the Date of Borrowing).

Terms used herein have the meanings assigned to them in the Loan Agreement.

JPMORGAN CHASE BANK, NA.,

as Administrative Agent

By

Name:

Title:

________________________

*        To be included if Borrower requests prepayment terms different than those applicable to Ratable Loans.

G-2-1

EXHIBIT G-3

BID RATE QUOTE

To:                   JPMorgan Chase Bank, N.A., as Administrative Agent

Re:                   Bid Rate Quote to Vornado Realty L.P. (“Borrower”) pursuant to Amended and Restated Revolving Credit Agreement dated September __, 2014 among Borrower, the Banks party thereto and Administrative Agent (as amended, the “Loan Agreement”)

In response to your invitation on behalf of Borrower dated _______________ 20__, we hereby make the following Bid Rate Quote on the following terms:

1.         Quoting Bank:  ___________________

2.         Person to contact at Quoting Bank:  _______________

3.         Date of borrowing:  _______________*

4.         We hereby offer to make Bid Rate Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal Amount**                            Interest Period***                       LIBOR Bid Margin****

$

$

[Provided, that the aggregate principal amount of Bid Rate Loans for which the above offers may be accepted shall not exceed $    .]

5.         LIBOR Reserve Requirement, if any _______________________:

6.         Prepayment terms if different from Ratable Loans: ___________________

7.         Terms used herein have the meanings assigned to them in the Loan Agreement.

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Loan Agreement, irrevocably obligates us to make the Bid Rate Loan(s) for which any offer(s) are accepted, in whole or in part.

Very truly yours,

[NAME OF BANK]

Date: ___________________________                    By:

Authorized Officer

_________________________

*              As specified in the related Invitation for Bid Rate Quotes.

**           Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend. Amounts of bids are subject to the requirements of Section 2.02(c) of the Loan Agreement.

***         No more than five (5) bids are permitted for each Interest Period.

****       Margin over or under the LIBOR Interest Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/1,000 of 1%) and specify whether “PLUS” or “MINUS”.

G-3-1

EXHIBIT G-4

ACCEPTANCE OF BID RATE QUOTE

To:                   JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”)

From:               Vornado Realty L.P. (“Borrower”)

Re:                   Amended and Restated Revolving Credit Agreement (as amended, the “Loan Agreement”) dated as of September __, 2014 among Borrower, the Banks party thereto and the Administrative Agent

We hereby accept the offers to make Bid Rate Loan(s) set forth in the Bid Rate Quote(s) identified below:

Bank	Date of Bid Rate Quote	Principal Amount	Interest Period	LIBOR Bid Margin

Terms used herein have the meanings assigned to them in the Loan Agreement.

Very truly yours,

VORNADO REALTY L.P.,

a Delaware limited partnership

By: Vornado Realty Trust,

a Maryland real estate investment trust, general partner

By

Name:

Title:

G-4-1

EXHIBIT H

DESIGNATION AGREEMENT

Reference is made to that certain Amended and Restated Revolving Credit Agreement dated as of September __, 2014 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) among Vornado Realty L.P., the Banks party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for said banks. Terms defined in the Loan Agreement and not otherwise defined herein are used herein with the same meaning.

[BANK] (“Designor”) and __________, a ___________________ (“Designee”), agree as follows:

1.         Designor hereby designates Designee, and Designee hereby accepts such designation, to have a right to make Bid Rate Loans pursuant to Section 2.02 of the Loan Agreement. Any assignment by Designor to Designee of its rights to make a Bid Rate Loan pursuant to such Section shall be effective at the time of the funding of such Bid Rate Loan and not before such time.

2.         Except as set forth in Section 6 below, Designor makes no representation or warranty and assumes no responsibility pursuant to this Designation Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument and document furnished pursuant thereto or (b) the financial condition of Borrower or the performance or observance by Borrower of any of their obligations under any Loan Document or any other instrument or document furnished pursuant thereto.

3.         Designee (a) confirms that it has received a copy of each Loan Document, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; (b) agrees that it will independently and without reliance upon Administrative Agent, Designor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Loan Document; (c) represents that it is a Designated Lender; (d) appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under any Loan Document as are delegated to Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of any Loan Document are required to be performed by it as a Bank.

4.         Designee hereby appoints Designor as Designee’s agent and attorney-in-fact, and grants to Designor an irrevocable power of attorney, to receive payments made for the benefit of Designee under the Loan Agreement, to deliver and receive all communications and notices under the Loan Agreement and other Loan Documents and to exercise on Designee’s behalf all rights to vote and to grant and make approvals, waivers, consents or amendments to or under the Loan Agreement or other Loan Documents. Any document executed by Designor on

Designee’s behalf in connection with the Loan Agreement or other Loan Documents shall be binding on Designee. Borrower, Administrative Agent and each of the Banks may rely on and are beneficiaries of this Designation Agreement.

5.         Following the execution of this Designation Agreement by Designor and Designee, it will be delivered to Administrative Agent for acceptance by Administrative Agent. The effective date for this Designation Agreement (the “Effective Date”) shall be the date of acceptance hereof by Administrative Agent.

6.         Designor unconditionally agrees to pay or reimburse Designee and save Designee harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against Designee, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Designee hereunder or thereunder, provided that Designor shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements if the same results from Designee’s gross negligence or willful misconduct.

7.         As of the Effective Date, Designee shall be a party to the Loan Agreement with a right to make Bid Rate Loans as a Bank pursuant to Section 2.02 of the Loan Agreement and the rights and obligations of a Bank related thereto; provided, however, that Designee shall not be required to make payments with respect to such obligations except to the extent of excess cash flow of Designee which is not otherwise required to repay obligations of Designee which are then due and payable, Notwithstanding the foregoing, Designor, as administrative agent for Designee, shall be and remain obligated to Borrower, Administrative Agent and the Banks for each and every of the obligations of Designee and Designor with respect to the Loan Agreement, including, without limitation, any indemnification obligations under Section 10.05 of the Loan Agreement.

8.         This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

9.         This Designation Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, Designor and Designee have executed and delivered this Designation Agreement as of the date first set forth above.

[DESIGNOR]

By

Name:

Title:

[DESIGNEE]

By

Name:

Title:

Applicable Lending Office

and Address for Notices:

Attention:

Telephone:  (_ )

Telecopy:    (_ )

ACCEPTED AS OF THE __ DAY OF _________________, 20___

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

By

Name:

Title:

EXHIBIT I

Local 32B/J Service Employees International Union and Charles E. Smith Realty, 10/16/11-10/15/15

2012 Contractors Agreement between Service Employees International Union Local 32B/J, AFL-CIO and The Realty Advisory Board on Labor Relations, Inc., 1/1/12-12/31/15

2012 Commercial Building Agreement between Local 32B/J Service Employees International Union, AFL-CIO and The Realty Advisory Board on Labor Relations, Inc., 1/1/12-12/31/15

Security Officers Collective Bargaining Agreement between the Service Employees International Union Local 32B/J, AFL-CIO and Guard Management Service Corp., 1/1/12-12/31/15

Metal Polishers Production and Novelty Workers Union Local 8A-28A and Metal Brite Service Corp., 6/1/14-5/31/17

Local Union No. 7 Tile, Marble, and Terrazzo, AFL-CIO of New York and New Jersey and The Marble Industry of New York, Inc., 7/1/12 - 6/30/18

Collective Bargaining Agreement between Hotel Association of New York City, Inc. and New York Hotel-Motel Trades Council, AFL-CIO, 7/1/12 - 6/30/18

Local 32B/J, Service Employees International Union and Durham Leasing II LLC., 1/1/12-12/31/15

Eatontown Monmouth Mall and Communications Workers of America Local 1032, 3/27/14-3/26/17

Agreement between Charles E. Smith Commercial Realty (CESCR) and International Union of Operating Engineers Local 99-99A, AFL-CIO for Charles E. Smith Real Estate Services L.P. Buildings, 1/1/12-12/31/14

Engineer Agreement between Realty Advisory Board on Labor Relations, Incorporated, and Local 94-94A-94B International Union of Operating Engineers AFL-CIO, 1/1/11-12/31/14

Collective Bargaining Agreement between Service Employees International Union Local 32BJ and Building Maintenance Service LLC, 10/16/11-10/15/14

2008 Independent Long Island Contractors Agreement between 32BJ Service Employees International Union and Building Maintenance Service LLC, 1/1/11 - 12/31/15

Collective Bargaining Agreement between Local 670, Stationary Engineers, Firemen, Maintenance and Building Service Union and Building Maintenance Service LLC, 1/1/11-12/31/15

I-1

Agreement by and between Building Maintenance Service LLC and Service Employees International Union Local 32BJ for Metal Marble Workers, 1/25/11-1/24/15

2012 Window Cleaners Agreement between Service Employees International Union, Local 32BJ and The Realty Advisory Board on Labor Relations, Inc. 1/1/12 – 12/31/15

Collective Bargaining Agreement between Service Employees International Union Local 32BJ and H Street Management, LLC at Riverhouse Apartments Complex, 10/1/1 - 9/30/16

Local 1, Janitorial Agreement between Building Owners and Management Association of Chicago and Building Service Division, Service Employees International Union, Local 1 Janitorial Employees, 4/9/12 - 4/5/15

Local 1, Security Agreement between Building Owners and Management Association of Chicago and Service Employees International Union, Local 1, 4/22/13 - 4/24/16

Engineer Agreement between Building Owners and Management Association of Chicago and Local 399 of the International Union of Operating Engineers, 5/19/14 - 5/21/17

Electricians Agreement between The Electrical Contractors’ Association of City of Chicago and Local Union No. 134 International Brotherhood of Electrical Workers, 6/2/2014 – 6/5/2017

Joint Agreement between the Builders’ Association, Mason Contractors’ Association of Greater Chicago, Lake County Contractors Association, Illinois Road and Transportation Builders Association, Underground Contractors Association and the Construction and General Laborers’ District Council of Chicago and Vicinity, affiliated with the Laborers International Union of North America, 6/1/2013 – 5/31/2017

Collective Bargaining Agreement between the Chicago Journeymen Plumbers’ Local Union 130, U.A. and Plumbing Contractors Association, 6/1/2014 – 5/31/2017

Agreement between Mid-America Regional Bargaining Association and the Chicago Regional Council of Carpenters, 6/1/2014 – 5/31/2019

I-2

EXHIBIT K-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Revolving Credit Agreement dated as of September __, 2014 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Vornado Realty, L.P., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Bank from time to time party thereto.

Pursuant to the provisions of Section 10.13(f)(ii)(B)(3) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date: ________ __, 20__

K-1-1

EXHIBIT K-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Revolving Credit Agreement dated as of September __, 2014 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Vornado Realty, L.P., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Bank from time to time party thereto.

Pursuant to the provisions of Section 10.13(f)(ii)(B)(4) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF BANK]

By:
Name:
Title:

Date: ________ __, 20__

K-2-1

EXHIBIT K-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Revolving Credit Agreement dated as of September __, 2014 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Vornado Realty, L.P., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Bank from time to time party thereto.

Pursuant to the provisions of Section 10.13(f)(ii)(B)(4) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank in writing, and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

K-3-1

EXHIBIT K-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Revolving Credit Agreement dated as of September __, 2014 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Vornado Realty, L.P., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each Bank from time to time party thereto.

Pursuant to the provisions of Section 10.13(f)(ii)(B)(4) of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Bank with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Bank and (2) the undersigned shall have at all times furnished such Bank with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

K-4-1